Certain portions of this document have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Zynga may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Exhibit 2.1

Dated 31 May 2020

Share Sale and Purchase Agreement

relating to the sale and purchase of the entire issued share capital of Peak Oyun Yazılım ve Pazarlama Anonim Şirketi between

Those persons listed in Schedule 1

as Sellers

Zynga Inc.

as Purchaser

Table of Contents

Page

1.	Interpretation1
2.	Sale and Purchase18
3.	Conditions19
4.	Consideration21
5.	Escrow22
6.	Pre‑Completion Obligations22
7.	Completion26
8.	Post-Completion Stock Awards27
9.	Post-Completion Undertakings28
10.	Purchasers’ Warranties28
11.	Sellers’ Warranties30
12.	Sellers’ Limitations on Liability31
13.	Specific Indemnities32
14.	Restrictions on the Management Seller33
15.	Business Information34
16.	Termination34
17.	Confidentiality34
18.	Announcements35
19.	No Assignment36
20.	Further Assurance36
21.	Entire Agreement36
22.	Severance and Validity36
23.	Variations36
24.	Remedies and Waivers36
25.	Effect of Completion37
26.	Third Party Rights37
27.	Payments37
28.	Costs and Expenses38
29.	Transfer Taxes38
30.	Default Interest38
31.	Notices38
32.	Counterparts39
33.	Governing Law and Jurisdiction39
34.	Agent for Service of Process39
35.	Sellers’ Representatives39

(i)

Page

36.	Transfer Restrictions40
Schedule 1	The Sellers43
Schedule 2	The Group45
Part 1	The Company45
Part 2	The Subsidiary46
Schedule 3	Completion Arrangements47
Part 1	Sellers’ Obligations47
Part 2	Purchaser’s Obligations49
Schedule 4	Warranties50
Part 1	Fundamental Warranties50
Part 2	Management Warranties52
Schedule 5	Sellers’ Limitations on Liability75
Schedule 6	Conduct of Business81
Part 1	Governing Principles81
Part 2	Negative Covenants82
Schedule 7	Properties83
Part 1	Leased Properties83
Schedule 8	Excluded Business84
Schedule 9	Completion Accounts85
Part 1	Rules for Preparation of Completion Accounts85
Part 2	Specific Accounting Treatments87
Part 3	Preparation, Delivery and Agreement88
Schedule 10	Post Completion Financial Adjustments90
Part 1	Adjustments90
Part 2	Settlement of Adjustments90
Schedule 11	Escrow Account91
Part 1	General91
Part 2	Payments from the Escrow Account91
Schedule 12	Tax Covenant93

(ii)

This Agreement is made on 31 May 2020

Between:

(1)	The persons whose details are set out in Schedule 1 (The Sellers) (together, the “Sellers”); and
(2)	Zynga Inc., a company incorporated in Delaware with registered number 4446916 and whose registered office is at 699 8th Street, San Francisco, California 94103 (the “Purchaser”).

Whereas:

(A)	Each of the Sellers is, at the date of this Agreement, the beneficial owner and registered holder of that number of Relevant Sale Shares as set out opposite its name in Schedule 1.
(B)

Each of the Sellers has agreed to sell, and the Purchaser has agreed to purchase, all of the Relevant Sale Shares as set out opposite its name in Schedule 1, in each case on the terms and subject to the conditions of this Agreement (the “Transaction”).

It is agreed:

1.	Interpretation
1.1	In this Agreement:

“Accounts Date” means December 31, 2019;

“Actual Debt” means the Debt owed by the Group as at 9 am Istanbul time on the Completion Date, as calculated and determined in accordance with Part 1 of Schedule 9 (Completion Accounts);

“Actual Working Capital” means the Working Capital of the Group as at 9 am Istanbul time on the Completion Date, as calculated and determined in accordance with Part 1 of Schedule 9 (Completion Accounts);

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Anti‑Bribery Laws” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records of offences relating directly or indirectly to a bribe;

“Antitrust Law” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: (i) Articles 101 and 102 of the Treaty on the Functioning of the European Union and the provisions of national laws in the European Economic Area member states that are substantially similar thereto; (ii) Sections 1 and 2 of the U.S. Sherman Act, the Clayton Act, the HSR Act, and the Federal Trade Commission Act; (iii) the Act against Restraints of Competition of Germany, in particular its merger control provisions in §§ 35 pp; and (iii) any other Law of any jurisdiction, including but not limited to Law on Protection of Competition (Rekabetin Korunması Hakkında Kanun) numbered 4054 published in the Official Gazette dated 13 December 1994 and numbered 22140, intended to prohibit or regulate agreements, understandings, practices or behavior that could restrict competition or could lead to anti-competitive effects, through the merger or combination by any other means of independent businesses, or otherwise;

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“Applicable Accounting Standards” means International Financial Reporting Standards (IFRSs), International Accounting Standards and Interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessors and the requirements of all relevant laws.

“Auditors” means Güney Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş., an affiliate of Ernst & Young in Turkey;

“Authority” means a supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body with jurisdiction in any jurisdiction whose Laws are applicable to the Group Companies;

“B, C, D and E Sellers” means all the Sellers other than the Management Seller;

“Beneficiaries” has the meaning given to it in Clause 8.1;

“Beşiktaş Branch” means the branch of the Company established on 14 February 2019, with the registered address Levazım Mahallesi Koru Sk. Zorlu Center Apt. no 2/445 Besiktas/Istanbul;

“Budget” means the operating budget for the calendar years 2020, 2021 and 2022 in the agreed terms to be adopted by the Company on Completion;

“Business” means the business of the Group comprising the development, marketing and publishing of games on mobile and online platforms as conducted by it on the date of this Agreement and from time to time thereafter;

“Business Data” means all data and information that is created or used by a Group Company, or is processed by or stored on any Company IT Asset;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, United Kingdom, Istanbul, Turkey, and San Francisco, California;

“Business Domain Name” means any domain name which any of the Group Companies has or purports to have, control of or an ownership interest of any nature in (whether exclusively, jointly with another person, or otherwise);

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“Business IP” means any Intellectual Property Right in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise) or that is used, or held for use, by any Group Company;

“Business Materials” means all:

(a)	Business Software; and
(b)	Business Information and other documents, designs, drawings, methodologies, or materials that are material to the operation of the Business;

“Business Owned IP” means all:

(a)	Registered Business IP Rights;

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(b)	Business Domain Names;
(c)	Business Owned Software; and
(d)	other Business IP in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Owned Software” means any and all Business Software in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Business Plan” means the business plan and the Budget in the agreed terms to be adopted by the Company on Completion;

“Business Product” means all products, games or other offerings:

(a)	marketed, made commercially available, distributed by or on behalf of the Company, including the mobile games “Toon Blast” and “Toy Blast”;
(b)	under licence or development by, or for, any of the Group Companies; or
(c)	contemplated to be developed by or for the Group Companies, but not currently under development;

“Business Social Media Account” means any online social media or customer outreach services maintained by any of the Group Companies;

“Business Software” means all Software that is:

(a)	used, marketed, sold, distributed, provided, published or licensed; or
(b)	being developed; or
(c)	used in the design, development, distribution, publication, testing, maintenance, or support of, any Business Product,

in each case by or on behalf of any of the Group Companies at any time, but excluding any third-party Software that is generally available on standard commercial terms and is licensed to a Group Company, in object code form and on a non-exclusive basis;

“Cash” means, in relation to the Group,

(a)

the aggregate of its cash in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon); less

(b)

the aggregate of all cash received between the date of this Agreement and the Completion Date by the Group, which comprises the proceeds of any insurance claim in respect of the destruction of, or damage to, any asset of any member of the Group, to the extent that such entity would need to apply it towards the replacement or repair of the insured asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during its period of ownership; and

(c)	the aggregate cash value of any declared but unpaid dividends and other distributions attributable to the Shares;

“Cause Event” means any event, act or omission that entitles any Group Company that employs the relevant Management Seller or Key Employee to terminate the employment of such Management Seller or Key Employee (i) due to a material breach by such Management

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Seller of Clause 14 (Restrictions on the Management Seller) of this Agreement or the Management Seller Employment Agreement, or (ii) due to a material breach by such Key Employee of the Key Employee Employment Agreement, or (iii) in accordance with Article 25 of the Turkish Labor Law, except for Article 25(II)(g), for so long as any such Management Seller or Key Employee’s absence does not materially impact the Company’s Business and day-to-day operations or (iv) due to such Management Seller or Key Employee (a) engaging in conduct that constitutes fraud, fraudulent misrepresentation or wilful misconduct in the performance of his or her duties and responsibilities; and (b) failing to carry out material duties of his or her position as determined under the respective Management Seller Employment Agreement or Key Employee Employment Agreement or follow lawful instructions from his or her superiors, being the Company’s board of directors or the Purchaser in the case of the Key Employees and the Company’s board of directors or the Purchaser in the case of the Management Seller; (d) engaging in or committing an unlawful act causing material breach of trust to the Company, Group Company or the Purchaser; (e) committing any willful, material violation of any Law applicable to the Group Companies, code of ethics, policies or regulation applicable to the Business of the Company and the Group Company causing material damage thereto; (f) failing (other than due to physical incapacity) to cooperate with an investigation by a Governmental Authority or the Company, Group Company or Purchaser of the Company’s Business or financial condition in violation of the applicable laws; regardless of whether such actions under (a) through (f) qualify as one of the reasons under Article 25 of the Turkish Labor Law; provided, that in each case under clause (i) through (iv), the Company provides the relevant Management Seller or Key Employee (as applicable) with written notice of the facts related to such claimed reason within 30 days of becoming aware of such claimed reason, and if such claimed reason is not cured (if capable of being curable) within 30 days after the receipt of such written notice by the relevant Management Seller or Key Employee (such 30-day period the “Company Management Cure Period”), and the Company actually terminates, or serves notice to terminate, employment for cause within 10 days after the expiration of the Company Management Cure Period (as applicable);

“Cessation Date” means the effective termination date on which the Management Seller or a Key Employee actually ceases to be an employee of the Purchaser or any Group Company;

“Change of Control Payments” means any compensation, bonuses, profit sharing, severance or other termination payments or benefits, retention payments, ‘phantom stock agreements’, stock-based or phantom equity compensation items, and other similar payments or benefits owed by a Group Company to the Workers, Key Employees and Management Seller, former employees, shareholders or contractors of any Group Company that are triggered in connection with the Transaction or the transfer of the Excluded Business following Completion and the employer portion of any Taxes resulting from such payments or benefits;

“Claim” means any Warranty Claim, Indemnity Claim, or Tax Claim;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means Peak Oyun Yazılım ve Pazarlama Anonim Şirketi, further details of which are set out in Part 1 of Schedule 2;

“Company IT Assets” means all Software, databases, systems, servers, computers, Hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology or communication equipment used in the operation of the business of a Group Company;

“Completion” means completion of the sale and purchase of the Shares under this Agreement, in accordance with the provisions hereof;

“Completion Accounts” means the accounts prepared in accordance with Part 1 of Schedule 9 (Rules for Preparation of Completion Accounts);

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“Completion Date” means the fifth (5th) Business Day after (and excluding) the day on which the last of the Conditions has been satisfied or waived in accordance with this Agreement or such other date as the Parties agree in writing;

“Conditions” means the conditions referred to in Clause 3 (Conditions);

“Connected Person” means, in relation to an Undertaking:

(a)	any other person who has Control of that Undertaking (a “Controlling Person”);
(b)

any Controlling Person’s own spouse or civil partner, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children, of that Controlling Person and of other such persons and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings), linear ancestors and direct descendants, including adopted children (together, the “Controlling Person’s Family”);

(c)	any trust established by or for the benefit of a Controlling Person or a member of a Controlling Person’s Family;
(d)

any Undertaking in whose equity shares or partnership interests a Controlling Person and/or one or more members of a Controlling Person’s Family are, taken together, able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(e)

any Undertaking whose directors or equivalent officers are accustomed to act in accordance with the directions or instructions of a Controlling Person and/or any one or more members of a Controlling Person’s Family;

(f)	any Undertaking (other than any Group Company) of which a Controlling Person or a member of a Controlling Person’s Family is a director or equivalent officer; and

any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition;

“Continuing Provisions” means Clause 1 (Interpretation), Clause 17 (Confidentiality), Clause 18 (Announcements), Clause 19 (No Assignment), Clause 21 (Entire Agreement), Clause 22 (Severance and Validity), Clause 23 (Variations), Clause 24 (Remedies and Waivers), Clause 26 (Third Party Rights), Clause 27 (Payments), Clause 28 (Costs and Expenses), Clause 31 (Notices), Clause 33 (Governing Law and Jurisdiction), Clause 34 (Agent for Service of Process) and Clause 35 (Sellers’ Representatives), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.10 (Conditions) and Clause 7.6(c) (Completion) without limit in time;

“Control” means, in relation to a person, any person who:

(a)	holds or controls, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person; or
(b)	has, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or
(c)	has, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or

5

(d)	has the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his or its wishes,

and the terms “Controlling” and “Controlled” shall be construed accordingly and any two or more persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other person;

“Controller” means any entity that, alone or jointly with others, determines the purposes for which, and means by which, Personal Data are Processed;

[***];

“Data Protection Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws;

“Data Protection Laws” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: (a) all Laws applicable to the Processing of Personal Data, including, but not limited to, Regulation (EU) 2016/679, EU Directives 95/46/EC, 2002/58/EC and 2009/136/EC (each as implemented into the national laws of EU Member States), Turkish Personal Data Protection Law numbered 6698 and its secondary legislation, Federal Trade Commission Act of 1914, Children’s Online Privacy Protection Act of 1998, and California Consumer Privacy Act of 2018; and (b) all formal guidance and codes issued by any Data Protection Authority in the European Union or the United Kingdom (including guidance and codes issued by the Article 29 Working Party and the European Data Protection Board, or the Information Commissioner's Office), all formal guidance issued by Turkish Personal Data Protection Authority, all guidance and regulations issued by applicable United States federal Authorities (including, but not limited to, the Federal Trade Commission) and applicable state Authorities (including, but not limited to, any state attorney general),each to the extent in force, implemented, and applicable, and each as amended, consolidated or replaced from time to time;

“Data Room” means the electronic data room facility hosted by Merrill DatasiteOne comprising the actual copies of documents and other information relating to the Business and the Group made available to the Purchaser’s Group and its advisers, as itemised in the data room index in the agreed terms;

“Data Subject” means an individual who is the subject of the relevant Personal Data;

“Debt” means the aggregate of:

(a)

all borrowings, and indebtedness in the nature of borrowings, of the Group owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, excluding any creditor taken into account in calculating Working Capital;

(b)	all indebtedness of the Group for unsatisfied deferred purchase consideration in respect of shares, assets or businesses owed to any person that is not a member of the Group; and
(c)	any accrued and outstanding interest on any amounts specified above;

“Disclosed” means fairly and specifically disclosed in the Disclosure Letters with sufficient detail to enable the Purchaser to understand the nature and scope of the matter disclosed;

“Disclosure Letters” means (i) the First Disclosure Letter, (ii) the Second Disclosure Letter and (iii) the Updated Second Disclosure Letter;

“Draft Completion Accounts” has the meaning given in paragraph 1.1, Part 3 of Schedule 9 (Preparation, Delivery and Agreement);

6

“Economic Sanctions Law” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: economic or financial sanctions, restrictive measures, trade embargoes or export control Laws imposed, administered or enforced from time to time by any Sanctions Authority;

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre‑emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

“Escrow Account” means the deposit account to be opened in the name of the Escrow Agent and operated in accordance with the Escrow Agreement;

“Escrow Agent” means JPMorgan Chase Bank, N.A.;

“Escrow Agreement” means the escrow agreement to be entered into on or around the date of this Agreement between the Escrow Agent, the Purchaser and the Sellers;

“Escrow Amount” means the amount of US$120,000,000;

“Estimated Debt” means the Management Seller's good faith estimate of (i) the aggregate Debt to be owed by the Group as at 9 am Istanbul time on the Completion Date; (ii) all Change of Control Payments; and (iii) all Transaction Expenses, as notified to the Purchaser in writing not less than (five) 5 Business Days prior to Completion, together with such supporting evidence in written form as is reasonably necessary for the Purchaser to understand the estimate;

“Estimated Working Capital” means the Working Capital estimated by the Management Seller in good faith to be held by the Group as at 9 am Istanbul time on the Completion Date, as notified to the Purchaser in writing not less than (five) 5 Business Days prior to Completion, together with such supporting evidence in written form as is reasonably necessary for the Purchaser to understand the estimate;

“Excluded Business” means the [***] business unit of the Group and all projects being carried out by that business unit, together with all Intellectual Property Rights owned by a Group Company and used, or held for use, exclusively in that business unit and any working furniture, fixtures, Hardware or Software, in each case used, or held for use, exclusively in that business unit, details of which are set out in Schedule 8 (Excluded Business);

“Excluded Business Entity” means the entity to which the Excluded Business will be transferred on the Excluded Business Transfer Terms;

“Excluded Business Transfer” means the transfer of the Excluded Business on the Excluded Business Transfer Terms;

“Excluded Business Transfer Terms” means the terms on which it is proposed to transfer the Excluded Business to a third party between the signing of this Agreement and three (3) months following the Completion Date, including details of any transitional services agreement under which it is intended that the Company should provide [***] services to the purchaser of the Excluded Business;

“Existing Shareholders’ Agreement” means the shareholders’ agreement relating to the Company, dated 22 December 2017;

“Expert” has the meaning given in paragraph 2.1, Part 3 of Schedule 9 (Preparation, Delivery and Agreement);

“First Disclosure Letter” means the letter of today’s date from the Management Seller to the Purchaser in the agreed terms and delivered to the Purchaser before the execution of this Agreement in respect of the Management Warranties;

7

“Fundamental Warranties” means the Warranties set out in Part 1 of Schedule 4 (Warranties);

“Fundamental Warranty Claim” means any claim for breach of a Fundamental Warranty;

“General Loan Agreements” means the general loan agreements entered into by the Company [***];

“Good Leaver” means any Key Employee or Management Seller who becomes a Leaver by reason of: (i) his or her termination of employment by a Group Company other than as a result of a Cause Event; or (ii) his or her resignation for a Good Reason;

“Good Reason” means any of the following actions being undertaken by the Company's board of directors or general assembly or by any person other than the Management Seller authorised or directed by the Company's board of directors or general assembly to undertake the same without the relevant Management Seller’s or Key Employee’s prior written consent (as applicable): (a) the Company requiring the relevant Management Seller or Key Employee (as applicable) to relocate to a facility or location more than 50 kilometres from the location at which he or she was primarily located immediately prior to such requirement; (b) any reduction in the relevant Management Seller's or Key Employee’s (as applicable) base salary or target bonus, or any significant reduction in their benefits (other than a reduction consented to by such Management Seller/Key Employee) (for the avoidance of doubt, this excludes equity-based awards granted by the Purchaser or one-time payments or awards paid or granted in connection with the Transaction without limiting the Management Seller's or Key Employee’s rights to receive a one-time grant of RSUs under Clause 8 (Post-Completion Stock Awards) of this Agreement); (c) any significant reduction in the Management Seller’s and/or any Key Employee’s title, role and responsibilities by the Company’s board of directors or general assembly (without the Management Seller's prior written consent); (d) employment of any employee to the Group Companies, without the Management Seller's prior written consent not to be unreasonably withheld, delayed or conditioned; (e) the assignment of any duties materially inconsistent in any respect with the relevant Management Seller's or Key Employee’s (as applicable) role and responsibilities or any other action by the Company resulting in a material detriment to the participant’s position, authority, duties or responsibilities; (f) any other circumstances constituting unlawful termination (haksız fesih) in Turkey of the relevant Management Seller or Key Employee (as applicable); (g) any material breach by the Purchaser of this Agreement or any material breach by the Purchaser or the Company of the Management Seller Employment Agreement or Key Employee Employment Agreement; (h) any dissolution or liquidation of the Company; (i) with respect to the Management Seller only, any disposition or exclusive license of any material non-cash asset of the Company to any party (except for the permitted assignees and dispositions with respect to the Excluded Business) without the Management Seller’s prior written consent; or (j) adoption and modification of any internal directive and signature circular which cause any significant reduction in the Management Seller’s and/or any Key Employee’s authority, provided, in each case (a) through (j), that the relevant Key Employee or the Management Seller provides the Company with written notice of the existence of the change, breach or condition described above within 30 days of the Management Seller or the relevant Key Employee becoming aware of its occurrence, and the change, breach or condition is not cured (if curable) within 30 days after the Purchaser’s receipt of such written notice (such 30-day period the “Company Cure Period”), and the Management Seller or the relevant Key Employee (as applicable) actually terminates, or serves notice to terminate, employment for Good Reason within 10 days after the expiration of the Company Cure Period (as applicable);

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body;

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“Group” means the Company and its Subsidiary and the expression “Group Company” shall be construed accordingly;

“Hardware” means any and all:

(a)	computer, telecommunications and network equipment;
(b)	operation user manuals;
(c)	maintenance manuals; and
(d)	associated documentation (but not including Software);

“Harmful Code” means “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file, in each case, without the user’s consent;

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder;

“IFRS Accounts” means the audited consolidated financial statements of the Group, prepared based on the Applicable Accounting Standards, for the accounting reference period ended on the Accounts Date and for each of the three (3) previous accounting reference periods, together with, in each case, the auditors’ and directors’ reports and the notes to the audited financial statements, such financial statements comprising, in each case, a balance sheet, a profit and loss account and a cash flow statement;

“Indemnities” means the indemnities given by the Sellers in Clause 13 (Specific Indemnities);

“Indemnity Claim” means any claim under the Indemnities;

“Intellectual Property Right” means (i) patents, all reissues, divisions, renewals, extensions, continuations and continuations in part thereof, rights in inventions and invention disclosures and utility models, (ii) trademarks, service marks, trade and business names, trade dress, rights in get-up, goodwill, any right to sue for passing-off, rights in and to domain names, (iii) registered designs, design rights, (iv) copyright and neighbouring rights, rights in Software, works of authorship (whether copyrightable or not) and mask works, (v) database rights, (vi) rights in Business Information, trade secrets, know-how and confidential information of all kinds and (vii) any other intellectual property rights or industrial property rights or proprietary rights which may subsist now or in the future, in each case of (i) through (vii) in any part of the world and whether or not registered, issued or granted, or subject to a pending application for registration, issuance or grant, and including, any registration of and application (and rights to apply) for, registration, issuance or grant, or renewals or extensions of, and all rights to claim priority from, any of the foregoing;

“Interest Rate” means interest at the rate of two per cent. (2%) per annum above the LIBOR, calculated and compounded quarterly, provided if the LIBOR is negative then it should be considered as zero for the purposes of calculation of the Interest Rate;

“Issued Shares” means all shares of Purchaser’s Common Stock issued to any of the Sellers in accordance with this Agreement in satisfaction of the Purchaser’s obligation to pay the Total Purchase Consideration;

9

“IT Contracts” means all written and oral agreements and arrangements relating to any of the Company IT Assets or under which any third party provides or is obliged to provide any element of, or services relating to, any of the Company IT Assets;

“Key Employee” means each of [***];

“Key Employee Employment Agreements” means the employment agreements or employment agreement amendments, which include non-competition and non-solicitation restrictive covenants applicable both for the term of employment and post termination, in the agreed terms to be entered into on Completion between the Company and each of the Key Employees;

“Knowledge” means (i) with respect to the Management Seller, such Seller’s actual knowledge and the knowledge that such Seller would reasonably be expected to have obtained if such Seller had made reasonable enquiries of the Key Employees, (ii) with respect to the B, C, D and E Sellers, such Seller’s actual knowledge, and (iii) with respect to all Sellers, including any knowledge such Seller has obtained as a result of having served as or appointed a director to the board of directors of the Company (if applicable);

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority;

“Leased Properties” means the leased land and premises currently owned, used or occupied by the Group, details of which are set out in Part 1 of Schedule 7 (Properties);

“Leaver” means the Management Seller or a Key Employee in relation to whom a Cessation Date has occurred;

“LIBOR” means the London Inter-Bank Offered Rate administered by ICE Benchmark Administration Limited (or any other person who takes over the administration of that rate) giving an average rate at which a leading bank can obtain unsecured funding for a given period in a given currency in the London market displayed on pages LIBOR01 or LIBOR 02 of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters);

“Long Stop Date” means 31 August 2020, subject to an automatic extension of one (1) month to the extent that the Merger Conditions have not been satisfied by such date, provided that such failure is not due to any act or omission of the Purchaser, or such other date as the Parties may agree in writing;

“Loss” or “Losses” means any and all direct or indirect or consequential (in each case only to the extent reasonably foreseeable and not remote) losses, liabilities (including Tax), actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses (as long as reasonable and documented) including, in each case, all related Taxes, but in each case excluding any punitive, exemplary or special damages;

“Management Accounts” means the unaudited balance sheet of the Group Companies as at April 30, 2020 and the unaudited profit and loss account and unaudited cash flow statement of the Group Companies for the period ended on such date;

“Management Seller” means Sidar Şahin;

“Management Seller Certificate” means a certificate signed by the Management Seller and dated on the Completion Date confirming that (i) other than as Disclosed in the First Disclosure Letter or the Second Disclosure Letter (if applicable), the Non-Material Warranties are true and accurate in all material respects as at the Completion Date and (ii) the Company has performed and complied with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Completion Date;

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“Management Seller Employment Agreement” means the employment agreement, which includes post termination non-competition and non-solicitation restrictive covenants, in the agreed terms to be entered into on Completion between the Company and the Management Seller;

“Management Seller Payments” means any payments owed by the Management Seller to the Workers, Key Employees, former employees, shareholders or contractors of any Group Company in connection with the Transaction or the transfer of the Excluded Business following Completion;

“Management Warranties” means the Warranties set out in Part 2 of Schedule 4 (Warranties);

“Management Warranty Claim” means any claim for breach of a Management Warranty;

“Material Contract” means the agreements set out under paragraph 5.1 of Schedule 4 (Warranties);

“Material Effect” means where the Losses arising as a result of, or in connection with, any Fundamental Warranties and/or Material Warranties not being true and accurate would exceed, or could reasonably be expected to exceed, US$[***] in aggregate, except where the breach of the Fundamental Warranties or Material Warranties arises from general political, economic or financial events that do not disproportionately affect the Group taken as a whole;

“Material Warranties” means the following Management Warranties set out at paragraphs 7.1, 9, 10.1, 16.3, 16.6, 16.7, 16.10, 16.11, 16.12, 16.14, 16.15, 16.16, 16.17, 16.20(a), 16.21, 16.23, 16.27, 16.28, 16.29, 17.2, 17.4 (IP); and 18.1, 18.14 (Data Protection);

“Non‑Acceptance Notice” has the meaning given in paragraph 1.2(b), Part 3 of Schedule 9 (Preparation, Delivery and Agreement);

“Non-Exclusive Software Licences” means non-exclusive licences to third-party software that:

(a)	is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Business Product and that is not otherwise material to the Business;
(b)	is licensed solely in executable or object code form, in non-customized form, and solely for a Group Company’s internal use; and
(c)	is generally available on standard terms for less than $10,000;

“Non-Material Warranties” means the Management Warranties that are not Material Warranties;

“Open Source Code” (a) means any software (including libraries) that (i) consists of, contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software or (ii) requires as a condition of its use, modification or distribution that it, or other software incorporated into it, linked with it, distributed with it, or derived from it, be disclosed or distributed in source code form or made available at no charge; and (b) includes any and all software (including libraries) licensed under the GNU General Public License (GPL), the GNU Lesser/Library GPL, the Mozilla Public License, or any other licence listed at www.opensource.org;

“Paid Change of Control Payments” means the Change of Control Payments that have been satisfied on or before Completion and included in the Estimated Debt;

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“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:

(a)	holds a majority of the voting rights in the Undertaking; or
(b)	is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors; or
(c)	has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or
(d)	is a member of the Undertaking and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking,

and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, the Parent Undertaking, and Subsidiary Undertaking shall be construed accordingly;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Personal Data” means any information relating to an identified or identifiable natural person;

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data transmitted, stored or otherwise Processed;

“Preliminary Seller Certificates” means: (a) a certificate signed by each Seller and delivered to the Purchaser no later than 3 Business Days before the Completion Date confirming that other than as Disclosed in the First Disclosure Letter, the Fundamental Warranties in respect of that Seller are true and accurate in all material respects as at the date of the certificate; and (b) a certificate signed by the Management Seller and delivered to the Purchaser no later than 3 Business Days before the Completion Date confirming that other than as Disclosed in the First Disclosure Letter, the Material Warranties are true and accurate in all material respects as at the date of the certificate, in each case except for the actions, situations, circumstances or events which occur between the date of this Agreement and the date of the certificates, information in respect of which is set out in the certificate with sufficient detail to enable the Purchaser to understand the nature and scope of the information provided;

“Privacy and Data Security Policies” means: (1) all of the privacy policies and procedures of the Group Companies; and (2) all of the policies and procedures of the Group Companies relating to data security; that have been adopted and implemented at any time, whether such policies or procedures are formal or informal or written or unwritten;

“Pro Rata Portion” means, in relation to a Seller, the percentage figure specified opposite that Seller’s name in column 3 of Schedule 1 (The Sellers);

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction;

“Processor” means any person or entity that Processes Personal Data on behalf of a Controller (other than an employee of the Controller);

“Prohibited Person” means any person, organisation or vessel: (i) listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Economic Sanctions Law or in any related official

12

guidance) by a person or organisation listed on, a Sanctions List; (ii) a government of a Sanctioned Territory; (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory; (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Territory; or (v) otherwise a target of any Economic Sanctions Law, or is acting on behalf of any of the persons listed in paragraphs (i) to (v) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Economic Sanctions Law;

“Properties” means the Leased Properties;

“Purchaser’s Common Stock” means the Class A common stock, par value US$0.00000625 per share of the Purchaser listed on the NASDAQ Global Select Market;

“Purchaser’s Common Stock Price” means the volume-weighted average closing price per share rounded to four decimal places of the Purchaser’s Common Stock as reported on the NASDAQ Global Select Market during the thirty (30) consecutive trading day period immediately prior to the signing date of this Agreement (as adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction impacting the Purchaser’s Common Stock which may be made by the Purchaser after the date of this Agreement);

“Purchaser’s Group” means the Purchaser, its Subsidiary Undertakings, any Parent Undertaking of the Purchaser and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (and including, after Completion, the Group);

“Purchaser’s Lawyers” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW and GKC Partners of Ferko Signature, Büyükdere Caddesi No: 175 Kat: 10, 34394 Levent, İstanbul;

“Purchaser’s Warranties” means the warranties referred to in Clause 10.1 (Purchaser's Warranties);

“Refund Amount” has the meaning given to it in paragraph 8.4, Schedule 12 (Tax Covenant);

“Registered Business IP Right” means any Intellectual Property Right that is the subject matter of a grant, issuance or registration, or of an application for any of the foregoing, and in which any of the Group Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person, or otherwise);

“Regulation” means Council Regulation (EC) 139/2004;

“Related Persons” has the meaning given in Clause 21.4;

“Relevant Party’s Group” means in relation to the Purchaser, the Purchaser’s Group; in relation to a Seller, the Sellers and their Related Persons;

“Relevant Portion of W&I Premium” means the proportion of W&I Premium to be paid by each of the Sellers based on its Pro Rata Portion;

“Relevant Sale Shares” means, in relation to a Seller, the Shares set out against that Seller’s name in Schedule 1;

“Relief” means any relief, loss, allowance, credit, set-off, deduction or exemption for any Tax purposes and any right to repayment of Tax; and:

(a)	any reference to the use or set off of a Relief shall be construed accordingly and shall include the use of set-off in part; and
(b)	any reference to the loss of a Relief shall include the absence, non-existence or

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cancellation of any such Relief, or to such Relief being available only in a reduced amount;

“Reports” means the legal due diligence report dated 30 May 2020 prepared by the Purchaser’s Lawyers and the tax due diligence report dated 27 May 2020 prepared by [***], each addressed to the Purchaser;

“RSUs” has the meaning given in Clause 8.1;

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule;

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law, which, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea, Sudan and Syria;

“Sanctions” means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority;

“Sanctions Authority” means: (i) the United States; (ii) the United Nations Security Council; (iii) the European Union or any member state thereof; (iv) the United Kingdom; or (v) the respective governmental institutions of any of the foregoing including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury;

“Sanctions List” means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; and the Consolidated List of Financial Sanctions Targets in the UK, each administered by Her Majesty’s Treasury;

“Second Disclosure Letter” means the letter from the Management Seller to the Purchaser delivered to the Purchaser no later than three (3) Business Days before the Completion Date of any action, situation, circumstance or event occurring between the date of this Agreement and the Completion Date and which (i) would result in a Non-Material Warranty failing to be true and accurate as at the date of Completion in all material respects and/or (ii) is an update to the matters previously Disclosed in the First Disclosure Letter;

“Seller Certificates” means: (a) a certificate signed by each Seller and delivered to the Purchaser on the Completion Date confirming that other than as Disclosed in the First Disclosure Letter, the Fundamental Warranties in respect of that Seller are true and accurate in all material respects as at the date of the certificate; and (b) a certificate signed by the Management Seller and delivered to the Purchaser on the Completion Date confirming that other than as Disclosed in the First Disclosure Letter, the Material Warranties are true and accurate in all material respects as at the date of the certificate, in each case substantially in the same form as the Preliminary Seller Certificates save for any actions, situations, circumstances or events that have arisen or became known to the relevant Seller between the date of the Preliminary Seller Certificates and the Completion Date, information in respect of which is set out in the certificate with sufficient detail to enable the Purchaser to understand the nature and scope of the information provided;

“Seller’s Designated Bank Account” means (i) the relevant bank account details set out next to each Seller in Schedule 1 or (other bank account details to be notified by the relevant Seller

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to the Purchaser in writing by no later than three (3) Business Days before the Completion Date);

“Sellers’ Lawyers” means Esin Attorney Partnership and Baker McKenzie LLP;

“Sellers’ Portion of Transfer Taxes” means 50% of the total amount of the stamp duties to be paid by the Purchaser in connection with this Agreement and the Escrow Agreement and as deducted from the Total Purchase Consideration of each Seller in the amounts set out in Schedule 1;

“Sellers’ Representatives” means the persons designated by each of the Sellers to serve as its representative in accordance with Clause 35 (Sellers’ Representatives);

“Shares” means the 28,593,128 ordinary shares of TL 1.00 each comprising the entire issued share capital of the Company as at the date of this Agreement and as at Completion, together with any other share options, warrants, convertible securities or any other rights to acquire shares (or interests in shares) in the capital of the Company in existence at Completion;

“Software” means any and all (i) computer code and computer programs, including all application programming interfaces (APIs), whether in Source Code, object code or other form, (ii) electronic databases and other electronic compilations and collections of data and information, and all data and information included in any of the foregoing, (iii) screens and user interfaces; (iv) descriptions, flow-charts, diagrams, user requirements, specifications, algorithms and other materials used to design, plan, organize and develop any of the foregoing, and (v) source code annotations and other documentation (including user, installation and other manuals) relating to any of the foregoing;

“Source Code” means software programming code (including flash .swf source code, C++ server source code and JAVA source code) expressed in human readable language;

“Statutory Books” means all statutory books and records of the Company, including, (i) for the Company: journal (yevmiye defteri), book of final entry (defter-i kebir), inventory book (envanter defteri), fixed asset ledger (amortisman defteri), general assembly resolution book (genel kurul karar defteri), board of directors resolution book (yönetim kurulu karar defteri), share book (pay defteri); and (ii) for the Subsidiary: shareholders’ register, special register, board of directors and shareholders’ resolutions, annual reports, and financials;

“Subsidiary” means Peak Games Inc., further details of which are set out in Part 2 of Schedule 2;

“Target Working Capital” means US$[***];

“Tax” or “Taxation” means: (i) any form of tax, levy, impost, or duty, including net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, VAT, digital, advertising, entertainment, transfer, franchise, fringe benefit, capital stock, profits, license, registration, resource utilization support fund, special consumption, special transaction, banking and insurance transaction, recycling contribution fee, withholding, payroll, social security, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible, or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other similar assessment or charge, together with any interest or any penalty, imposed, collected or assessed by, or payable to, a Taxation Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any person or as a result of any contract (other than an ordinary commercial agreement);

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“Tax Authority Claim” means any claim, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority or person;

“Tax Claim” means any Tax Covenant Claim or Tax Warranty Claim;

“Tax Covenant” means the tax covenant set out in Schedule 12;

“Tax Covenant Claim” means any claim by the Purchaser under the Tax Covenant;

“Tax Warranties” means the Warranties set out in paragraph 22 of Schedule 4 (Warranties);

“Tax Warranty Claim” means any claim for breach of a Tax Warranty;

“Taxation Authority” means any government, federal, state, local, or foreign tax service, agency, municipality, customs office, competition authority, social security institution, office, commission, department, bureau, court or similar organization with authority to assess, assert, or otherwise impose Tax or collect unpaid Taxes of any Party;

“TCC” means the Turkish Commercial Code No. 6102 (Türk Ticaret Kanunu) published in the Official Gazette dated 14 February 2011 and numbered 27846;

“Termination Agreement” means the termination agreement of the Existing Shareholders’ Agreement in agreed form to be entered into on Completion;

“TFRS” means Turkish Accounting Standards and Turkish Financial Reporting Standards issued by the Turkish Public Oversight Accounting and Auditing Standards Authority in accordance with the TCC and the Public Oversight, Accounting and Auditing Standards Authority’s Organization and Responsibilities Decree numbered 660 published on 2 November 2011;

“TFRS Accounts” means the audited consolidated financial statements of the Group prepared based on the TFRS, for the accounting reference period ended on the Accounts Date and for each of the three (3) previous accounting reference periods, together with, in each case, the auditors’ and directors’ reports and the notes to the audited financial statements, such financial statements comprising, in each case, a balance sheet, a profit and loss account and a cash flow statement;

“Total Purchase Consideration” has the meaning given to it in Clause 4.1;

“Transaction” has the meaning given to it in Recital (B);

“Transaction Documents” means this Agreement, the Termination Agreement, the Disclosure Letters, the Escrow Agreement, any arbitration clauses and/or agreements in connection with the Transaction;

“Transaction Expenses” means any fees, costs and expenses incurred or agreed to be incurred by the Group to the extent that they are specifically incurred in connection with the Transaction, including: (i) all termination, balloon or similar payments resulting from early termination of contracts or outstanding debt as a result of or in connection with the Transaction; (ii) all payments required to obtain consents, waivers, terminations or amendments under any agreement of the Company as a result of or in connection with the Transaction; (iii) the employer portion of any taxes and any withholding taxes resulting from the cash out of share options and other compensatory payments in connection with the Transaction; (iv) all premiums and other amounts payable to obtain tail coverage under the Company’s existing D&O insurance policy; (v) any other similar expenses discovered during due diligence that remain unpaid at Completion; and (vi) any and all costs, taxes that the Company will pay in connection with the Transaction, including but not limited to payables to advisors and/or bonus payments to the Workers, Key Employees and the Management Seller and/or any other employees of the Group;

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“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, VAT, and other similar Taxes and fees (including any penalties and interest);

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect as of the applicable date of determination;

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“Unpaid Change of Control Payments” means any Change of Control Payments that are not Paid Change of Control Payments;

"Updated Second Disclosure Letter" means the letter from the Management Seller to the Purchaser delivered to the Purchaser on the Completion Date and being in substantially the same form as the Second Disclosure Letter, save for any action, situation, circumstance or event occurring between the date of the Second Disclosure Letter and the Completion Date and which (i) would result in a Non-Material Warranty failing to be true and accurate as at the date of Completion in all material respects and/or (ii) is an update to the matters previously Disclosed in the First Disclosure Letter or the Second Disclosure Letter;

“VAT” means any Tax levied by reference to added value or any sales or turnover tax of a similar nature;

“W&I Insurance” means the buyer’s warranties and indemnity insurance policy issued to the Purchaser by VALE Insurance Partners Europe B.V. with policy number [***] together with the follow on letters signed in connection with such policy under the same terms;

“W&I Premium” means USD[***];

“Warranties” means the warranties referred to in Clause 11 (Sellers’ Warranties) and set out in Schedule 4 (Warranties);

“Warranties Condition” has the meaning given to it in Clause 3.1(c) (Conditions);

“Warranty Claim” means any claim for breach of Warranty;

“Workers” means current or former employees, directors, officers, workers, consultants and self-employed contractors of the Group; and

“Working Capital” means the aggregate working capital of the Group, being the aggregate of the Group’s Cash, current assets (including accounts receivables, other receivables and other current assets and current liabilities (including any pre-Completion taxes and accounts payable but excluding any Debt)).

1.2

The expression “in the agreed terms” means in the form agreed between the Purchaser and the Management Seller and signed for the purposes of identification by or on behalf of the Purchaser and the Management Seller.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non‑transitory form.
1.4	References to “include” or “including” are to be construed without limitation.
1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
1.6

References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

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1.7	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
1.8	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
1.9	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
1.10

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.11

References to any Turkish legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Turkey, be deemed to include what most nearly approximates in that jurisdiction to the Turkish legal term.

1.12

The liabilities of the Sellers are several, and not joint and several. The Purchaser may release or compromise the liability of a Seller without affecting the liability of the other Sellers. If any liability of a Seller is, or becomes illegal, invalid or unenforceable in any respect this shall not affect or impair the liability of the other Sellers under this Agreement.

1.13

All payments required in accordance with this Agreement shall be made in US$. For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be converted into US$ on a particular date at an exchange rate equal to the US$ buying rate (döviz alış) announced by the Central Bank of the Republic of Turkey on the previous Business Day at 3:30 pm İstanbul time.

1.14	In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 5 (Sellers' Limitations on Liability).
1.15

The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the relevant Group Company, consistent in all material respects (including nature and scope) with the prior practice of such Group Company.

1.16	This Agreement shall be binding on and be for the benefit of the successors and permitted assignees of the Parties.
2.	Sale and Purchase
2.1

On the Completion Date, each of the Sellers shall sell and transfer, and the Purchaser shall purchase and acquire, the Relevant Sale Shares with all rights now or in the future attaching to them (including, without limitation, the right to receive all dividends, distributions and interest declared, made, accrued or paid at any time after the Completion), and the Relevant Sale Shares shall be sold free from all Encumbrances, on the terms of this Agreement.

2.2

Each of the Sellers hereby waives and shall procure the waiver of any rights which have been conferred on it as may affect the transactions contemplated by this Agreement (other than its rights pursuant to this Agreement) including, without limitation:

(a)

any rights of redemption, pre-emption, first offer, first refusal, drag-along, tag-along or transfer, pursuant to the Existing Shareholders’ Agreement, it may have with respect to the Relevant Sale Shares; and

(b)	any rights to acquire any Relevant Sale Shares.

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2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.
3.	Conditions
3.1	The obligations of the Purchaser and the Sellers to complete the sale and purchase of the Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of:
(a)

merger control approval decision having been received from the Federal Cartel Office (“FCO”) in Germany under the applicable provisions of the Act against Restraints of Competition or the FCO has waived its jurisdiction; or the applicable statutory waiting periods have expired, or the statutory prohibition to complete the transactions contemplated by this Agreement, has otherwise fallen away (the “FCO Merger Condition”);

(b)

expiration or early termination of any applicable waiting period (and any extension thereof) under the HSR Act with respect to the transactions contemplated by this Agreement (the “HSR Merger Condition” and together with the FCO Merger Condition, the “Merger Conditions”); and

(c)

the Fundamental Warranties and the Material Warranties being true and accurate in all material respects on Completion (as qualified by the matters Disclosed in the First Disclosure Letter) (the “Warranties Condition”) and, for the purposes of this Clause 3.1, the Fundamental Warranties and the Material Warranties shall be deemed to be true and accurate in all material respects on Completion provided that the breaches in respect of the Fundamental Warranties and the Material Warranties do not have a Material Effect.

3.2

The Purchaser shall, at its own cost, use its reasonable endeavours to procure the fulfilment of the FCO Merger Condition on behalf of all Parties involved as soon as possible and, in any event, prior to the Long Stop Date. In this respect, the Purchaser shall:

(a)

have primary responsibility for obtaining all consents, approvals or actions which are required to satisfy the FCO Merger Condition on behalf of all Parties involved and shall take all reasonable steps necessary for that purpose, including making appropriate submissions, notifications and filings, in consultation with the Sellers, within seven (7) Business Days after the signing of this Agreement);

(b)	make and progress all such notifications and filings with the FCO with all due diligence and in accordance with the applicable time limits;
(c)	provide as soon as is reasonably practicable all information which is requested or required by the FCO and in any event in accordance with the applicable time limits; and
(d)

as soon as is reasonably practicable (and in any event within three (3) Business Days) notify the Sellers (and provide copies or, in the case of non-written communications, details) of any communications with or from the FCO (to the extent that such documentation is not commercially sensitive).

3.3	The Purchaser may waive in whole or in part the Condition set out at Clause 3.1(c) by notice in writing to the Sellers.
3.4

The Purchaser and the Sellers at their own costs shall use their respective commercially reasonable efforts to procure the fulfilment of the HSR Merger Condition as soon as possible and in any event prior to the Long Stop Date and shall promptly file or cause to be filed as soon as possible (and in any event within seven (7) Business Days after the signing of this

19

Agreement) all required filings under the HSR Act, shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other Parties of any material communication received by such Party from any competition or other governmental or regulatory authority regarding the transactions contemplated by this Agreement. The Purchaser’s and Sellers' obligations under this Clause 3.4 to use commercially reasonable efforts shall not include proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of the Purchaser or any of its affiliates or of any of the Group Companies.

3.5	The Purchaser shall be responsible for any filing fees required under the HSR Act.
3.6

Each Party shall provide all such assistance and co‑operation (including the provision of information) as the other Party may reasonably require in connection with the Conditions and as soon as reasonably practicable after being requested to do so.

3.7	The Parties shall, in connection with the Merger Conditions:
(a)

respond to any request for information from any competition or other governmental or regulatory authority and any related request for information from the other Party promptly and in any event in accordance with any relevant time limit;

(b)

promptly notify the other Party of any material communication (whether written or oral) from any competition or other governmental or regulatory authority and provide copies (or, in the case of non‑written communications, a written summary) to the other Party;

(c)

provide the other Party (or its advisers), except as may be prohibited by any applicable law, with a final non-confidential draft of all submissions, notifications, filings (excluding the filings pursuant to the HSR Act) and other communications to any governmental or regulatory authority at such time as will allow the other Party (or its advisers) a reasonable opportunity to provide comments and for the other Party to take account of and consider in good faith any such reasonable comments of the Sellers (or their advisers) (or, in the case of drafts related to the HSR Act, the Purchaser (or its advisers)) on such drafts prior to their submission;

(d)

shall not participate in any meeting with any competition or other governmental or regulatory authority unless it first consults with the other Party in advance, and to the extent permitted by such authority, gives the other Party the opportunity to be present thereat; and

(e)

shall not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any competition or other governmental or regulatory authority without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.8

The Parties undertake to notify the other Party in writing of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.

3.9

Each Party undertakes to notify the other Parties as soon as possible on becoming aware that any of the Conditions has been satisfied and in any event within two (2) Business Days of such satisfaction.

3.10	If any of the Conditions is not fulfilled (or waived under Clause 3.3) on or before the Long Stop Date (or having been fulfilled, ceases to be fulfilled), each of the Purchaser on one side and the

20

Sellers on the other side, shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in Clause 16 (Termination).
3.11

The Purchaser may terminate this Agreement by notice in writing to the Management Seller if, prior to Completion there has been a breach of a Material Warranty and/or a Fundamental Warranty which (together with any other such breaches) has a Material Effect and which has not been remedied by the Sellers before Completion or which is not capable of being remedied due to its nature.

4.	Consideration
4.1	The consideration for the sale of the Shares shall be the payment by the Purchaser to the Sellers (subject to and in accordance with the terms of this Agreement) of an aggregate amount equal to:
(a)	US$1,800,000,000 (one billion and eight hundred million U.S. dollars) less the Sellers’ Portion of Transfer Taxes and less the W&I Premium;
(b)	less the aggregate of (i) the Actual Debt; (ii) all Unpaid Change of Control Payments; and (iii) all Transaction Expenses;
(c)	plus the amount by which the Actual Working Capital exceeds the Target Working Capital or less the amount by which the Actual Working Capital is less than the Target Working Capital,
(d)	plus the Refund Amount arising as a result of Change of Control Payments

(together, the “Total Purchase Consideration”).

4.2	The Total Purchase Consideration shall be paid to the Sellers as follows:
(a)	On Completion, the Purchaser shall:
(i)

pay to the B, C, D and E Sellers the aggregate amount of US[***] less the Sellers’ Portion of Transfer Taxes payable by the B, C, D and E Sellers less each of their Relevant Portion of W&I Premium, to be satisfied by the payment in cash to each of the B, C, D and E Sellers of the amount set opposite their respective names in column (5) of Schedule 1 and by the issue to each of them of such number of Purchaser’s Common Stock set opposite their respective names in column (6) of Schedule 1 (as adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction impacting the Purchaser’s Common Stock which may be made by the Purchaser after the date of this Agreement);

(ii)

pay to the Management Seller the amount of US$[***] less the Estimated Debt plus the amount by which the Estimated Working Capital exceeds the Target Working Capital or less the amount by which the Estimated Working Capital is less than the Target Working Capital and less the Sellers’ Portion of Transfer Taxes payable by the Management Seller less the Management Seller’s Relevant Portion of W&I Premium, to be satisfied by the payment of 50 per cent of such amount in cash and by the issue to the Management Seller of such number of Purchaser’s Common Stock as is equal to the remaining 50 per cent of the payment divided by the Purchaser’s Common Stock Price (as adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction impacting the Purchaser’s Common Stock which may be made by the Purchaser after the date of this Agreement);

(iii)	pay the Escrow Amount into the Escrow Account; and

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(iv)	pay the W&I Premium to the W&I Insurance insurer.
(b)

Within ten (10) Business Days of the date on which the Completion Accounts are agreed or determined in accordance with Schedule 9 (Completion Accounts), the Purchaser or the Management Seller (as the case may be) shall make a payment to the other in accordance with Part 2 of Schedule 10 (Post Completion Financial Adjustments). Where the Purchaser is due to make an adjusting payment to the Management Seller, such payment shall be satisfied by the payment of such amount in cash.

(c)	The Purchaser shall pay the Refund Amount arising as a result of the Change of Control Payments to the Management Seller as set out under Schedule 12 (Tax Covenant).
4.3

At Completion, the Purchaser shall procure that the Purchaser's Common Stock as determined (including any adjustments) in accordance with Clause 4.2 above be transferred to the Sellers, with all rights now or in the future attaching to them (including, without limitation, the right to receive all dividends, distributions and interest declared, made, accrued or paid at any time after the Completion), free from any Encumbrances except for transfer restrictions set out under Clause 36 (Transfer Restrictions).

4.4	Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 11 (Escrow Account).
4.5

The Parties shall prepare the Completion Accounts and make the relevant payments in accordance with the provisions of Schedule 9 (Completion Accounts) and Schedule 10 (Post Completion Financial Adjustments) respectively.

5.	Escrow
5.1

The Parties acknowledge and agree that amounts shall only be deducted from the Escrow Account in accordance with Schedule 11 (Escrow Account) in order to satisfy claims against the Sellers (or any of them) under this Agreement which have been agreed or determined in accordance with Schedule 11 (Escrow Account), including pursuant to Clause 13.2 (Specific Indemnities) and/or for a breach of any of the Management Warranties, the Tax Warranties and/or the Tax Covenant.

5.2

Payments from the Escrow Account shall be determined in accordance with the provisions of Schedule 11 (Escrow Account); in particular, payments shall only be made out of the Escrow Account once a claim has been settled or agreed in accordance with paragraph 6, Part 2 of Schedule 11 (Escrow Account).

6.	Pre‑Completion Obligations
6.1

Subject to Clause 6.2 and 6.5, the Sellers shall procure that from the date of this Agreement until Completion, each Group Company will conduct its business in the ordinary course consistent with past practices in all material respects and that, in the absence of the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), no Group Company will do or agree to do any of the following:

(a)	declaring, making or paying any dividend or other distribution;
(b)	creating, allotting or issuing any shares, loan capital or other securities;
(c)	creating, issuing, redeeming or granting any option or right to subscribe in respect of any share or loan capital or other securities;

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(d)

entering into, modifying or terminating without cause any Material Contract (provided that the defaulting party is given the opportunity to remedy the breach within the terms of any Material Contract);

(e)	disposing of or granting any option in respect of any material part of its assets;
(f)	acquiring or disposing of any fixed asset having a book value in excess of two hundred fifty thousand U.S. dollars (US$250,000);
(g)

making any capital commitment in excess of two hundred fifty thousand U.S. dollars (US$250,000) individually or which together with all other such capital commitments entered into between the date of this Agreement and Completion exceeds two hundred fifty thousand U.S. dollars (US$250,000) in aggregate;

(h)	making any material change in the nature or organisation of its business, including with respect to the Excluded Business;
(i)	discontinuing or ceasing to operate any material part of its business, including with respect to the Excluded Business;
(j)

making any variation to the terms and conditions of employment of the Management Seller, a Key Employee or of any employee earning fifty thousand U.S. dollars (US$50,000) per annum or more, including any change in salary, benefits, job title or responsibilities or reportings, and granting or amending any existing rights to severance benefits, stay pay or termination pay, but excluding any salary increases that do not exceed 5% in USD terms of such Worker’s existing salary, provided that the Purchaser’s Chief People Officer is notified in writing of all such modifications no later than three (3) Business Days prior to Completion, and in all cases such increases do not exceed the Budget;

(k)

appointing, employing or offering to appoint or employ any person at a rate of remuneration per annum in excess of fifty thousand U.S. dollars (US$50,000) individually, provided that the Purchaser’s Chief People Officer is notified in writing of any such appointments, employment offers or similar no later than three (3) Business Days prior to Completion, and in all cases the compensation paid to such new Workers do not exceed the Budget;

(l)

unless otherwise required by applicable law or in accordance with the terms of a Scheme in place as of the date of this Agreement, increasing or granting (or committing to increase or grant, as applicable) the salaries, benefits or other compensations (including incentive or bonus compensation), of any Workers, including granting or amending any existing rights to severance benefits, stay pay or termination pay or Change of Control Payments, with or for the benefit of any Workers, taking any action to accelerate the vesting or payment of any compensation or benefits, or recognizing or promising neutrality to any employee representatives but excluding any salary increases that do not exceed the Budget, provided that the Purchaser’s Chief People Officer is notified in writing of all such adjustments no later than three (3) Business Days prior to Completion;

(m)

dismissing the Management Seller, a Key Employee or any other employee earning fifty thousand U.S. dollars (US$50,000) per annum or more or, directly or indirectly, inducing or attempting to induce any employee, Management Seller or a Key Employee to terminate his/her employment;

(n)	borrowing money or incurring any indebtedness otherwise than in the ordinary course of business (and within limits subsisting at the date of this Agreement);
(o)	granting any loan, advance or capital contribution to any other person;

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(p)	reducing its share capital or purchasing or redeeming its own shares;
(q)	acquiring any share or other interest in any person or other venture or acquiring any business carried on by any person;
(r)	creating any Encumbrance or redeeming or releasing any Encumbrance or giving any guarantees or indemnities, in excess of one hundred and fifty thousand U.S. dollars (US$150,000);
(s)	incurring or paying any management charge or making any other payment in each case to any Seller, except the payment of salary to the Management Seller in accordance with past practices;
(t)

disposing of any Business Owned IP or granting, modifying or terminating any rights or entering into any agreement relating to any Business Owned IP or doing or omitting to do anything to jeopardise the validity or enforceability of any Business Owned IP, including the non‑payment of any application, search, maintenance or other official fees;

(u)

instituting or settling any legal proceedings (except debt collection in the normal course of business and except in relation to [***]) with a value greater than one hundred and fifty thousand U.S. dollars (US$150,000);

(v)	settling or compromising any Tax Claims or liabilities in excess of twenty five thousand U.S. dollars (US$25,000);
(w)

making any change to the accounting procedures, policies, reference date or treatment by reference to which its accounts or other financial statements are prepared (or requesting a Taxation Authority to make such changes);

(x)

taking any steps or other action which could result in either a change to its residence for Tax purposes and/or in establishing a taxable presence in any jurisdiction outside of its jurisdiction of incorporation;

(y)	taking any steps or other action which could reduce or otherwise materially adversely impact the availability utility or quantum of any Relief;
(z)

take any step or other action (including making any admission to a Taxation Authority) which is inconsistent with past practices which could increase any liability to Tax and/or could result in any liability to Tax arising (or being deemed to arise) in the post-Completion period rather than the pre-Completion period;

(aa)	making or changing any Tax election;
(bb)

amending any Tax return (other than such amendments as are required to rectify and/or clarify any bona fide error made when the relevant Tax return was originally submitted and which are not expected by the Sellers (acting in good faith) to have any impact on the Tax position of the Group);

(cc)	consenting to an extension or waiver of the limitations period applicable to any Tax Claim or assessment;
(dd)

failing to take any action to maintain in force any of its insurance policies currently in force or doing anything to make any policy of insurance void or voidable or reducing the level of insurance cover provided;

(ee)

amending its articles of association, by-laws or equivalent constitutional documents, adopting further articles of association, by‑laws or equivalent constitutional documents or passing resolutions which are inconsistent with them;

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(ff)	passing any resolutions in general assembly meetings; or
(gg)	agreeing to do anything to give effect to any of the foregoing;

provided that the prior written consent of the Purchaser shall be deemed obtained if the Purchaser does not respond to the Sellers’ request for consent within five (5) Business Days of receipt in accordance with Clause 31 (Notice). For the purposes of this Clause 6.1, each of the Purchaser’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, Chief People Officer, Chief Legal Officer or President of Publishing or such other person notified by the Purchaser to the Sellers (or the Sellers’s Representatives) in accordance with Clause 31 (Notice) shall have the authority to act on behalf of the Purchaser.

6.2	The Sellers' obligations under Clause 6.1 above shall be limited to the following:
(a)

In respect of the Management Seller, not casting any votes at the general assembly and/or Board meeting of the Company and not taking any action (including, without limitation, directing, permitting or failing to prevent any other person that the Management Seller would be reasonably expected to prevent, from taking any action) that would cause the Company to breach Clause 6.1; and

(b)

In respect of the B, C, D, and E Sellers, not casting any votes at the general assembly of the Company and procuring that the respective directors they have nominated to the Board of the Company do not cast any votes at the Board of the Company that would breach Clause 6.1.

For the avoidance of doubt, B, C, D and E Sellers shall not be liable against the Purchaser, if the Company takes any actions that would breach Clause 6.1 unless such action is approved by B, C. D or E Sellers at a general assembly and/or board meeting (through the respective directors they have nominated), or such breach occurs due to B, C, D and/or E Sellers not participating to take the necessary decision(s) at a general assembly and/or board meeting (through the respective directors they have nominated).

6.3	Subject to Clause 6.3(b),
(a)

from the date of this Agreement until Completion the Management Seller shall procure that the Purchaser and its Agents shall be allowed, to the extent permitted by applicable law and in line with the measures taken in relation to COVID-19:

(i)	reasonable access to, and to take copies of (at the Purchaser’s sole expense), the books, records and documents of or relating in whole or in part to the Group;
(ii)	reasonable access to the Key Employees (who shall be instructed to give all such information, assistance and explanations as the Purchaser or any of the Purchaser’s Agents may reasonably request); and
(iii)

reasonable access to the professional advisers (including any accounts, auditors and tax lawyers) to the Group (who shall be instructed to give all such non-privileged information, assistance and explanations as the Purchaser or any of the Purchaser’s Agents may reasonably require).

(b)	Any access granted pursuant to Clause 6.3 shall only be permitted:
(i)	on reasonable prior notice having been provided to the Management Seller;
(ii)	to the extent reasonably required by the Purchaser to plan for the integration of the Group into the Purchaser’s Group; and
(iii)	provided that access shall not give the Purchaser or its Agents any right to give

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instructions or otherwise interfere with the management and conduct of any Group Company and is otherwise subject to the legal, regulatory and compliance obligations of the Group Companies.
6.4

The Management Seller shall (and shall cause the Group Companies to) prepare or shall cause to be prepared all Tax returns required to be filed under any applicable law by any Group Company on or prior to Completion, and shall provide the Purchaser with a copy of such Tax returns as soon as practically possible after the filing.

6.5	Clause 6.1 does not apply in respect of and shall not operate so as to restrict or prevent:
(a)

any matter reasonably undertaken by any member of the Group in an emergency or disaster situation, epidemics and pandemics including the COVID-19 pandemic, with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect thereof (and of which the Purchaser will be notified in writing as soon as reasonably practicable);

(b)	any matter expressly permitted by, or necessary for performance of, this Agreement or the Transaction Documents or necessary for Completion;
(c)	any matter undertaken at the written request or with the written consent of the Purchaser;
(d)	providing information to any regulatory body or government agency or commissioning body in the ordinary course of business; and
(e)	any matter to the extent required by law.
7.	Completion
7.1

Completion shall take place on the Completion Date at the offices of the Sellers’ Lawyers in Turkey or at such other place outside of the United Kingdom as is agreed in writing by the Sellers and Purchaser.

7.2

No less than three (3) Business Days prior to the Completion Date the Management Seller shall deliver to the Purchaser a Second Disclosure Letter (if applicable) and the Sellers shall deliver to the Purchaser Preliminary Seller Certificates.

7.3	At Completion, the Sellers shall undertake those actions listed in Part 1 of Schedule 3 (Completion Arrangements).
7.4	At Completion, the Purchaser shall undertake those actions listed in Part 2 of Schedule 3 (Completion Arrangements).
7.5

The Parties agree that all certificates, deeds and documents deliverable on Completion to any Party, or the Purchaser’s Lawyers or the Seller’s Lawyers respectively (together the “Deliverables”), shall be held by the Purchaser’s Lawyers or the Seller’s Lawyers (as the case may be) to the order of the person delivering the same until such time as Completion shall have taken place at which such time such Deliverables shall be released immediately to the order of the intended recipient.

7.6

If the Purchaser or the Sellers materially fail to comply with any obligations specified in Schedule 3 (Completion Arrangements) as required by this Clause 7 (including, without limitation, the failure by the Sellers to comply with paragraph 4.1 of Schedule 3 (Completion Arrangements) which the Parties hereby acknowledge shall constitute a material failure hereunder), on the Completion Date, the Purchaser (in the case of a default by the Sellers) or

26

the Sellers (in the case of a default by the Purchaser) shall not be obliged to complete this Agreement and may:
(a)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement);
(b)	defer Completion for a period of ten (10) Business Days to rectify the failure to comply (in which case the provisions of this Clause 7 applying to Completion as so deferred); or
(c)

subject to Completion having first been deferred at least once pursuant to Clause 7.6(b) above, and the failure not being capable of remedy or the failing Party not being able to remedy such failure, then, as a last resort, terminate the Agreement for breach of condition subject to, and on the basis set out in, Clause 16 (Termination).

7.7

The payment of the amounts as set out in Clause 4.2 and the issuance of the Purchaser’s Common Stock for the Sellers as set out in Clause 4.3 in accordance with Part 2 of Schedule 3 (Completion Arrangements) and Part 2 of Schedule 10 (Post Completion Financial Adjustments) shall discharge the obligations of the Purchaser under Clauses 2 (Sale and Purchase) and 4 (Consideration) and the Purchaser shall not be concerned with the application of such sum by the Sellers.

7.8

All actions and transactions constituting the Completion shall be regarded as one (1) single concurrent transaction so that, at the option of the Party having interest in the performance of the specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Completion shall have been properly performed in accordance with the provisions of this Agreement.

8.	Post-Completion Stock Awards
8.1

At and with effect from Completion, the Purchaser shall grant to the Key Employees, the Management Seller and those certain other employees agreed (in the respective amounts) between the Management Seller and the Purchaser prior to the date of this Agreement (the “Beneficiaries”) restricted stock unit awards with regards to a number of shares in the Purchaser’s Common Stock (“RSUs”) based on an aggregate value of US$[***] divided by the Purchaser’s Common Stock Price [***]. The terms and conditions of the RSUs are contained in the Purchaser’s 2011 Equity Incentive Plan, as amended from time to time (including all sub-plans) and the applicable award agreements (including any appendices for the RSU recipient’s country). The amounts of all such awards to the Beneficiaries shall be allocated as agreed between the Management Seller and the Purchaser prior to the date of this Agreement, by reference to the following principles:

(a)	any such RSU awards will be granted in accordance with the Purchaser’s standard practices as notified to the Management Seller before the date hereof;
(b)	the RSU awards shall vest [***]; and
(c)

the Purchaser may at any time unilaterally substitute, wholly or partially, an RSU award for a cash bonus on similar terms and of equal value (based on the amount allocated) to the extent required in order to comply with any securities, exchange control, tax or other applicable law, rule, regulation or practice, and any such substitution will be in full and final settlement of any entitlement under the equity incentive plan at the time, provided that any unvested RSU awards granted to the Management Seller or any Key Employee in connection with the transactions contemplated by this Agreement shall accelerate in full upon such person becoming a Good Leaver. For the avoidance of doubt, provided that

27

in all cases, the Management Seller and Key Employees shall be entitled to the RSU awards vested until the Cessation Date.

8.2

At Completion, the Purchaser shall, deliver the grant documentation in relation to the RSUs (including award agreements and a true, accurate and complete copy of the Purchaser’s 2011 “Equity Incentive Plan”, as amended from time to time and including all sub-plans) to the Beneficiaries, provided that the relevant Beneficiaries shall comply with their relevant administrative requirements with regards to providing information to the Purchaser (or any third party on behalf of the Purchaser) and opening the relevant online accounts.

9.	Post-Completion Undertakings
9.1	With effect from Completion, and at all times subject to compliance with Law applicable to the Group Companies, the Purchaser and the Management Seller undertake to:
(a)	comply with the provisions of Part 1 of Schedule 6 (Conduct of Business); and
(b)	not effect any of the matters set out in Part 2 of Schedule 6 (Conduct of Business) without the Board Consent.
9.2

Between the signing of this Agreement and three (3) months following the Completion, and at all times subject to compliance with Law applicable to the Group Companies, the Management Seller and the Purchaser will procure that the Excluded Business is transferred by the Company to the Excluded Business Entity [***] on the Excluded Business Transfer Terms that shall not be less favourable for the Company than the following:

(a)

neither the Management Seller nor any Key Employee shall have any ongoing ownership interest or operational role (including as an employee, advisor, consultant, contractor or director) in the Excluded Business;

(b)	[***];
(c)	[***];
(d)	[***]; and
(e)	[***].
9.3

Except in the case of fraud, wilful misconduct or conduct that would give rise to a termination right pursuant to Article 25 of the Turkish Labor Law the Purchaser shall not, and shall cause its Connected Persons not to, make any claim for monetary damages or losses against any of the directors and Key Employees of the Group Companies for the period before Completion (provided that if a director or Key Employee were to bring a claim against the Company then the Purchaser would be entitled (i) to defend itself against those claims and (ii) to bring any counterclaims against the relevant director or Key Employee that it might consider necessary or desirable in all the circumstances) and the Purchaser shall cause the Company to release and discharge the directors of the Group Companies who were on duty up to (and including) the Completion Date to the maximum extent permitted by applicable law at the first ordinary general assembly meeting to be held by each Group Company. The directors shall be entitled to enforce this Clause 9.3 under the Contracts (Rights of Third Parties) Act 1999.

10.	Purchasers’ Warranties
10.1	The Purchaser warrants to the Sellers that:
(a)	it has been duly incorporated and is, and at Completion will be, validly existing and in good standing under the laws of its place of incorporation and has, and at Completion

28

will have, all requisite power to carry on its business as it is carried on at the date of this Agreement;
(b)

it has, and at Completion will have, the legal right, full power and authority and all necessary consents and authorisations, including any consents and authorizations required by the rules and regulations of the NASDAQ Stock Market (“NASDAQ”), to enter into and to perform its obligations under this Agreement and each other Transaction Document to which it is or will be party;

(c)

the execution, delivery and performance by the Purchaser of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated by this Agreement and each other Transaction Document to which it is a party, will not (i) violate any provision of its certificate of incorporation, by‑laws or equivalent constitutional documents, (ii) violate any laws or regulations applicable to the Purchaser in any relevant jurisdiction or (iii) violate any order, judgment, decree or decision of any court or Governmental Authority applicable to the Purchaser in any jurisdiction;

(d)

this Agreement and each other Transaction Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it in accordance with their respective terms (assuming that each such Transaction Document has been properly executed by the other parties to it and that their entry into them has been duly authorised);

(e)

there are no, and at Completion will not be any, agreements (including its articles of association, by‑laws or other constitutional documents), arrangements or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to enter into and to perform its obligations under this Agreement and each other Transaction Document to which it is or will be party;

(f)

the execution, delivery and performance by the Purchaser of its obligations under the Transaction Documents to which it is or will be a party will not require it to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory or other authority, including NASDAQ, or other person which will not have been made as may be required in accordance with the terms on which such consent, waiver or approval or notice, registration or filing is required to have been made on a basis both unconditional and which cannot be revoked, provided that this paragraph 10.1(f) shall not extend to those consents, waivers or approvals referred to in the Conditions in Clause 3;

(g)

the Purchaser has filed or furnished, as applicable, forms, statements, reports and schedules required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”) since 31 December 2018 (collectively, the “Purchaser Reports”). Each of the Purchaser Reports, at the time of its filing or being furnished, and if amended or supplemented, at the time of the last such amendment or supplement, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations of the SEC promulgated thereunder applicable to the Purchaser Reports. As of their respective dates (and, if amended, as of the date of the last such amendment), the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(h)	the Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ;

29

(i)

each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports filed with the SEC under the Exchange Act fairly presented in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Purchaser Reports (including any related notes and schedules) fairly presented in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein;

(j)

upon the issuance of the Issued Shares of Purchaser’s Common Stock contemplated pursuant to this Agreement, the Issued Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Purchaser, and, subject to the accuracy of the Sellers’ Warranties set out in Part 1 Section 2 of Schedule 4 (Warranties), will have been issued in compliance with all applicable federal, state and local securities laws of any applicable jurisdiction;

(k)

there are, and at Completion there will be, sufficient shares of the Purchaser’s Common Stock available for issuance under the Purchaser’s 2011 Equity Incentive Plan to cover all of the RSUs to be issued pursuant to Clause 8 (Post-Completion Stock Awards) hereof;

(l)

it has, and as of Completion it will have, carried out its business and dealt with its assets in all material respects in accordance with all material applicable laws and regulations in any relevant jurisdictions and neither the Purchaser nor any person for whom the Purchaser is vicariously liable is, or at Completion will be, the subject of any enforcement proceedings by any governmental body, and no enforcement proceedings are, so far as the Purchaser is aware, pending or threatened and, so far as the Purchaser is aware, there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings;

(m)

the Purchaser has, and will have at the time of payment, immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to pay the cash portion of the Total Purchase Consideration; and

(n)

at the date of this Agreement, the Purchaser is not aware of any fact, matter or circumstance which would, or is reasonably likely to, result in a delay in, or adversely affect, the Purchaser's ability to comply in full with any of its obligations under this Agreement or the satisfaction of the Conditions and which has not been disclosed to the Sellers prior to the date of this Agreement.

10.2	The Purchaser acknowledges that the Sellers are entering into this Agreement on the basis of and in reliance on the warranties set out in Clause 10.1 above.
11.	Sellers’ Warranties
11.1

Each of the Sellers warrants, on a several basis and in respect of itself only, to the Purchaser that each of the Fundamental Warranties is true and accurate in all respects at the date of this Agreement and will on Completion be true and accurate in all material respects.

11.2

The Management Seller warrants to the Purchaser that each of the Management Warranties (as if references to “Sellers” were references to “Management Seller”) is true and accurate in all respects at the date of this Agreement and will on Completion be true and accurate in all material respects.

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11.3

Each of the Sellers severally acknowledges that the Purchaser is entering into this Agreement on the basis of and in reliance on warranties in the terms of the Fundamental Warranties and the Management Warranties.

11.4

The Sellers shall not be liable under the Warranties to the extent that the facts which cause the Management Warranties to be breached were Disclosed, but in all other circumstances and without prejudice to paragraph 9(b) of Schedule 5, the Purchaser shall be entitled to claim that any of the Warranties has been breached, or is untrue notwithstanding that the Purchaser knew or could have discovered the fact of such breach or inaccuracy on or before Completion other than by reason of it being Disclosed. For the avoidance of doubt, the Parties hereby expressly acknowledge that inclusion of any fact, action, situation, circumstance and/or information contained in the Preliminary Seller Certificates or Seller Certificates shall not bar the Purchaser from bringing a Warranty Claim for breach of a Fundamental Warranty or of a Material Warranty and that this is the case even if the Purchaser decides not to terminate this Agreement if the Warranties Condition is not satisfied or otherwise waives the Warranties Condition.

11.5

Each of the Sellers severally undertakes to irrevocably waive any right and claim which it may have against a Group Company or any present or past Agent of a Group Company arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.

11.6	Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.
11.7

Each of the Sellers warrants that they hold printed share certificates as described in the TCC and each of the Seller warrants to satisfy the VAT exemption conditions of transfer of shares certificates pursuant to article 17 of Turkish Value Added Tax Law numbered 3065.

11.8

In the event that any of the Warranties is breached and not cured (if capable of cure) by the Sellers within sixty (60) days from the date on which the Purchaser notifies the Sellers of such event, matter, fact or circumstance, the Sellers covenant to pay to the Purchaser an amount equal to the Purchaser's Losses incurred in connection with, or arising from, such breach of the Warranties, subject to the limitations set out under Clause 12 (Sellers’ Limitations on Liability) and Schedule 5 (Sellers’ Limitations on Liability) in accordance with the terms of this Agreement.

12.	Sellers’ Limitations on Liability
12.1

The liability of the Sellers in respect of all Warranty Claims shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability) and the liability of the Sellers in respect of all Tax Covenant Claims shall be limited as provided in paragraph 4 of Schedule 12 (Tax Covenant).

12.2

Without prejudice to any other provision of this Agreement, the liability of each Seller in respect of all claims under this Agreement shall not exceed the amount of the Total Purchase Consideration received by such Seller. To the extent the liability of the relevant Seller exceeds the cash element of the Total Purchase Consideration received by such Seller, the Seller shall be obliged promptly to sell any such Seller’s Issued Shares not already sold by it and, provided the Seller has complied with such obligation, the Purchaser's sole recourse shall be against the total proceeds received by the Seller at any time in respect of the sale of such Seller’s Issued Shares. For the avoidance of doubt, no Seller shall be obligated under this Clause 12.2 to sell any Issued Shares unless and until such sale is permitted in accordance with Rule 144 or Regulation S and Clause 36 hereof or the Purchaser has caused such Issued Shares to be registered for resale under the requirements of the Securities Act and any applicable state securities laws and regulations.

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13.	Specific Indemnities
13.1

The Management Seller undertakes to indemnify and hold the Purchaser harmless from and against all Losses suffered or incurred by it or any of the Group Companies (or arising in respect of, by reference to or in consequence of):

(a)

the Excluded Business Transfer, including (without limitation): (i) any and all Losses of the Group Companies arising in respect of, by reference to or in consequence of : (A) the Excluded Business Transfer; (B) any agreements related to the Excluded Business Transfer (including any termination of employment contracts in connection with the Excluded Business Transfer); and/or (C) any actions taken or failure to take any actions under those agreements referenced in (B) above; (ii) any liabilities of the Excluded Business that should have been transferred as part of the Excluded Business Transfer; (iii) any liability to or in respect of Tax arising in respect of, by reference to or in consequence of the Excluded Business Transfer and/or any act, omission or transaction taken (whether prior to, on or following Completion) to facilitate or enable the Excluded Business Transfer to take place or otherwise be implemented on the terms contemplated; (iv) the loss, reduction or non-availability of any Relief arising in respect of, by reference to or in consequence of the Excluded Business Transfer, and/or (v) any Transfer Taxes payable in relation to or arising from the Excluded Business Transfer;

(b)	[***]; and
(c)	[***].
13.2

For the avoidance of doubt, the provisions of Clause 29 (Transfer Taxes), and Schedule 5 (Sellers’ Limitations on Liability) (save for the last sentence in paragraph 1.2, 4, and 8 of Schedule 5 which shall apply) shall not apply to Clause 13.1.

13.3

Any payment under Clause 13.1 shall be settled only from the Management Seller's Pro Rata Portion of the amount in the Escrow Account immediately after Completion as may be reduced by any payments under this indemnity and the Management Seller's Pro Rata Portion of any Warranty Claim and/or any Tax Claim in accordance with Schedule 11 (Escrow Account).

13.4

In the circumstances where any claim is made against the Purchaser which may give rise to an Indemnity Claim or where the Management Seller shall have paid to the Purchaser an amount in respect of the Indemnity Claim and subsequently to the making of such payment the Purchaser becomes or shall become entitled to recover from some other person a sum which is referable to that payment (a “Third Party Indemnity Claim”), the Purchaser shall as soon as reasonably practicable give the Management Seller notice in writing of the Third Party Indemnity Claim (a “Third Party Indemnity Claim Notice”) and in any event no later than the earlier of (i) ten (10) Business Days after becoming aware of such claim or potential claim and (ii) five (5) Business Days before the statutory deadline for responding to such claim or a potential claim. The Third Party Indemnity Claim Notice shall include (to the extent such information is reasonably available to the Purchaser at the relevant time) (i) a description of the circumstances that could give rise to the Loss and (ii) the amount claimed with a breakdown of the various elements of which it is comprised (if this can be estimated). The Third Party Indemnity Claim Notice shall be accompanied by (to the extent such documentation is reasonably available to the Purchaser at the relevant time) any supporting documentation that is reasonably necessary to evaluate the Third Party Indemnity Claim and the amount claimed.

13.5

Within the twenty (20) Business Days following receipt of the Third Party Indemnity Claim Notice or, if there is a shorter procedural or legal term in which to reply to the Third Party Indemnity Claim Notice, the Management Seller shall be entitled to assume the defence against such Third Party Indemnity Claims by notifying the Purchaser in writing.

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13.6

If Management Seller does not assume the defence in accordance with Clause 13.5 or reply within the agreed time period, the Purchaser may, acting in good faith and without prejudice to its common law duty to mitigate damages, take any such defensive action as it may deem appropriate, including a settlement in or out of court or an agreement. In all cases, the Management Seller shall be entitled to be kept informed of the progress of the claim in question and shall have full access to all the information and documentation regarding the same.

13.7

If the Management Seller assumes the defence in accordance with Clause 13.5, he shall be entitled to take any such defensive action alone or through the advisors he freely designates as he may deem appropriate against the Third Party Indemnity Claim and he shall bear the expenses incurred in the defence of such Third Party Indemnity Claim, as well as any expenses in relation to the provision or maintenance of payments into court, security deposits or guarantees that may have to be granted as a result of said defence in any proceeding. In all cases, the Purchaser, alone or through the advisors it freely designates, shall have access to all information and documentation regarding the claim in question. The Purchaser shall and shall procure that the Group Companies shall (to the extent such information is reasonably available to the Purchaser or the Group Companies at the relevant time) supply the information necessary for the Management Seller to take the defensive action to which this Clause 13.7 refers and shall provide the appropriate cooperation, including granting powers of attorney or other instruments of representation to the lawyers and court procedural representatives freely designated by the Management Seller.

13.8

The Management Seller or its advisors shall be entitled to enter into a settlement, agreement or in any other manner reach a settlement in or out of court with the competent public authorities or with any third party, without the express, prior and written consent of the Purchaser only in the following circumstances:

(a)	the Management Seller makes available to the Purchaser all the funds that he must pay the third party pursuant to the settlement or agreement; and
(b)	the settlement or agreement is solely for cash, without admission of any other liability on the Purchaser or the Group Companies; and
(c)

such settlement or out of court agreement (i) does not have a material negative effect on the image or reputation of the Purchaser, its Affiliates or any of their respective officers, directors, stockholders, managers, members, partners, employees, agents or representatives; or (ii) requires the Purchaser, or the Group Companies to do or omit to do any act or thing which act or omission would be or be likely to be materially adversely prejudicial to its and their business, goodwill, standing or reputation.

Any other settlement or disposition may only be made with the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

14.	Restrictions on the Management Seller
14.1

The Management Seller undertakes that he shall not, directly or indirectly, either alone or jointly with or as agent for any other person or in any capacity whatsoever for a period of five (5) years following the Completion Date:

(a)

carry on, own any interest in, or be engaged, concerned or otherwise interested in, or in any way assist, any business anywhere in the world which competes with the Business or any part of the Business, other than ownership of less than five percent (5%) of the stock of publicly traded companies;

(b)

solicit or entice away any Worker then employed by any Group Company or Key Employee or any person then employed by any member of the Purchaser’s Group or employ any such person or any Worker employed by the Group during the period of

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six (6) months immediately prior to the relevant date or offer similar services, save for any employment made upon a general recruitment advertisement without any direct inducement of the relevant employee as specified herein;

(c)

take such actions or otherwise be engaged in any activities anywhere in the world which would reasonably be regarded as interfering with the customers, business relationships and business operations of each Group Company or the Business; or

(d)	assist, instruct, or incite any other person to do any of the above.
14.2

Each of the restrictions contained in this Clause 14 is given to the Purchaser and each Group Company. Each such restriction shall be construed as a separate provision of this Agreement. If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. The Management Seller acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of the Purchaser’s Group and each Group Company and the Business. The Purchaser acknowledges that if any Group Company makes a monetary claim for damages against the Management Seller due to Management Seller's breach of his non-compete or non-solicitation obligations under his employment agreement, the Purchaser shall not be entitled to make a claim against the Management Seller under this Clause 14 for the same breach.

15.	Business Information
15.1

If any information required for the Business of any Group Company is not in the possession of any Group Company but remains held by a Seller, the Sellers shall procure that such information is provided to the Purchaser or, as directed by the Purchaser, to the relevant Group Company, as soon as practically possible on written request.

15.2

In the event that Purchaser determines in its sole and absolute discretion to make an election under Section 338(g) of the Code, each Seller will cooperate with Purchaser in (i) determining if notice under Treasury Regulation Section 1.338-2(e)(4) is required and (ii) in completing and delivering the notice under Treasury Regulation Section 1.338-2(e)(4).

16.	Termination
16.1	If this Agreement is terminated by the Parties in accordance with:
(a)	Clause 3.10 (Conditions);
(b)	Clause 7.6(c) (Completion),

or by the mutual agreement of the Parties in writing, the rights and obligations of the Parties under this Agreement shall cease immediately without any further liability on any of the Parties, save under the Continuing Provisions.

16.2

Save for each of the Parties' express right to terminate this Agreement pursuant to this Clause 16, Clause 3.10 and Clause 7.6(c) none of the Parties shall be entitled to rescind or terminate this Agreement, whether before or after the Completion. This shall not exclude any liability for (or remedy in respect of) fraud, or fraudulent misrepresentation.

17.	Confidentiality
17.1

Save as expressly provided in Clause 17.3, each of the Sellers severally undertakes that it shall, treat as confidential the provisions of the Transaction Documents, and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into

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the Transaction Documents and, with effect from Completion, all information it possesses relating to each Group Company, and shall not and shall procure Agents shall not disclose or use any such information.

17.2

Save as expressly provided in Clause 17.3, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers, and, if the Completion fails to take place, those relating to each Group Company as a result of negotiating or entering into the Transaction Documents or during the course of due diligence conducted by the Purchaser, and shall not and shall procure Agents shall not disclose or use any such information.

17.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
(a)

is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably necessary or appropriate in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)

is disclosed to a person whom the other Parties have approved as a prospective permitted assignee in accordance with Clause 19 (No Assignment) or to its Agents in connection with a potential assignment to that person in accordance with the provisions of that Clause (provided that any such person needs to know the information for the purposes of considering, evaluating, advising on or furthering the potential assignment and is required to treat the information as confidential);

(c)	is required by law or any securities exchange, regulatory or governmental body or Taxation Authority;
(d)	is required in order to manage the Tax affairs of that Party or other members of the Relevant Party’s Group;
(e)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or
(f)	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 17,

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 17.3(b) shall be given to the other Party and their reasonable comments taken into account.

18.	Announcements
18.1

Save as expressly provided in Clause 18.2, no announcement shall be made by or on behalf of any Party or their Related Persons relating to the terms of the Transaction Documents without the prior written approval of the other Party.

18.2

A Party may make an announcement relating to the terms of the Transaction Documents without the prior written approval of the other Party if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the other Parties (to the extent lawful) in which case such Party shall take all steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Parties prior to making such announcement in accordance with the Laws governing such disclosure.

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19.	No Assignment

No Party may assign, transfer, charge, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the other Party.

20.	Further Assurance

The Parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things necessary in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

21.	Entire Agreement
21.1

This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.

21.2

Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

21.3

Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares.

21.4	In this Clause 21, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.
21.5	Nothing in this Clause 21 shall operate to limit or exclude any liability for fraud.
22.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

23.	Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

24.	Remedies and Waivers
24.1

No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

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24.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
24.3

Each Party acknowledges and agrees that the only remedy available to it in respect of a breach of any provision of this Agreement shall be for damages for breach of contract and that the relevant Party shall have no claim or remedy in tort in respect of such breach. No Party shall have a right to rescind this Agreement.

24.4	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
24.5	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.
25.	Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

26.	Third Party Rights
26.1

This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 8 (Post-Completion Stock Awards) is intended to benefit each Beneficiaries; Clause 9.3 (Post-Completion Undertakings) is intended to benefit each Key Employees and directors of the Group Companies; Clause 14 (Restrictions on the Management Seller) and Clause 15 (Business Information) are intended to benefit each Group Company, Clause 11.5 (Sellers’ Warranties) is intended to benefit each Group Company, Clause 17 (Confidentiality) is intended to benefit any member of the Purchaser’s Group and Clause 21 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the full extent permitted by law, subject to the other terms and conditions of this Agreement.

26.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
27.	Payments
27.1

Any amount payable by the Sellers to, or at the direction of, the Purchaser under this Agreement (including, for the avoidance of doubt, any amount payable from the Escrow Account to the Purchaser) shall, so far as possible, be deemed to be a reduction of the Total Purchase Consideration.

27.2

Save as otherwise set out in this Agreement, any amount payable by the Sellers to the Purchaser or by the Purchaser to the Sellers shall be made in full without set‑off or counter‑claim and free from any deduction or withholding whatsoever, except as required by law.

27.3

If any deduction or withholding is required by law to be made from any payment in respect of a claim under this Agreement (excluding a claim, if any, for payment of the Total Purchase Consideration) the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.

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28.	Costs and Expenses
28.1	Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.
29.	Transfer Taxes
29.1

In respect of the stamp duties arising under Turkish Law from the execution of this Agreement and the Escrow Agreement, as soon as reasonably practicable and in any event no later than the date such payment is required to be made pursuant to applicable Law, the Purchaser shall make any required filings and shall pay to the relevant Taxation Authority one hundred (100) per cent of the cost of any such stamp duties; and provide reasonable proof of such payment to the Sellers as soon as reasonably practicable after payment.

29.2	The Sellers shall bear the entire cost of any non-Turkish Transfer Taxes which arise as a result of or in connection with the transfer of the Relevant Sale Shares.
29.3	For the avoidance of doubt, nothing in this Clause 29 applies to a claim under Clause 13 (Specific Indemnities).
30.	Default Interest

Any and all amounts which are due and payable by one Party to another under this Agreement shall be paid in US$ and shall carry interest at the Interest Rate from the due date for payment up to and including the date of actual payment. In the case of a Claim, the due date for payment shall be treated as being settlement date among the Parties and/or final order or judgment of a court of competent jurisdiction (with all rights of appeal having been exhausted) in accordance with Schedule 5 (Sellers' Limitations on Liability).

31.	Notices
31.1

Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by email or international courier to the address provided in Clause 31.3, and marked for the attention of the person specified in that Clause.

31.2	A Notice shall be deemed to have been received:
(a)	at the time of delivery if delivered personally or by international courier, with acceptance personally acknowledged at such time of delivery; or
(b)	at the time of transmission if sent by email

provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day. References to time in this Clause 31 are to local time in the country of the addressee.

31.3

However, notices described in Article 18/III of the TCC shall be sufficiently given only if delivered via notary public, by telegram or by registered mail, return receipt requested, and shall be deemed to have been given as of the date of proper service in accordance with the Laws of Turkey. Any communication to be delivered to any Party, including the notices sent by e‑mail, shall, without prejudice to any other evidences as permitted by the applicable Law, constitute legal evidence between the Parties. The addresses for service of Notice are:

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Sellers: to the addresses set out under their names in Schedule 1.

Purchaser:

Name:Zynga Inc.

Address: 699 8th Street, San Francisco, California 94103

For the attention of:Chief Legal Officer

Email address:[***]@zynga.com

31.4

A Party shall notify the other Parties of any change to its details in Clause 31.3 in accordance with the provisions of this Clause 31, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

32.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

33.	Governing Law and Jurisdiction
33.1	This Agreement, including any non‑contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.
33.2

The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non‑contractual obligations arising out of or in connection with this Agreement) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

34.	Agent for Service of Process
34.1	Each of the Sellers irrevocably and individually appoints [***]; and the Purchaser irrevocably appoints [***], in each case as its agent for service of process in England.
34.2

If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days any other Party shall be entitled by written notice to the other Parties to appoint a replacement agent for service of process.

35.	Sellers’ Representatives
35.1

(i) The Management Seller designates [***] and (ii) B, C, D and E Sellers designates [***] to serve as its representative (the “Sellers’ Representatives”) and to act on their behalf with respect to notices, consents or approvals or requests, elections or proposals required to be given or accepted by the Sellers acting together and otherwise with respect to the actions or decisions expressly identified in this Agreement to be performed or made by the Sellers’ Representative.

35.2

Each of the Sellers irrevocably appoints the relevant Sellers’ Representative as its agent, proxy and attorney and gives the relevant Sellers’ Representative full power and authority on such Seller’s behalf to do all acts and to execute and deliver and receive all such documents or deeds as may be required to resolve or address all matters as are expressly contemplated by the Transaction Documents.

35.3	Any action taken or document executed by a Sellers’ Representative on behalf of a Seller in connection with this Agreement shall be deemed to have been made on behalf of such Seller

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and the Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by a Sellers’ Representative. Service of any notice or other communication on a Sellers’ Representative shall be deemed to constitute valid service thereof on the respective Seller to rely upon such action or document as being binding on such Seller without further enquiry.

35.4

Each of the Sellers’ Representatives may resign and be discharged from its duties and obligations under this Agreement by giving notice and specifying a date (which date shall be the later of the date specified in the notice and five (5) Business Days after deemed receipt) on which such resignation shall take effect or be removed by the relevant Sellers provided, however, that until a successor Sellers’ Representative shall have been appointed, that Sellers’ Representative shall continue to perform its duties and obligations under this Agreement.

35.5

The Sellers shall, as soon as reasonably practicable after the signing of this Agreement, and in any case within fifteen (15) Business Days, execute and provide to the Purchaser a certified copy of a power of attorney granted by each Seller in favour of the Sellers’ Representatives in the agreed terms, and shall promptly notify the Purchaser of any revocation of modification of such powers of attorney.

36.	Transfer Restrictions
36.1

The Sellers understand that the Issued Shares shall be subject to restrictions on resale pursuant to this Agreement and applicable laws and that any certificates representing the Issued Shares or the applicable balance account of a Seller with the Purchaser’s transfer agent shall bear transfer restrictions with the effect of the following applicable legends:

(a)

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”; and

(b)

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, CONDITIONS, RESTRICTIONS, RIGHTS, PREFERENCES, PRIVILEGES AND LIMITATIONS SET FORTH IN A SHARE PURCHASE AGREEMENT, DATED 31 MAY 2020, WHICH, AMONG OTHER THINGS, CONTAINS RESTRICTIONS ON THE TRANSFER OF SUCH SHARES. A COPY OF THE SHARE PURCHASE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF ZYNGA INC.”; and

(c)	any other legends required by applicable state securities Laws.
36.2

The Issued Shares shall not bear the transfer restrictions set forth in Clause 36.1(a) hereof: (a) following any sale of Issued Shares pursuant to Rule 144; or (b) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Issued Shares shall not bear the transfer restriction set forth in Clause 36.1(b) hereof upon the termination of the restrictions set forth in Clause 36.6 hereof. The Issued Shares shall not bear the transfer restrictions set forth in Clause 36.1(c) hereof following a sale of the Issued Shares if, following such a sale, the Issued Shares are not required to carry a legend pursuant to such applicable laws.

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36.3

With a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which may permit the Sellers to sell the Issued Shares to the public without registration while a public market exists for the Purchaser’s Common Stock, as long as any Seller owns Issued Shares or until the date which is 24 months from and including the Completion Date, whichever is earlier, the Purchaser shall make available adequate current public information, as those terms are understood and defined in Rule 144, including by filing all reports and other documents required of the Purchaser under the Exchange Act, so long as the Purchaser remains legally obligated to comply with such public reporting requirements and for so long as the filing of such reports and other documents is required for the applicable provisions of Rule 144.

36.4

The Purchaser shall make all necessary arrangements and shall facilitate the timely preparation and delivery of the Issued Shares to be sold pursuant to Rule 144 free and clear of any restrictive legends and representing such number of Issued Shares, and registered in such name or names, as such Seller may request a reasonable period of time prior to sales of such Issued Shares pursuant to Rule 144. In connection with the obligations set forth in this Clause 36.4 the Purchaser shall, if required by the Purchaser’s transfer agent, arrange for an opinion by counsel to the Purchaser to be delivered to the Purchaser and its transfer agent, in form and substance reasonably satisfactory to its transfer agent that such legends need not appear on such shares. Following the Completion the Purchaser shall promptly cooperate with any requests from the Sellers to support the transfer of the Issued Shares to such brokerage accounts as may be identified by the Sellers from time to time, provided that any Issued Shares that are transferred to such brokerage accounts shall be held in compliance with the requirements of this Clause 36 until the relevant legends set forth in Clause 36.1 are removed.

36.5

During the Restricted Period, the Sellers shall not, directly or indirectly, by operation of applicable law, contract or otherwise, (a) sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to any Issued Shares, or (b) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, any Issued Shares in violation of this Agreement or the requirements of the Securities Act or other applicable Laws (clauses (a) and (b), a “Transfer”), other than, in each case, pursuant to a Permitted Transfer; provided that the Sellers may engage in hedging and other similar transactions in compliance with this Agreement and the requirements of the Securities Act and other applicable Laws.

36.6	For the purposes of this Clause, the following terms have the following meanings
(a)	“Restricted Period” means:
(i)	in respect of the Issued Shares paid to the B, C, D and E Sellers: the period commencing on the Completion Date and ending on the six (6) month anniversary of the Completion Date; and
(ii)

in respect of the first half of the Issued Shares paid to the Management Seller: the period commencing on the Completion Date and ending on the six (6) month anniversary of the Completion Date; and in respect of the second half of the Issued Shares paid to the Management Seller: the period commencing on the Completion Date and ending on the twelve (12) months anniversary of the Completion Date.

(b)	“Permitted Transfer” means
(i)	a Transfer that has been approved in advance by an authorized officer of the Purchaser;

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(ii)

a Transfer to the acquirer in a transaction (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, tender offer, exchange offer or other similar transaction) that would result in such acquirer beneficially owning more than fifty percent (50%) of the total outstanding shares of the Purchaser’s Common Stock; or

(iii)	a Transfer to one of its affiliates so long as such affiliate shall agree in writing with the Purchaser to be bound by the provisions of this Clause 36 at the time of such Transfer.

In Witness Whereof each Party has executed and delivered this Agreement as a deed on the date which first appears above.

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Schedule 1

The Sellers1

Seller and Notice Details (1)	Number of Relevant Sale Shares (2)	Pro Rata Portion (3)	Cash to be received at Completion (4)	Shares of Purchaser’s Common Stock to be received at Completion (as adjusted in accordance with this Agreement)(5)	Amount of Escrow Amount (6)	Seller's Designated Bank Account Details (7)	Sellers' Portion of Transfer Taxes (8)
Sidar Şahin Address: [***] Email: [***]	6,100,946 A	[***]%	$[***]	[***]	$[***]		$[***]
Hummingbird Ventures CVA Address: [***] Email: [***]	4,107,936 B	[***]%	$[***]	[***]	$[***]	[***]	$[***]
Hummingbird Ventures II CVA Address: [***] Email: [***]	1,652,583 B	[***]%	$[***]	[***]	$[***]	[***]	$[***]

[1]	Note: Final numbers are to be updated just before Completion.

EMEA 126241067	43

Earlybird Verwaltungs GmbH Address: [***] Email: [***]	12,386,113 C	[***]%	$[***]	[***]	$[***]	[***]	$[***]
Endeavor Catalyst, Inc. Address: [***] Email: [***]	757,792 E	[***]%	$[***]	[***]	$[***]	[***]	$[***]
Evren Üçok Address: [***] Email: [***]	2,213,941 D	[***]%	$[***]	[***]	$[***]	[***]	$[***]
Demet Suzan Mutlu Üçok Address: [***] Email: [***]	1,373,817 D	[***]%	$[***]	[***]	$[***]	[***]	$[***]
Total	28,593,128	100%	$[***]	[***]	$120,000,000		$[***]

EMEA 126241067	44

Schedule 2The Group

Part 1The Company

Company name	:	Peak Oyun Yazılım ve Pazarlama Anonim Şirketi
Company number	:	750337 (Istanbul Trade Registry)
Date and place of incorporation	:	12 October 2010, İstanbul
Registered address	:	Ömer Avni Mahallesi İnebolu Beytulmalci Sokak No.39 Haktan İş Merkezi Kat:3, Kabataş, Beyoğlu, İstanbul
Issued share capital	:	TL 28,593,128
Shareholders	:	Sidar Şahin Evren Üçok Demet Suzan Mutlu Üçok Hummingbird Ventures II CVA Hummingbird Ventures CVA Earlybird Verwaltungs GmbH Endeavor Catalyst, Inc.
Directors	:

Sidar Şahin (Chairman of the Board)

Earlybird Verwaltungs GmbH (Real person representative: Aycan Avcı) (Vice Chairman of the Board),

Eda Azaroğlu (Member of the Board)

Hummingbird Ventures CVA (Real person representative: Galip Murat Selçuk) (Member of the Board)

Evren Üçok (Member of the Board)

Auditors	:	Güney Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş., an affiliate of Ernst & Young in Turkey
Accounting reference date	:	1 January - 31 December
Tax residency	:	Beyoğlu Tax Office
Tax identification number	:	[***]

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Part 2The Subsidiary

Company name	:	Peak Games Inc.
Company number	:	6011424
Date and place of incorporation	:	3 May 2016, Delaware
Registered address	:	3500 S Dupont Hwy, City of Dover, County of Kent, Delaware 19901
Issued share capital	:	USD 150,000
Shareholder	:	Peak Oyun Yazılım ve Pazarlama A.Ş.
Directors	:	[***](President, Secretary, Treasurer and General Manager) [***](Director)
Auditors		[***]
Accounting reference date		1 January – 31 December
Tax residency		California
Employer identification number	:	[***]

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Schedule 3Completion Arrangements

Part 1
Sellers’ Obligations

At Completion the Sellers shall:

1.	Procure the meetings of the Company's board at which:

the Transaction shall be approved, and it shall be resolved that the transfer of the Shares shall be approved for registration and (subject to satisfaction of such legal or other requirements as are necessary for the registration to be effected) the Purchaser as the owner of the Shares be registered in the share ledger of the Company and the Subsidiary; and

2.	Procure the ordinary general assembly meetings of the Company and shareholders' meeting of the Subsidiary (where applicable) at which:
2.1	(i) the Management Seller in his capacity acting as board member and (ii) [***] capacity acting as board member shall be released from their duties for the year 2018;
2.2	the balance sheet, and profit and loss statement for the years 2018 and 2019 shall be approved;
2.3	all the directors shall be released from their duties for the year 2019;
2.4	new directors shall be appointed in accordance with the Purchaser’s nominations; and
2.5	the resignations of the directors shall be tendered and accepted with effect from the close of the meeting.
3.	Execute and deliver to the Purchaser the Escrow Agreement, the Termination Agreement, the Management Seller Employment Agreement and the Key Employee Employment Agreements.
4.	Deliver to the Purchaser or the Purchaser’s Lawyers:
4.1

copies of documents in relation to the conclusion of [***] they have commenced including but not limited to the withdrawal petitions (davadan feragat) to the respective courts and documents proving that these are duly recorded to the national judiciary information system (UYAP) in relation to [***];

4.2

as an obligation of the Management Seller only, a release in the agreed form from each recipient of a Paid Change of Control Payment acknowledging that the receipt of the monies stated in the releases shall be in full and final settlement of any obligation any Group Company might have to them in respect of any Change of Control Payment, as an obligation of all the Seller, together with a certified copy of the minutes of the meeting of the board of directors of the Company at which the Company’s entry into the obligation to make the Change of Control Payments was approved;

4.3

copies of resignation letters of the current directors of the Group Companies signed mutually by the directors and the Group Companies, where the Group Companies release the directors for any action taken by them until the date of Completion;

4.4

a certified copy of the general assembly resolutions of the Company referred to in paragraph 2, at which the entry into the Transaction is also approved, in accordance with the Existing Shareholders’ Agreement and the articles of association of the Company in effect from time to time;

4.5	the duly endorsed share certificates (in paper form) for the Shares;
4.6	a certified copy of the minutes of the meetings referred to in paragraph 1 and 2;
4.7	the Management Seller Certificate;

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4.8	an Updated Second Disclosure Letter (if applicable);
4.9	the Seller Certificates from each Seller; and
4.10	executed counterpart of the Escrow Agreement.

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Part 2
Purchaser’s Obligations

At Completion the Purchaser shall:

1.

procure that the amounts set out next to each B, C, D and E Seller’s name in column 5 of Schedule 1 and the amount owing to the Management Seller in cash (as determined in accordance with Clause 4.2) shall be transferred to each such Seller's Designated Bank Account by electronic transfer in immediately available cleared funds;

2.

procure that the Purchaser’s transfer agent for the Purchaser’s Common Stock has opened an electronic book-entry account for each Seller receiving Issued Shares, provided that the relevant Seller has complied with any reasonable administrative requirements with regards to providing accurate information to the Purchaser (or any third party on behalf of the Purchaser) for opening such accounts, and deposited into such account the appropriate amount of Purchaser’s Common Stock to be issued to each such Seller, with evidence of such issuance to be provided to each such Seller;

3.

submit documents and take such further actions as may be necessary to cause the Issued Shares to be listed on the NASDAQ Global Select Market or such other exchange on which the Purchaser’s Common Stock is then listed subject to official notice of issuance;

4.

cause the B, C, D and E Sellers to be issued such numbers of shares of Purchaser’s Common Stock as determined in accordance with Clause 4.2 and cause the Management Seller to be issued such number of shares of Purchaser’s Common Stock as determined in accordance with Clause 4.2, in consideration for the purchase of the Shares;

5.	pay the Escrow Amount into the Escrow Account;
6.	procure that the Company pays the Transaction Expenses notified to the Purchaser as part of the Estimated Debt;
7.	execute and deliver to the Sellers a counterpart Escrow Agreement;
8.

procure that the Board of the Company approves the terms of the Management Seller Employment Agreement and the Key Employee Employment Agreements in the agreed terms and form, and the Company execute and deliver the Management Seller Employment Agreement and the Key Employee Employment Agreement to the respective Seller and each of the Key Employees (as applicable);

9.	procure that the Business Plan is adopted by the Board;
10.	procure that the W&I Insurance is place;
11.

deliver to the Sellers a certified copy of the minutes of the meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser authorising the execution of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby, including the issuance and listing of the Issued Shares to the relevant Sellers; and

12.

deliver the grant documentation in relation to the RSUs (including award agreements and a true, accurate and complete copy of the Purchaser’s 2011 “Equity Incentive Plan”, as amended from time to time and including all sub-plans) to the Beneficiaries.

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Schedule 4

Warranties

Part 1
Fundamental Warranties

1.	Incorporation and Authority
1.1

To the extent applicable, each of the Sellers has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

1.2

To the extent applicable, none of the Sellers is bankrupt or insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding‑up of any of the Sellers. No administrator, receiver, manager or equivalent officer has been appointed by any Governmental Authority in respect of any of the Sellers or all or any of their assets, which require the consent of such person appointed to perform the obligations under this Agreement, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to any of the Sellers.

1.3

Each of the Sellers has full power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms. The execution, delivery and performance by, respectively, each of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association, by‑laws or equivalent constitutional documents; (ii) any order, judgment, decree or decision of any court or Governmental Authority in any jurisdiction; or (iii) any agreement to which any Group Company is a party or by which it is bound.

1.4

The execution, delivery and performance by each of the Sellers of its obligations under the Documents will not require it nor any Group Company to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 1.4 shall not extend to those consents, waivers or approvals referred to in the Conditions in Clause 3.

2.	Investment
2.1

Each of the Sellers is acquiring the Issued Shares for his own account, with the present intention of holding such Issued Shares for the purpose of investment, and is not acquiring the Issued Shares with a view to, or for resale in connection with, any distribution of the Issued Shares in violation of the Securities Act or any securities laws of any state of the United States of America or any other applicable jurisdiction.

2.2

Each of the Sellers acknowledges and understands that the Issued Shares purchased pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state and are issued by reason of specific exemptions from registration under the provisions thereof which depend in part upon the investment intent of each of the Sellers and upon the other representations and warranties made by each of the Sellers in this Agreement and upon the manner in which such Issued Shares are distributed by the Purchaser.

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2.3

Each of the Sellers acknowledges and understands that the Purchaser is relying upon the Sellers' Warranties set out in Part 1 Section 2 of Schedule 4 (Warranties). Each of the Sellers acknowledges and agrees that it may not offer, sell or transfer any Issued Shares unless such Issued Shares are registered pursuant to the requirements of the Securities Act and of any applicable state or “blue sky” securities laws or regulations or pursuant to an exemption from such registration or prospectus requirements or regulations. Each of the Sellers further acknowledges and agrees that the Purchaser has no obligation or present intention of so registering the Issued Shares, and that there is no assurance that any exemption from registration under the Securities Act and any applicable state or “blue sky” securities laws or regulations will be available, or if available, that such exemption will allow the Sellers to dispose of or otherwise transfer any or all of the Issued Shares in the amounts or at the times that a Seller may propose.

2.4

Each of the Sellers warrants that neither the Purchaser nor any person acting on its behalf has offered to sell or sold the Issued Shares (or any other securities of the Purchaser) to the Sellers by means of any form of "general solicitation" or "general advertising" (as those terms are defined in Regulation D under the Securities Act) or “directed selling efforts” (as defined in Rule 902 of Regulation S).

2.5

Each of the Sellers (a) has such Knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement; and (b) has been granted the opportunity to review the Purchaser Reports, ask questions of, and receive satisfactory answers from, representatives of the Purchaser concerning the Purchaser’s business affairs and financial condition and the terms and conditions of the purchase of the Issued Shares and has had the opportunity to obtain and has obtained any additional information which it deems necessary regarding such purchase.

2.6	Each of the Sellers warrants that:

either (i) it is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act or

(ii) it is not within the United States, is not a U.S. person (as defined in Regulation S) and is not purchasing the Issued Shares for the account or benefit of a U.S. person.

3.	The Shares
3.1

Each of the Sellers is the sole legal and beneficial owner of, and has the right to exercise all voting rights over, all of the Shares set opposite its name in Schedule 1 (The Sellers). The Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares. Other than as listed in Schedule 1 (The Sellers), there are no rights to acquire any shares of capital stock in any Group Company.

3.2	The Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.
3.3

Other than Existing Shareholders' Agreement, none of the Sellers is a party to any contract or arrangement granting subscriptions, options, warrants, puts, calls, rights of first refusal, pre-emptive rights, claims, or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable other than by private contract between a shareholder in the Company and a person other than a Seller or any of their affiliates for any shares or securities of the Company.

3.4	None of the Sellers has granted the right to call for the issue of any shares, debentures or other securities of the Company.

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4.	The Group
4.1

Each Group Company has been duly incorporated or formed and is validly existing under the Laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

4.2

The shares in the capital of the Subsidiary of which particulars are set out in Schedule 2 (The Group) constitute the entire allotted and issued share capital of the Subsidiary, and are: (i) legally and beneficially owned by the Company; (ii) fully paid-up; and (iii) free from all Encumbrances. There is no agreement or commitment to give or create any Encumbrance over or affecting the shares of the Subsidiary.

Part 2Management Warranties

1.	The Group
1.1	There are no agreements or commitments outstanding which give to any person the right to call for the issue of any shares, debentures or other securities of any Subsidiary.
1.2	Other than as Disclosed, no Group Company acts or carries on business together with any other person in partnership or otherwise.
1.3	The articles of association, by-laws or equivalent constitutional documents of the Group Companies are complete and accurate.
1.4	No Group Company has any branch or agency in any jurisdiction, other than Beşiktaş Branch.
1.5

Other than as Disclosed, the Company does not own any legal or beneficial interest in any shares, securities or participation interests of any kind in any Undertaking other than the shares in the Subsidiary.

1.6

The Statutory Books of each Group Company have been properly kept in accordance with the applicable laws, are up-to-date and contain complete and accurate details of all matters required by applicable laws to be entered in them. No notice that any of them is incorrect or should be rectified has been received.

2.	Information
2.1	The information contained in this Agreement with respect to the Group is true and accurate in all material respects.
2.2	The information made available to the Purchaser in the Data Room was and remains as of Completion true and accurate in all material respects.
3.	Accounts
3.1

The IFRS Accounts have been prepared in accordance with the Applicable Accounting Standards and the TFRS Accounts have been prepared in accordance with the TFRS, in particular with Articles 514, 515 and 516 of the TCC.

3.2

Each of the IFRS Accounts and the TFRS Accounts gives a true and fair view of the assets, liabilities, financial position and profit or loss of each Group Company and of the Group as a whole at the Accounts Date in accordance with the Applicable Accounting Standards or the TFRS as the case maybe, and in the financial periods to which they relate.

3.3

Other than as Disclosed, no change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgement) of any Group Company for at least three (3) years prior to the Accounts Date.

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3.4

To the Knowledge of the Management Seller, the IFRS Accounts and the TFRS Accounts include full provision or full disclosure in accordance with the Applicable Accounting Standards and the TFRS for all liabilities (whether actual, contingent, unquantified or disputed) all outstanding capital commitments other than Change of Control Payments and all bad and doubtful debts.

3.5

To the Knowledge of the Management Seller, the IFRS Accounts and the TFRS Accounts are not affected by any unusual or non‑recurring item or by any other factor that makes the IFRS Accounts and TFRS Accounts unusual or misleading in any material respect.

3.6

The accounting and other records of each Group Company are up‑to‑date and have been fully, properly and accurately maintained in each case, in all material respects and are in the possession of the relevant Group Company.

3.7

The Management Accounts have been prepared on a basis consistent with the management accounts of each Group Company prepared in the five (5) years immediately preceding the date hereof. The Management Accounts give a fair view of the assets, liabilities and profit or loss and cash flow of each Group Company and of the Group as a whole and are not inaccurate or misleading in any material respect.

4.	Events Since the Accounts Date
4.1	Other than as Disclosed, since the Accounts Date:
(a)	the business of each Group Company has been conducted in the ordinary course;
(b)	there has been no material adverse change in the financial or trading position of any Group Company;
(c)

the Company has neither: (i) allotted or issued or agreed to allot or issue any share or loan capital or any other security any rise to a right over its capital; nor (ii) redeemed or purchased or agreed to redeem or purchase any of its share capital, in each case to or in favor of any person;

(d)

no asset of a value in excess of two hundred fifty thousand U.S. dollars (US$250,000) has been acquired or disposed of by any Group Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset;

(e)

no actual liability has been incurred by or arisen in relation to any Group Company which is of an amount in excess of two hundred fifty thousand U.S. dollars (US$250,000) other than in the ordinary course of business;

(f)	no dividend or other distribution has been, or has agreed to be, declared, made or paid by any Group Company;
(g)	no Group Company has made any investment in or loan or advance to any other person;
(h)

no Group Company has borrowed or raised any money and no individual item of capital expenditure, or series of connected items of capital expenditure, has been incurred in an amount in excess of two hundred fifty thousand U.S. dollars (US$250,000) other than in the ordinary course of business; and

(i)	no Group Company has issued or agreed to issue any share or loan capital or other similar interest.
4.2	All book debts contained in the IFRS Accounts and the TFRS Accounts have been realised for an amount not less than that stated or reflected in the accounts taken as a whole, no debts or

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other receivables have been factored, sold or agreed to be sold and no indication has been received that any debt owing to any Group Company is bad or doubtful.
4.3	There are no debts of the Group which have been outstanding for a period in excess of one hundred and eighty (180) days as at the date of this Agreement.
5.	Contracts
5.1

In this paragraph 5.1, references to “contract” include any agreement, arrangement, obligation or commitment, whether in writing or not, and references to “material” shall mean material to the business, profits or assets of any Group Company.

Complete and accurate copies (including of any amendment, variation or extension of any such contract) are contained in the disclosure no. 4 and annex 5.1 of the First Disclosure Letter (list of agreements) and the folder no. 14.1 in the Data Room (copies of agreements) of any written contract to which a Group Company is a party which:

(a)

involves revenue or expenditure in excess of two hundred fifty thousand U.S. dollars (US$250,000) per annum (including pursuant to the terms of such contract or the course of dealing in the prior twelve (12) months;

(b)	is of an unusual or exceptional nature or is not in the ordinary course of business;
(c)	has an unexpired term of twelve (12) months or longer;
(d)

can be terminated or amended upon a change in the direct or indirect ownership or control of that Group Company or whose terms, in the event of such a change of ownership or control, are or could be different from those which apply prior to such event;

(e)	restricts a Group Company’s ability to carry on the whole or any part of its business in any part of the world or to use or exploit any of its material assets;
(f)

is an agency, distribution, franchise, licensing, management, joint venture, consortium, partnership, association (other than a bona fide trade association) or shareholders’ agreement or a sale and purchase agreement relating to shares, a business or any material asset;

(g)	involves publishing of advertisements, insertion orders, user acquisition campaigns and/or other marketing arrangements;
(h)	is an agreement with a director of a Group Company;
(i)	is an agreement with a member of a Seller’s Group or a Connected Person of such a member;
(j)

is an agreement which provides for Change of Control Payments (for the avoidance of doubt, it shall be mutually agreed by the Parties that some agreements including Change of Control Payment shall be Disclosed to the Purchaser with access to limited number of Purchaser's representative designated by the Management Seller and such limited number of access shall not prejudice the related agreements' status of Disclosed information); or

(k)	is a sale or purchase or option or similar arrangement affecting an asset owned, occupied, possessed or used by any Group Company; or
(l)	is a bid or offer which, if accepted, would give rise to a contract falling within paragraphs 5.1(a) to (k) above.

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5.2

Each of the Material Contracts to which a Group Company is a party is in full force and effect. To the Knowledge of the Management Seller, no party is in breach of any such Material Contract nor has any allegation of any breach or invalidity, which has not then been remedied, been made or received by the Management Seller or any Group Company. No notice of termination of any such contract has been lawfully served or received by the Management Seller or any Group Company, and to the Knowledge of the Management Seller, there are no grounds for the termination, rescission, avoidance or repudiation of any such contract and there has been no allegation in writing of any such grounds.

5.3

No Group Company is, or within the past six (6) years has been, a party to a contract which is, or was, not of an arm’s length nature and no Group Company has transferred or has agreed to transfer any assets except at a value materially less than the market value.

5.4	Other than as Disclosed, no Group Company is a party to or has any actual liability under any guarantee, indemnity or letter of credit, or any leasing, rental, hire purchase or credit sale agreement.
5.5

Other than as Disclosed, to the Knowledge of the Management Seller, no person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement.

5.6	There are no verbal agreements in place, which are in excess of two hundred fifty thousand U.S. dollars (US$250,000) per annum, between any Group Companies and any other person.
6.	Trading
6.1	No Group Company carries on business under any name other than its own corporate name.
7.	Compliance with Laws and Litigation
7.1	Each Group Company has carried out its business and dealt with its assets in accordance with all applicable laws and regulations in any relevant jurisdictions, in all material respects.
7.2

Other than as Disclosed, to the Knowledge of the Management Seller, no Group Company is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body, no investigations, enquiries, or enforcement proceedings are pending.

8.	Anti-Bribery
8.1

To the Knowledge of the Management Seller, each Group Company complies and has at all times complied in all material respects with all applicable Anti-Bribery Law, Antitrust Law and Economic Sanctions Law.

8.2

To the Knowledge of the Management Seller, no Group Company has directly or indirectly conducted or engaged, nor conducts or engages, in any activities, transactions, business, dealings or deliveries in or with, or receive or make any payments from or to, any Sanctioned Territory or Prohibited Person.

8.3

To the Knowledge of the Management Seller, neither the Group Companies nor any of their respective Agents or affiliates are a Prohibited Person or have engaged in any transaction, activity or conduct that could reasonably be expected to result in any of them being designated as a Prohibited Person, and no Group Company nor Group Company’s directors and employees acts directly or on behalf of a Prohibited Person.

8.4

No Group Company nor any of the Management Seller, their current Workers or Key Employees (in their capacity as such) has, directly or indirectly, made, offered, promised, authorized, accepted or agreed to receive, any payment, gift, bribe, kickback or anything of value:

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(a)	in violation of any Anti-Bribery Law;
(b)	to or for the benefit of any government official for the purposes of influencing any official act or decision;
(c)	to or for the benefit of any person to secure any improper advantage; or
(d)	and in relation to (a) through (c) above, with the intention of winning or retaining business or a business advantage for any Group Company or any of its affiliates.
8.5

There is and has been no claim, enquiry, investigation, action, suit or proceeding pending by or against any Group Company before any court, arbitrator, regulator or other governmental body, in connection with any violation or alleged violation of any Anti-Bribery Law, Antitrust Law or Economic Sanctions Law.

8.6	No fine or penalty or other type of disciplinary action has been imposed on any Group Company for any infringement of any Anti-Bribery Law, Antitrust Law or Economic Sanctions Law.
8.7

To the Knowledge of the Management Seller, no Group Company nor himself has retained any intermediaries, representatives or other agents to act on their behalf in connection with the Business without first conducting an appropriate due diligence review with respect to such proposed intermediary, representative or other agent for the purpose of ensuring compliance with Anti-Bribery Laws and rules and regulations.

9.	Licences
9.1

Other than as Disclosed, all regulatory and commercial licences, consents, permits and other authorizations required to be obtained (including with respect to the carrying on of its business) by each Group Company (the “Licences”) are in full force and effect.

9.2

The direct or indirect change of control of the Group Companies pursuant to the sale and purchase of the Shares will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence.

10.	Ownership of Assets, Facilities and Services
10.1

Other than as Disclosed, all assets material to the Business (other than Intellectual Property Rights) owned by any Group Company for or in connection with its business, or which are required for the continuation of the Business both as it is currently conducted and as it has been conducted in the twelve (12) months prior to the date of this Agreement are solely legally and beneficially owned by a Group Company with good and full title and all rights attaching to them and are free from all Encumbrances, or a Group Company has the contractual right to use such assets.

10.2

All assets referred to in paragraph 10.1 are included in the accounts to the extent required under the Applicable Accounting Standards, except for any asset acquired, sold, realised or applied in the ordinary course of business since the Accounts Date. Each asset referred to in paragraph 10.1 capable of possession is in the possession of a Group Company.

10.3

The assets, facilities and services to which each Group Company has a contractual right include all the assets, facilities and services necessary for the operation of the Business in the same manner as it has been carried on during the twelve (12) months prior to the date of this Agreement.

10.4

None of the assets used by any Group Company for or in connection with the Excluded Business (including those set out in Schedule 8 (Excluded Business)) are necessary or required for the continuation of the Business.

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11.	Finance Arrangements
11.1

The name and address of each bank with which each Group Company maintains a bank account together with complete and accurate details of each account are set out in the disclosure no. 12 in the First Disclosure Letter.

11.2

Complete and accurate details of all overdraft facilities of each Group Company and a complete and accurate list of all agreements or arrangements in respect of or providing for monies borrowed by a Group Company (including the amounts and terms of all borrowings) are set out in the disclosure no. 6 of the First Disclosure Letter.

11.3

Other than with respect to ordinary course trade payables not in excess of US$250,000 and other than as Disclosed, there are no debts owing by any Group Company which are outstanding and due and remain unpaid. No demand or notice to repay has been received under, and to the Knowledge of the Management Seller, no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a breach of the terms of or under any borrowing or financial facility of any Group Company and no change in the direct or indirect control of any Group Company will or may result in such an event of default, early repayment or breach.

11.4

Other than as Disclosed, no Group Company has lent or agreed to lend any money when due which has not been repaid to it and there are no debts owing to any Group Company other than debts that have arisen in respect of trading and in the ordinary course of business.

11.5	Other than as Disclosed, no indebtedness and no contract or arrangement is outstanding between any Group Companies or any Connected Persons of such a member.
12.	Grants and Allowances

Other than as Disclosed, no Group Company has applied for or received any grant, subsidy or allowance from any governmental or other body.

13.	Powers of Attorney

Other than as Disclosed, no Group Company has given any power of attorney or other representation authority which is still in force to any person to enter into any contract or commitment on its behalf.

14.	Insurance
14.1	A complete and accurate list of all material insurance policies maintained by or covering each Group Company is set out in the disclosure no. 16 and annex 14.1 of the First Disclosure Letter.
14.2

All such insurance policies are in full force and effect, none are void or voidable, other than as Disclosed, no claims are outstanding, and to the Knowledge of the Management Seller, no event has occurred which might reasonably give rise to any claim and all premiums due and payable have been paid or contains any provisions as to change of control or ownership in respect of the insured.

14.3	No Group Company has any individual insurance claims, under any of the policies.
15.	Insolvency
15.1

No Group Company is insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due, and the assets of each Group Company exceeds its liabilities and no circumstances have arisen for technical insolvency (as defined under Article 376 of the Turkish Commercial Code), declaration of bankruptcy or opening of composition proceedings in respect of any Group Company.

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15.2

Other than as Disclosed, (i) no order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed in respect of any of them; (ii) no petition has been presented or meeting convened for the purposes of winding up any Group Company and no step has been taken to initiate any process by or under which the ability of the creditors of a Group Company to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of a Group Company accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums; (iii) to the Knowledge of the Management Seller, no Group Company has become subject to any analogous event, proceedings or arrangements under the Laws of any applicable jurisdiction or other process which could lead to a Group Company being dissolved and its assets being distributed.

15.3

No administrator, administrative receiver or any other receiver or manager has been appointed by any Governmental Authority in respect of any Group Company or all or any of its assets, which require the consent of such person appointed to perform the obligations under this Agreement, and no steps have been taken to initiate any such appointment. No analogous appointments have been made or initiated under the Laws of any applicable jurisdiction for the management of the affairs, business or assets of a Group Company.

16.	Intellectual Property

Registered Business IP Rights and Business Domain Names

16.1	Disclosure no. 18 and annex 16.1 of the First Disclosure Letter and folder no. 6 and 12 in the Data Room accurately identify:
(a)	each Business Domain Name, and each Registered Business IP Right and each Business Social Media Account;
(b)	the jurisdiction in which each Registered Business IP Right has been granted, issued, registered or filed for, and the applicable application, registration or serial number; and
(c)

to the Knowledge of the Management Seller, any other person that has any rights or ownership interest in respect of the relevant Business Domain Name or any ownership interest in any Registered Business IP Right and the nature of such rights or ownership interest.

16.2

The Management Seller has Disclosed to the Purchaser, complete and accurate copies of all applications and correspondence with any Governmental Authority, and other material documents related to each Business Domain Name and Registered Business IP Right.

16.3

Other than the persons Disclosed pursuant to Clause 16.1(c) above, a Group Company is the sole and exclusive, legal and beneficial owner of all rights, title and interest in and to all Registered Business IP Rights and all Business Domain Names, in each case free from any and all Encumbrances.

16.4

All registration, renewal, maintenance and other official fees due in respect of all Business Domain Names and Registered Business IP Rights have been paid in full and on time, and all filings, payments, and other actions required to be made or taken to maintain each Registered Business IP Right and each Business Domain Name in full force and effect have been made by the applicable deadline. All documents and instruments necessary to establish, perfect, and maintain the rights of the relevant Group Company in any Registered Business IP Right and any Business Domain Names have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

16.5

Other than the persons Disclosed pursuant to Clause 16.1(c) above, a Group Company is the registered proprietor of, or registered applicant in respect of, all Registered Business IP Rights, and is registered with the relevant registry as the registrant of each Business Domain Name,

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and to the Knowledge of the Management Seller, there has been no act or omission that would jeopardise the maintenance, prosecution, validity, subsistence or enforceability of any of the Registered Business IP Rights.

Business Software

16.6

A Group Company is the sole and unrestricted, legal and beneficial owner of all rights, title and interests to and in all items of the Business Owned Software, in each case, free and clear of any Encumbrances.

16.7

A Group Company has in its possession or control a complete and correct copy of all Source Code for all Business Owned Software. The Source Code for all Business Owned Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyse, and interpret program logic, correct errors and improve, enhance, modify and support the Business Software. No portion of any Source Code for any Business Software has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee. No Group Company has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Business Owned Software to any escrow agent or other person. To the Knowledge of the Management Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Business Owned Software to any other person.

16.8	Disclosure no. 23 and annex 16.8 of the First Disclosure Letter and the folder no. 12.3 in the Data Room accurately identify and describe:
(a)

each item of Open Source Code that is contained in, linked to, distributed with, or used in the development of any Business Products or Business Owned Software or from which any part of any Business Product or Business Owned Software is derived;

(b)	the applicable license terms for each such item of Open Source Code;
(c)	the Business Product(s) or Business Owned Software to which each such item of Open Source Code relates; and
(d)	whether the Open Source Code is used, modified or distributed by any of the Group Companies.
16.9

The Group Companies have complied with all of the terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.

16.10	No Business Product or Business Owned Software contains, is derived from, is linked to, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:
(a)

impose a requirement or condition as a condition of use, modification or distribution of such Open Source Code that the relevant Business Product or Business Owned Software or any part thereof (1) be disclosed, licensed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works or (3) be redistributable at no charge; or

(b)	otherwise impose any other limitation, restriction or condition on the right or ability of any of the Group Companies to use or distribute any Business Product or Business Owned Software.

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16.11	To the Knowledge of the Management Seller, no Business Software contains any Harmful Code.

Business IP

16.12

Other than as Disclosed, all Intellectual Property Rights in and to any Business Products or Business Materials that have been created or developed by any person who is or was a Worker of any of the Group Companies have been irrevocably transferred to a Group Company either by virtue of that person having signed a valid, enforceable agreement assigning those Intellectual Property Rights to that Group Company or automatically by operation of law. Each person that is a current Worker of any of the Group Companies or was a Worker of any of the Group Companies (other than any former employee) has signed a valid, enforceable agreement with that Group Company containing confidentiality provisions protecting the Business Products and the Business Materials. To the Knowledge of the Management Seller, no current or former stockholder or Worker of any of the Group Companies has any claim, right (whether or not currently exercisable), or interest to or in any Business Product, Business Materials or Business Owned IP. To the Knowledge of the Management Seller, no current worker of any of the Group Companies is bound by or otherwise subject to any contract restricting him or her from performing his or her duties for any of the Group Companies.

16.13

Other than as Disclosed, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Product, Business Materials or Business Owned IP.

16.14

The Group Companies have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information belonging to or held by the Group Companies, or purported to be held by any of the Group Companies as a trade secret or confidential information, or pertaining to any Business IP.

16.15

Other than as Disclosed, none of the Group Companies have assigned, exclusively licensed or otherwise transferred ownership of, or agreed to assign, exclusively license or otherwise transfer ownership of, any Intellectual Property Right to any person except for another Group Company.

16.16

Other than Disclosed, none of the Group Companies are, or have ever been, a member or promoter of, or a contributor to, any industry standards body, consortium or open source organization or similar organization that requires or obligates any of the Group Companies, or could require or obligate the Purchaser, to grant or offer to any other person any license or right to any Business Owned IP or covenant not to sue another person based upon any Business Owned IP.

16.17

Each Group Company legally and beneficially owns or has valid and enforceable rights, licenses or permissions to use and, to the extent that the relevant Group Company does any of the following in the Business, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, exclusively and non-exclusively license, and dispose of, all Intellectual Property Rights needed to conduct the Business as currently conducted and as currently proposed to be conducted without giving effect to the transactions contemplated by this Agreement. None of the Group Companies requires any Intellectual Property Rights other than the Intellectual Property Rights owned or licensed in by it in order to conduct its Business as currently conducted.

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16.18

Other than as Disclosed, all of the Business Owned IP is valid, subsisting, and enforceable; and to the Knowledge of the Management Seller, their validity, subsistence and enforceability shall not be affected by the Completion. Without limiting the generality of the foregoing:

(a)

To the Knowledge of the Management Seller, no trade mark (whether registered or unregistered) or trade name owned or applied for by any of the Group Companies conflicts or interferes with any trade mark (whether registered or unregistered) or trade name owned or applied for by any other person and no third-party trade mark (whether registered or unregistered) or trade name used by any of the Group Companies conflicts or interferes with any trade mark (whether registered or unregistered) or trade name owned, used, or applied for by any other person. To the Knowledge of the Management Seller, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably result in, the abandonment of any trade mark (whether registered or unregistered) owned, used, or applied for by any of the Group Companies. None of the goodwill associated with or inherent in any trade mark (whether registered or unregistered) in which any of the Group Companies have or purports to have an ownership interest has been impaired.

(b)

Disclosure no. 20, 25 and 28 and annex 16.1 of the First Disclosure Letter accurately identifies and describes each action, filing, and payment that must be taken or made with any Governmental Authority on or before the date that is 180 days after the date of this Agreement in order to maintain each item of Registered Business IP Right in full force and effect, including the payment of any registration fee, maintenance fee, renewal fee, annuity fee and Tax of the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Business IP Right.

16.19

No interference, opposition, reissue, re-examination, invalidation, revocation, or other action of any nature is or has been pending, in which the scope, validity, or enforceability of any Business Owned IP is being, has been, or could be expected to be contested or challenged, and neither the Management Seller nor any Group Company has received notice of any such action and, to the Knowledge of the Management Seller, there is no basis for a claim that any Business Owned IP is invalid or unenforceable.

16.20	Disclosure no. 4 and 21 and annex 5.1 of the First Disclosure Letter and the folder no. 14 in the Data Room accurately identify:
(a)

each contract, agreement or document pursuant to which any Intellectual Property Right that is material to the Business is or has been sold, assigned, or otherwise conveyed or provided to any of the Group Companies or pursuant to which a Group Companies has licensed or otherwise received rights under or with respect to any Intellectual Property Right of a third party, (including contracts, agreements or documents containing covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property Rights owned or controlled by any third party) other than Non-Exclusive Software Licenses (collectively “Inbound IP Contracts”) whether the licenses or rights granted to each of the Group Companies in each Inbound IP Contract are exclusive or non-exclusive;

(b)

the Intellectual Property Rights licensed, sold, assigned, or otherwise conveyed or provided to each of the Group Companies under each Inbound IP Contract and the Business Product in which such Intellectual Property Right is used or incorporated; and

(c)

other than the royalty obligations Disclosed under Schedule 4 Part 2 Clause 16.25 below, no Inbound IP Contract imposes any ongoing material financial obligation on any of the Group Companies or any successor entity. To the Knowledge of the Management Seller, the consummation of the transactions contemplated by this

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Agreement or any of the other Transaction Documents shall not result in the imposition of any material financial or other material obligations on any of the Group Companies, Purchaser or its Subsidiary Undertakings under or in connection with any Inbound IP Contract that each of the Group Companies would not otherwise have been required to pay or assume had this Agreement not been entered into.

16.21

Disclosure no. 22 and annex 5.1 of the First Disclosure Letter and the folder no. 14 in the Data Room accurately identifies each contract, agreement or document pursuant to which any person has been granted any licence under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Business Owned IP (“Outbound IP Contracts”). Except as set forth in the terms and conditions of the online and mobile platforms (i.e. Apple Store, Google Play, Amazon Appstore and Facebook), none of the Group Companies are bound by, and none of the Business Owned IP is subject to, any contract containing any covenant or other provision that:

(a)	limits or restricts the ability of any of the Group Companies to use, exploit, assert or enforce any Business Owned IP anywhere in the world in any manner; or
(b)

obligates any of the Group Companies to license any Business Owned IP, or would cause the Purchaser or its Subsidiary Undertaking to be required to license, any Intellectual Property Rights owned or controlled by the Purchaser or its Subsidiary Undertaking, to any person.

16.22	The Management Seller has Disclosed to the Purchaser complete and accurate copies of all Inbound IP Contracts and all Outbound IP Contracts (together, the “IP Contracts”).
16.23

All IP Contracts are in full force and effect and neither any Group Company nor to the Knowledge of the Management Seller, any other party to any IP Contract is in material breach of, or default under, any IP Contract, nor has any allegation of any breach, or default, which has not then been remedied, under any IP Contract been made or received by the Management Seller or any Group Company. To the Knowledge of the Management Seller, there are no events in place that with the passage of time or the giving of notice, or both, could constitute a breach of, or default under, any IP Contract that would reasonably result in a material adverse effect. No notice of termination of any IP Contract has been lawfully served or received by the Management Seller or any Group Company, to the Knowledge of the Management Seller there are no grounds for the termination, rescission or repudiation of any IP Contract, and no allegation of any such grounds have been made or received by the Management Seller or any Group Company.

16.24

Other than as Disclosed, there are no royalties, fee, commissions or other amounts payable by any of the Group Companies to any person (other than salaries paid to employees by the Group Companies in accordance with the Group Companies’ standard form of employee agreement, which has been provided to the Purchaser in folder no 4.1 in the Data Room) upon or for the development, manufacture, sale, licensing, provision or distribution of any Business Product or the use of any of the Business Owned IP.

16.25	The Management Seller has Disclosed to the Purchaser a complete and accurate copy of each form used by any of the Group Companies at any time, of:
(a)	agreement executed with current employees containing any assignment or license of Intellectual Property Rights or any confidentiality provision;
(b)	professional services, outsourced development, consulting or independent contractor agreement containing any assignment or licence of Intellectual Property Rights or any confidentiality provision;
(c)	confidentiality or non-disclosure agreement;

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(d)	end user license agreement or “terms of service” or “terms of use” agreement;
(e)	developer agreement; and
(f)	distributor, reseller, or publisher agreement.
16.26

Disclosure no. 30 of the First Disclosure Letter and folder no. 4.1 in the Data Room accurately identify each contract in which an employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property Right incorporated into or used in connection with any Business Product or otherwise related to the Business.

16.27

Other than as Disclosed, to the Knowledge of the Management Seller, no person has infringed, misappropriated or otherwise violated, and, no person is currently infringing, misappropriating or otherwise violating, any Business Owned IP. Disclosure no. 31 and annex 7.2 of the First Disclosure Letter and folder no. 13 of the Data Room accurately identify (and the Management Seller has provided to the Purchaser a complete and accurate copy of) letters that have been sent or otherwise delivered by or to any of the Management Seller or a Group Company regarding any actual, alleged, or suspected infringement, misappropriation or violation of any Business Owned IP, and provides a brief description of the current status of the matter referred to in such letters.

16.28

To the Knowledge of the Management Seller, none of the Group Companies have infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other person or engaged in unfair competition. Without limiting the generality of the foregoing and to the Knowledge of the Management Seller:

(a)

Neither the conduct of the Business, nor any Business Product, Business Material, or method or process used in the manufacturing, distribution, or provision of any Business Software or Business Material has ever infringed, misappropriated, violated or otherwise made unlawful use of any Intellectual Property Right of, or contains any Intellectual Property Right misappropriated from, any other person, nor is there a legitimate basis for any such claim;

(b)

No infringement, misappropriation, or similar claim or action is pending or, has been threatened in writing against any of the Management Seller or a Group Company or against any person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Group Companies with respect to such claim or action. None of the Group Companies have received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Group Companies, any of their employees or agents, the Business or any Business Product, of any Intellectual Property Rights of another person or suggesting that any of the Group Companies are or were required to obtain a license to any Intellectual Property Right of another person.

(c)

None of the Group Companies is bound by any contract to indemnify, defend, hold harmless, or reimburse any other person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing claim of Intellectual Property Right infringement, misappropriation, or similar claim.

(d)

No claim or action involving any Intellectual Property Right licensed to any of the Group Companies is pending or has been threatened in writing, other than as Disclosed and/or except for any such claim or action that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property Right by any of the Group Companies, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Business Product or Business Software.

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16.29

To the Knowledge of the Management Seller, neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, reasonably result in, or give any person the right or option to cause or declare: (a) a loss of, or Encumbrance on, any Business Owned IP; (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IP Contract; (c) the release, disclosure, or delivery of any Business Owned IP by or to any escrow agent or other person; or (d) the grant, assignment, or transfer to any other person of any licence or other right or interest under, to, or in any Business Owned IP or Intellectual Property Rights of the Purchaser or any Subsidiary Undertaking.

17.	Information Technology
17.1

Disclosure no. 33 and annex 5.1 of the First Disclosure Letter and folder no. 14 of the Data Room contain a list and complete and accurate details of all written IT Contracts (except for those IT Contracts that have already been listed in Clause 16.20 above). The Management Seller has Disclosed to the Purchaser with complete copies of all IT Contracts as in force at the date of this Agreement.

17.2

A Group Company is the sole and unrestricted, legal and beneficial owner and has direct control of the Company IT Assets or is validly licensed or otherwise authorised to use the Company IT Assets under a valid and subsisting written IT Contract for at least twelve (12) months from the date of this Agreement, to the extent required for the continuance of the Business in the ordinary course. All Company IT Assets owned by a Group Company are free from any Encumbrance.

17.3

To the Knowledge of the Management Seller, in the past four (4) years, there have been no material security breaches, breakdowns, malfunctions, failures, disruptions, impairments or other defects in any of the Company IT Assets, and no person has gained unauthorised access to any of the Company IT Assets or any Business Data stored on or processed by any of the Company IT Assets, and no Business Data stored on or processed by any of the Company IT Assets have been lost, damaged or corrupted or have been accessed, deleted, copied, used or modified without authorisation.

17.4

To the Knowledge of the Management Seller, all Company IT Assets do not contain any Harmful Code or other software routines or hardware components that enable or assist any person to access without authorisation any Company IT Assets or Business Data.

17.5	All Company IT Assets:
(a)	are in good working condition and are functioning properly and in accordance with their specifications and all applicable service levels set forth in the relevant IT Contracts;
(b)	are fit for the purpose of effectively performing all information technology operations necessary to conduct the Business; and
(c)

the Group Companies have appropriate archival, back-up, recovery and restoration plans, to ensure that in the event of a security breach, breakdown, malfunction, failure, disruption, impairment or other defect of any the Company IT Assets, the Business can continue to be conducted without material disruption or interruption and in any case within the period of time specified in any service level agreement between an affected Group Company and any of its customers.

17.6

All IT Contracts are in full force and effect and neither any Group Company nor to the Knowledge of the Management Seller, any other party to any IT Contract is in breach of, or default under, any IT Contract, nor has any allegation of any breach, or default, which has not then been remedied, under any IT Contract been made or received by the Management Seller or any Group Company. To the Knowledge of the Management Seller there are no events in

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place that, with the passage of time or the giving of notice, or both, could constitute a breach of or default under, any IT Contract that would reasonably result in a material adverse effect to the Business. No notice of termination of any IT Contract has been lawfully served or received by the Management Seller or any Group Company, there are no grounds for the termination, rescission or repudiation of any IT Contract, and no allegation of any such grounds have been made or received by the Management Seller or any Group Company.

17.7

To the Knowledge of the Management Seller, neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the transactions contemplated by this Agreement (or any of the other Transaction Documents) will, with or without notice or lapse of time, reasonably result in, or give any person the right or option to cause or declare: (a) a loss of, or Encumbrance on, any Company IT Asset; or (b) a breach of, default under, or suspension, cancellation, termination or variation of, any IT Contract.

18.	Data Protection
18.1

Other than as Disclosed, each Group Company complies, and has at all times complied with, and conducted its business in compliance with, in each case, in all material respects, all applicable Data Protection Laws, and with the Privacy and Data Security Policies, including:

(a)	complying with all material data protection principles and legal requirements established under any Data Protection Laws;
(b)	responding to requests from Data Subjects to exercise their legal rights with respect to Personal Data for which Company or Subsidiary is a Controller; and
18.2

Other than as Disclosed, to the Knowledge of the Management Seller, at no point in the last six (6) years has there been any unauthorized or unlawful Processing of any Personal Data in respect of which a Group Company is a Controller.

18.3	Other than as Disclosed, no Group Company has received:
(a)	any written notice from any Authority alleging non-compliance with Data Protection Laws;
(b)	any other complaint from any person alleging that the Processing of Personal Data by, or on behalf of, a Group Company, is unlawful or inconsistent with any Privacy and Data Security Policies;
(c)	any notice of any claim or legal action brought by, or on behalf of, any person in respect of any breach of any rights or obligations under Data Protection Laws; or
(d)	any notice of any actual or suspected Personal Data Breach regarding any Personal Data for which any Group Company is a Controller,

and to the Knowledge of the Management Seller, no such notice or complaint is likely to be received.

18.4

Other than as Disclosed, the Group Companies have taken reasonable measures stipulated in the Data Protection Laws in each instance in which a Group Company has engaged a Processor to Process Personal Data for which the Group Company is a Controller or Processor.

18.5	Disclosure no. 8, 30 and 36 and annex 5.1 and 18.4 of the First Disclosure Letter and folder no. 14 and 15 of the Data Room contain true and accurate copies of:
(a)	all data privacy policies currently in force,

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(b)

material contracts or agreements between a Group Company and any Processor and/or Controller, including without limitation contracts for data sharing, data storage, servers, and analytics services; and

(c)

material agreements, undertakings or records of adequacy determinations (as applicable), relating to the transfer of Personal Data by the Group Companies to any recipient outside the European Economic Area and Turkey (as applicable).

18.6

Each of the Group Companies and each Business Product is and has been since 21 February 2017 materially in compliance with all contracts, “terms of service,” “terms of use,” or similar arrangements related to the operation of the Business of each of the Group Companies, including contracts relating to the platforms on which Business Products are currently utilized.

Business Products

18.7

Disclosure no. 37 of the First Disclosure Letter and folder no. 9 of the Data Room contain a complete and accurate list of all Business Products. Disclosure no. 37 and annex 5.1 of the First Disclosure Letter and folder no. 14 of the Data Room set forth, for each Business Product, (i) a list of all contracts (including all development, copyright, trade mark license, technology license, publication, distribution or other contract) relating to each Business Product; (ii) whether the Business Product is to be or has been developed internally (i.e., exclusively by employees of any Group Company) or externally (i.e., including one or more independent contractors) and a list of the contracts with such external developers or independent contractors; (iii) the advances paid or payable, and the royalties payable, to any third parties with respect to such Business Product; (iv) a list of the third parties with distribution or publication rights; (v) the territory in which any third party has distribution or publication rights; (vi) a statement as to whether such distribution or publication rights are exclusive or non-exclusive; (vii) the price or royalty terms applicable to such distribution or publication of such Business Product; (viii) the term of such distribution or publication rights; (ix) whether the Company retains the unrestricted rights to distribute and publish such Business Product upon such expiration or early termination of the third parties’ rights; and (x) the devices and platforms supported by such Business Product, if such Business Product is a game.

18.8

Disclosure no. 38 of the First Disclosure Letter sets forth for each Business Product, the following: (i) a summary of sales or license receipts by all material sales and licenses, through the date of the most recent balance sheet and (ii) any advances against royalties made or guarantees owed, with respect to such Business Product.

18.9

There are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the use, enjoyment or otherwise of any Business Products by any person under the age of 18 (the “Minors”).

18.10

There is and has been no claim, enquiry, investigation, action, suit or proceeding pending or threatened in writing by or against any Group Company before any court, arbitrator, regulator (e.g. the Federal Trade Commission, the Children’s Advertising Review Unit or otherwise) or other governmental body, in connection with the use, enjoyment or otherwise of any Business Products by the Minors.

18.11

To the Knowledge of the Management Seller, the Group does not advertise the Business Products on any websites, applications or other media directed towards Minors or which could be reasonably regarded as addressed to Minors.

18.12

The Group does not produce, develop or incorporate in any Business Products any features, applications or otherwise, directed to, or for the purposes of attracting the attention of, Minors (e.g. a “kid’s club” or otherwise).

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18.13

Other than as Disclosed, a Group Company is the sole and unrestricted, legal and beneficial owner of all rights, title and interests to and in all items of the Business Products, in each case, free and clear of any Encumbrances.

19.	Real Estate
19.1

The information set out in Schedule 7 (Properties) sets forth a true and complete list of each lease or other contract under which each Group Company is the lessee of, or holds or operates, any Properties owned by a third person, including, in each case, the expiration date thereof and a brief description of the property covered.

19.2

All of the Properties have been maintained in all material respects in accordance with past practices and generally accepted industry practice. All Leased Properties are in all material respects in the condition required of such property by the terms of the lease applicable thereto.

19.3

Other than in relation to the Properties, no Group Company is actually or contingently liable in relation to any existing or previously owned, leased, licensed or occupied real estate (whether as owner or former owner or as tenant or former tenant of any such real estate or as an original contracting party, or guarantor of any party, to any deed, document, lease or license connected with such real estate).

19.4

All rents and outgoings, fees and other payments due to all applicable authorities have been paid up‑to‑date and there are no outstanding liabilities for any rent, rates, allowances, taxes, charges or other sums due in respect of the Properties.

19.5

There are no notices, disputes, complaints, claims or demands relating to or in respect of the Properties or their use including any dispute or written notice from any landlord, written notice of eviction request from any landlord or governmental or administrative authority.

19.6

All material covenants, conditions and agreements contained in any lease of any Properties, on the part of the landlord and the tenant, to the Knowledge of the Management Seller, have been complied with and no notice of breach of any of the tenant’s obligations under any such lease has been received from the landlord by any Group Company and there has been no refusal to accept rent, nor are there any circumstances rendering any of the foregoing likely.

19.7

Other than as Disclosed, none of the leases or occupation agreements relating to the Properties can be terminated or amended upon a change in the direct or indirect ownership or control of a Group Company.

20.	Employment
20.1

Complete and accurate particulars of the terms of employment or engagement of all Key Employees, the Management Seller and template contracts under which all other Workers are employed or engaged are contained in the disclosure no. 40 of the First Disclosure Letter and folder no. 4.1 of the Data Room.

20.2

Complete and accurate details of the Management Seller, current Worker and each Key Employee and the principal terms of their employment or engagement, including their names, job titles, type of the worker (self-employed contractor, consultant or employee) are contained in the disclosure no. 41 of the First Disclosure Letter and folder no. 4.4 of the Data Room.

20.3

Other than as Disclosed, there are no Group Company staff handbooks, internal regulations and policies other than the terms of template contracts which apply to the Management Seller, the Workers and the Key Employees.

20.4	The persons treated by each Group Company for Taxation and social security purposes as employees correctly include all persons who should be so treated, and a complete and accurate

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list of all such persons is contained in the disclosure no. 43 of the First Disclosure Letter and folder no. 4 of the Data Room.
20.5

The schemes have at all times been established, operated, administered, and registered (where required) in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority, in relation to them, have been so filed. With respect to the Schemes (i) all contributions required to have been made by each Group Company have been made, (ii) there are no actions, suits or claims pending other than as Disclosed that are material to any Group Company taken as a whole other than routine claims for benefits, including any audit or investigation by any Governmental Authority, and (iii) there have been no transactions other than Disclosed that would result in liability to the Group taken as a whole. Each Group Company has timely made the contributions required to be made by them with respect to the Workers to any plan that is sponsored by or to which contributions are mandated by any Governmental Authority.

20.6

No scheme is, and none of the Group Companies sponsor, maintain, contribute to, or have any obligation or liability to contribute to, any multiemployer pension plan. No scheme is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of a retirement or redundancy. No scheme provides for post-employment or retiree welfare benefits, except as required by applicable law. None of the Schemes obligate any Group Company to provide a current or former Worker (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Group other than as required by applicable law.

20.7

Other than Disclosed, there are no terms and conditions in any contract with the Management Seller, any Worker and any Key Employee and no commitment has been made (whether or not legally binding) to any Worker, pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change, or an entitlement of such Worker to terminate his/her employment or engagement will be triggered, as a direct consequence of the Completion of the Transaction contemplated by this Agreement.

20.8

All Workers, Key Employees and the Management Seller in the relevant jurisdiction of each Group Company are legally entitled to work in, and have complied with the local asylum and immigration requirements in the relevant jurisdiction.

20.9

Other than as Disclosed, each Group Company has been and is currently in compliance with all applicable labour, employment, Tax, social security, health, hygiene and work safety, and welfare Laws to the extent applicable to the Group Companies, including but not limited to applicable laws with respect to wages, hours, meal and rest breaks, vacation, equal opportunity, collective bargaining, layoffs, plant closings, data privacy, immigration compliance, termination of employment, non-discrimination, harassment or retaliation in employment, terms and conditions of employment, tax withholding and payment of social security and similar Taxes, worker classification (including the proper classification of service providers as independent contractors and consultants and classification of employees for wage and hour purposes), workers' compensation, and occupational safety and health and employment practices. Each Group Company has: (a) timely made all filings, declared full payments and taken all actions required to be made or taken under applicable labour, social security, health, hygiene, work safety and safety, and welfare Laws and regulations to the extent applicable to Group Companies; and (b) has duly and timely paid all labour, social security and welfare charges, contributions, premiums, duties, Taxes and any related payments due under such Laws to the extent applicable to Group Companies. Other than as Disclosed, there are currently no administrative charges, court complaints, audits, or other claims pending against any Group Company, and no Group Company has received any written complaint or claim with respect to any applicable labour, employment, social security, health, hygiene, work safety and safety and welfare Laws in relation to any Worker of any Group Company.

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20.10

Other than the Change of Control Payments, each Group Company has duly and timely declared and paid to the Workers, Key Employees and the Management Seller all accrued legal and contractual rights and entitlements together with all related payments to the applicable Governmental Authority, including but not limited to salaries, wages, fees and other salary related payments and benefits, various related social and retirement contributions, holiday pay, bonuses, premiums, payments for national, general or weekly holidays and applicable indemnities of any kind whatsoever, including severance and notice pay of the Workers.

20.11

Other than as Disclosed, the terms of employment or engagement of all current Workers, Key Employees and the Management Seller are such that their employment or engagement may be terminated in accordance with applicable law by providing statutory severance, notice, annual leave and termination payments, if any, without liability for any additional contractual payments or compensation or damages.

20.12

Other than as Disclosed, since the Accounts Date no Group Company has made, announced or proposed any material changes to the compensation or benefits of or any bonus to any Workers, Key Employees and the Management Seller exceeding 5% in USD terms of the current compensation paid to such Workers, Key Employees and the Management Seller, and no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation.

20.13

There are no amounts owing from, or agreed to be loaned or advanced by any Group Company to, any Workers, Key Employees and the Management Seller (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

20.14	There are no disciplinary and grievance matters in relation to the Workers, Key Employees and the Management Seller within the last twelve (12) months.
20.15

Other than as Disclosed, since the Accounts Date, no Worker as currently employed or engaged by the Group Companies, Key Employees or Management Seller has given or received notice to terminate his/her employment or engagement. Within the three (3) years preceding the date hereof, none of the Group Companies have implemented any mass layoffs or collective dismissals.

20.16

There are no Workers and Key Employees who are on secondment, career break, maternity, paternity, adoption, long term sick leave due to ill health or disability, or leave for any other reason (excluding normal holiday leave).

20.17	Neither the Management Seller nor the Key Employees is bound by any non‑compete agreements with third parties that may affect their working conditions or the business of any Group Company.
20.18	To the Knowledge of the Management Seller, there are no indemnities in place by any Group Company for the benefit of any Group Company’s directors in respect of third party proceedings.
20.19

All salaries, wages and fees and other benefits of all Workers, Key Employees and the Management Seller have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

20.20	No Group Company is or has at any time been party to a collective bargaining agreement and there is no collective bargaining agreement concerning any Workers, Key Employees and the Management Seller.
20.21	Within the three (3) years preceding the date hereof, no Group Company has experienced any strikes, work stoppage, picketing, slowdowns, employee grievance process or other material labor disputes.

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20.22

Other than as Disclosed, no past or present Worker or Key Employee or the Management Seller has any claim or right of action, either actual or which can reasonably be anticipated, against any Group Company.

20.23

There are no terms or conditions under which the Management Seller, any Worker or any of the Key Employees is employed or engaged or was previously employed or engaged, nor has anything occurred or not occurred, that may give rise to any claim for discrimination on the grounds of sex, sexual orientation, marital status, gender reassignment, pregnancy and maternity, race, nationality or ethnicity, religion or belief, disability or age or for equal pay or treatment whether by the Management Seller or such Worker, Key Employee or a prospective Worker or otherwise.

20.24

Each Group Company has complied in all material respects with all relevant provisions of treaties, directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers, Key Employees and the Management Seller or the relations between a Group Company and anybody representing Workers, Key Employees and the Management Seller.

20.25

Except for the Excluded Business, no Group Company has within the eighteen (18) months preceding the date hereof entered into any agreement which involved or may involve the automatic transfer of staff by operation of law.

20.26

No Group Company has outsourced the management or operation of its business or any part thereof to a service provider such that the employees of the relevant service provider would be considered as the employees of the relevant Group Company or there may be an automatic transfer of staff by operation of law upon the change of any such service provider or the insourcing of the same or similar services.

20.27

Except for the statutory pension obligations, no Group Company has any private pension plan or is required to make payment of a contribution for the benefit of a Worker, Key Employee or the Management Seller. No Worker, Key Employee or the Management Seller is under any current or pending private pension plan and no undertaking or assurance (whether written or oral) has been given by any Group Company to any Worker, Key Employee or the Management Seller as to the introduction or continuance or improvement of any private pension plan or arrangement.

21.	Competition
21.1

To the Knowledge of the Management Seller, no Group Company is or has at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not written or legally binding) or course of conduct which:

(a)	is or was in breach of any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;
(b)

is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(c)

is or has been during the past five (5) years the subject of any complaint, proceedings, or threat of complaint or proceedings, by any third party concerning any competition or similar legislation of any jurisdiction in which the Business is or has been carried on;

(d)	is or has been during the past three (3) years the subject of any registration with, or any notification or application for a decision or guidance to, any competition or other

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governmental or administrative authority pursuant to any competition or similar legislation of any jurisdiction in which the Business is or has been carried on;
(e)

is or was otherwise registrable, notifiable, unenforceable or void or which renders a Group Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar legislation in any jurisdiction in which the Business is or has been carried on.

21.2

No Group Company has given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against any Group Company, or in relation to it, pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on which restricts the manner in which any Group Company is permitted to conduct any of the Business.

21.3

To the Knowledge of the Management Seller, no Group Company has received any aid, and no Group Company has received any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

22.	Taxation
22.1

All liabilities of each Group Company for Tax as at the Accounts Date are fully provided for in the IFRS Accounts and TFRS Accounts and all Tax for which each Group Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and each Group Company has made all such withholdings, deductions and retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained. The amount of the provision for deferred Tax in respect of each Group Company contained in the IFRS Accounts and the TFRS Accounts was, at the Accounts Date, fully in accordance with generally accepted accountancy practices.

22.2

Each Group Company has kept and maintained complete, accurate and up to date records, invoices and all other information in relation to Tax, which it is required to maintain, in accordance with applicable requirements. Such records, invoices and information enable the Tax liabilities of the Company to be calculated accurately in all respects.

22.3

No Taxation Authority has agreed to operate a special arrangement (being an arrangement not based on a strict application of the relevant legislation) in relation to the Tax affairs of the Group Companies.

22.4

To the Knowledge of the Management Seller, proper records have been maintained, and all applicable regulations have been complied with, in relation to all applicable deductions and withholdings in respect of Tax.

22.5

The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of any Group Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible.

22.6	No Group Company is or has been within six (6) years of Completion involved in any dispute in relation to Tax with any Taxation Authority.
22.7

No Group Company has received any notice from any Taxation Authority which required or will or may require any Group Company to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

22.8	Since the Accounts Date, no Group Company has made or incurred any obligation to make:

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(a)	a payment of a revenue nature which will not be deductible in computing trading profits for the purposes of any Tax for which such Group Company is liable by reference to income; or
(b)

a payment of a capital nature other than any such payment or obligation made or incurred in respect of the acquisition of capital assets in the ordinary course of business of such Group Company which are used for the purposes of the business of such Group Company as carried on at the Accounts Date.

22.9

Each Group Company has properly completed and timely filed all Tax returns required to be filed by it prior to Completion, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax return), and has no liability for Taxes in excess of the amounts so paid. All Tax returns were complete and accurate and have been prepared in compliance with any applicable law. To the Knowledge of the Management Seller, there is no claim for Taxes that has resulted in an Encumbrance against any of the Group Companies.

22.10

Each Group Company has delivered to the Purchaser true, correct, and complete copies of all Tax returns, examination reports, and statements of deficiencies, adjustments, and proposed deficiencies and adjustments in respect of each Group Company.

22.11	Other than as Disclosed, no Group Company has within six (6) years of Completion paid or become liable to pay any penalty, fine, surcharge, or interest in connection with any Tax.
22.12

The amount of Tax chargeable on each Group Company during any accounting period ending on or within the six (6) years before the date of this Agreement has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

22.13	Other than as Disclosed, no Group Company has within the six (6) years before the date of this Agreement been the subject of an investigation, audit or visit by or involving any Taxation Authority .
22.14

No Group Company is, nor could it become, liable to pay any amount or make reimbursement or indemnity to any person in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by any Group Company.

22.15

No Group Company has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by any applicable law to be specifically disclosed to a Taxation Authority or a main or dominant purpose or object of which was the avoidance or deferral of or the obtaining of a reduction in or other advantage in respect of a liability to Tax.

22.16

Each Group Company is, to the extent that it is required to be registered, a registered person for the purposes of the relevant value added or turnover tax applicable in any relevant jurisdiction and has never been treated as a member of a group for such value added or turnover tax.

22.17

Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning the relevant value added or turnover tax or any kind of indirect tax in any relevant jurisdiction.

22.18

To the knowledge of the Management Seller, each Group Company is in possession of complete and accurate particulars of any group (for any Taxation purpose) of which the relevant Group Company is a member.

22.19

Each Group Company is resident for Taxation purposes in the jurisdiction in which it is incorporated and no Group Company is or has ever been liable for Tax in any jurisdiction other than its jurisdiction of incorporation with the exception of: (a) in the case of the Company, consumption tax in Japan; and (b) withholding, VAT, sales taxes or other taxes imposed on

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revenues generated from mobile and online platforms in the relevant jurisdictions set forth and updated in the terms and conditions of such platforms.
22.20	The Group Companies have never been treated for Tax purposes as having a permanent establishment in any jurisdiction outside its jurisdiction of incorporation.
22.21

Each Group Company has complied with all transfer pricing legislation applicable to it. All related party transactions to which any Group Company is a party (i) are carried out on arm’s length terms for transfer pricing purposes and (ii) transfer pricing documentation, which such Group Company is obliged to generate have been kept and are available for inspection at the premises of any Group Company. There has not been and currently there is no audit, examination, or inquiry, and each Group Company is not aware of any audit, examination, or inquiry, from any Taxation Authority with respect to the transfer pricing of such Group Company.

22.22

To the Knowledge of the Management Seller, all documents in the possession or under the control of a Group Company to which a Group Company is a party and which attract stamp duty or other Transfer Taxes have been duly stamped or otherwise paid.

22.23

Each Group Company has properly calculated and recorded in their respective accounting records, financial statements, statutory accounts and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives and properly calculated all non-Tax-deductible expenses and Tax-exempt income.

22.24

To the Knowledge of the Management Seller, no transaction in respect of which any consent, ruling, confirmation or clearance (each a “Ruling”) was required or sought from any Taxation Authority by the Law applicable to Group Companies, has been entered into or carried out by any Group Company without such Ruling having first been properly obtained. All information supplied to any Taxation Authority in connection with any such Ruling fully and accurately disclosed all facts and circumstances material to the giving of such Ruling. Any transaction for which such Ruling was obtained has been carried out only in accordance with the terms of such Ruling and the application on which the Ruling was based and at a time when such Ruling was valid and effective. No facts or circumstances have arisen since any such Ruling was obtained which would cause the Ruling to become invalid or ineffective.

22.25

To the extent that any Group Company has used any Tax amnesty available under any applicable law, all applicable conditions and requirements to which the benefit of such amnesty is subject have been duly satisfied, any required payments have been made in full on their due dates, and there are no overdue payments required to be made by any Group Company in connection with such Tax amnesty.

22.26

Each Group Company has fulfilled all of its obligations with regards to any Tax exemption it has applied or benefited from, complies and has complied with any and all conditions imposed under Turkish Law or by any Governmental Authority in connection with such Tax exemption.

22.27

Each Group Company is in compliance, in all material respects, with its obligations under Turkish Law in respect of VAT. All VAT, import duty, resource utilization support fund, special consumption Tax and other Taxes or charges payable to any Taxation Authority upon the importation of goods and all excise duties payable to any Taxation Authority in respect of any assets (including trading stock) imported, owned or used by any Group Company have been paid.

22.28	All personal income tax obligations and social security contributions relating to employee benefits have been calculated, filed and paid in accordance with Turkish Law.
22.29

Each Group Company is in compliance with any applicable law with regards to Tax incentives (including but not limited to research and development related incentives) and attributes benefited from or available as of Completion.

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22.30	No Group Company has filed an entity classification election under Treasury Regulation Section 301.7701-3(c).
22.31

No Group Company is or has been (i) a “controlled foreign corporation” within the meaning of section 957(a) of the Code or (ii) a “passive foreign investment company” within the meaning of section 1297(a) of Code.

22.32

No Group Company is or has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a “domestic corporation” under Section 7874(b) of the Code.

22.33

No Group Company that is organized or formed in a jurisdiction outside of the United States is or has been engaged in the conduct of a “trade or business within the United States” within the meaning of sections 864(b) or 882(a) of the Code.

22.34	No Group Company (i) owns any “United States real property interest” within the meaning of section 897(c) of the Code or (ii) has filed an election under section 897(i) of the Code.

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Schedule 5

Sellers’ Limitations on Liability

1.	Limitations on Quantum
1.1	The liability of the Sellers in respect of any Warranty Claim or Tax Claim:
(a)

shall not arise unless and until (i) the amount of any individual Management Warranty Claim or Tax Claim (as the case may be) for which they would, in the absence of this provision be liable, exceeds US$[***] (the “De Minimis Claims”); and (ii) the aggregate amount of any such De Minimis Claims exceeds US$[***], in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess; and

(b)	shall not:
(i)

in the case of all Fundamental Warranty Claims made against a particular Seller exceed the amount of the Total Purchase Consideration received or receivable by such Seller, including for these purposes cash paid on Completion pursuant Clause 4 (Consideration) to such Seller, the Escrow Amount allocated to such Seller and the Issued Shares registered under the name of such Seller; and

(ii)	in the case of all Management Warranty Claims and Tax Claims exceed, in total, an amount equal to the amount in the Escrow Account (from time to time).

For the purposes of this paragraph (b), the term “Claims” shall mean Claims in respect of which liability is admitted by the Sellers or which have been decided upon by a Court of competent jurisdiction with all rights of appeal having been exhausted; and

1.2

In respect of a claim against the Sellers under this Agreement for breach of any of the Management Warranties or to satisfy any claims under the Tax Covenant or any Indemnity Claim, the Purchaser shall be entitled to claim and deduct the entire amount of such claim from the Escrow Account only in accordance with procedures set out in Schedule 11 (Escrow Account).

1.3

For the avoidance of doubt, (i) in respect of any Indemnity Claim, the Purchaser shall be entitled to claim and deduct the entire amount of such claim from the Management Seller's portion standing to the credit of the Escrow Account (from time to time), and for the above, the Purchaser shall be entitled to make a claim against the Management Seller only; (ii) in respect of a claim against the Sellers under this Agreement for breach of any of the Fundamental Warranties, the Purchaser shall be entitled to claim and deduct the entire amount of such claim from the respective Seller and/or such Seller's portion standing to the credit of Escrow Account (from time to time) at the absolute discretion of the Purchaser; and (iii) in respect of any other claim, including, without limitation, a claim for breach of any of the Management Warranties and any Tax Covenant, the Purchaser shall be entitled to claim and deduct the entire amount of such claim from the entire amount in the Escrow Account.

1.4

Without prejudice to Purchaser's ability to claim and deduct the entire amount of a Claim under the Management Warranties or the Tax Covenant from the entire Escrow Amount and without imposing any obligation or responsibility on the Purchaser as to distribution of the monies released from the Escrow Account among the Sellers, each Seller's liability in relation with a Claim under the Management Warranties or the Tax Covenant shall be a Pro Rata Portion of such Claim.

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1.5

Without prejudice to paragraph 1.3 above, each of the B, C, D and E Sellers severally and irrevocably agrees, accepts and consents based on the Pro Rata Portion to assume any and all liabilities arising due to a Management Warranty Claim and any Tax Covenant Claim (subject to the limitations herein) notwithstanding the fact that the Management Warranties are given by the Management Seller and not the B, C, D and E Sellers but only as limited to the amount standing to the credit of the Escrow Account (from time to time).

2.	Time Limits
2.1

The Sellers shall not be liable in respect of any Warranty Claim (other than any Tax Warranty Claim) unless written notice to the Sellers’ Representatives, in reasonable detail (to the extent then known), of the relevant fact, matter or circumstance giving rise to the relevant Claim, the nature of the Claim and, to the extent reasonably possible, given the information then available to the Purchaser, the amount likely to be claimed is given by or on behalf of the Purchaser to the Sellers or the Sellers’ Representatives:

(a)	in the case of a Fundamental Warranty Claim by no later than fifteen (15) months from the Completion Date; and
(b)	in the case of a Management Warranty Claim by no later than eighteen (18) months from the Completion Date,

provided that any such Warranty Claim (other than a Tax Warranty Claim) shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within nine (9) months of such written notice being given to the Sellers or to the Sellers’ Representatives, except that the Sellers shall not be liable for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability, save that the fact that the liability may not become an actual liability by the relevant date in this paragraph 2 of this Schedule 5 shall not exonerate or release any of the Sellers from liability in respect of any Claim properly notified before that date.

3.	Conduct of Claims
3.1

If any member of the Purchaser’s Group becomes aware of any claim or potential claim (other than an Indemnity Claim or a Tax Claim) against it by another person or on behalf of a group of people, including without limitation an investigation, administrative process, fine, measure or claim by a Governmental Authority (a “Third Party Claim”), which claim or potential claim is reasonably likely to lead to a Claim, the Purchaser shall as soon as reasonably practicable give the Management Seller notice in writing of the Third Party Claim (a “Third Party Claim Notice”) and in any event no later than the earlier of (i) ten (10) Business Days after becoming aware of such claim or potential claim and (ii) five (5) Business Days before the statutory deadline for responding to such claim or a potential claim.

3.2

The Third Party Claim Notice shall include: (i) a description of the circumstances that could give rise to the Loss and (ii) the amount claimed with a breakdown of the various elements of which it is comprised (if this can be estimated). The Third Party Claim Notice shall be accompanied by any supporting documentation that is reasonably necessary to evaluate the Third Party Claim and the amount claimed.

3.3

Within the twenty (20) Business Days following receipt of the Third Party Claim Notice or, if there is a shorter procedural or legal term in which to reply to the Third Party Claim Notice, before two-thirds of that term have elapsed, the Management Seller shall notify the Purchaser:

(a)	if the Management Seller refuses to accept the Losses arising from the Third Party Claim; or
(b)	if the Management Seller accepts such Losses, in whole or in part.

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3.4	If the Management Seller fails to reply, it shall be deemed that the Losses arising from the Third Party Claim have been rejected outright.
3.5

In the case referred to in paragraph 3.3(a) above, or 3.4 (if applicable), the Purchaser may, acting in good faith and without prejudice to its common law duty to mitigate damages, take any such defensive action as it may deem appropriate, including a settlement in or out of court or an agreement.

3.6

In all cases, the Management Seller shall be entitled to be kept informed of the progress of the claim in question and shall have reasonable access to all the information and documentation regarding the same.

3.7

In the case referred to in paragraph 3.3(b) above, the Management Seller shall indicate in its reply whether he takes on the right of defence against the Third Party Claim; provided, however, that the Management Seller shall not be entitled to assume the defence of such Third Party Claim if:

(a)	such Third Party Claim relates to any criminal proceeding that may end up in the criminal liability of a member of the Purchaser's Group;
(b)	such Third Party Claim relates to any data privacy laws;
(c)

in the reasonable discretion of the Purchaser the conduct of such Third Party Claim by the Management Seller would require the Purchaser or another member of the Purchaser’s Group to do or omit to do any act or thing which act or omission would be or be likely to be materially adversely prejudicial to its business, goodwill, standing or reputation;

(d)	the relevant third party is a relative (by blood or marriage) of the Management Seller;
(e)	such Third Party Claim is reasonably expected to result in Losses in excess of 50% of the funds available to the Purchaser in the Escrow Account;
(f)

such Third Party Claim relates to Taxes and could give rise to material adverse Tax consequences for the Purchaser (or its affiliates) that would not be subject to indemnification under Clause 13 (Specific Indemnities) or Tax Claims under Schedule 12 (Tax Covenant); or

(g)	such Third Party Claim is controlled by the W&I Insurance insurer under the W&I Insurance.
3.8

Subject to paragraph 3.6 of the Schedule 5 (Sellers' Limitations on Liability), the Management Seller shall be entitled to take any such defensive action alone or through the advisors he freely designates as he may deem appropriate against the Third Party Claim and he shall bear the expenses incurred in the defence of such Third Party Claim, as well as any expenses in relation to the provision or maintenance of payments into court, security deposits or guarantees that may have to be granted as a result of said defence in any proceeding. In all cases, the Purchaser, alone or through the advisors it freely designates, shall have access to all information and documentation regarding the claim in question. The Purchaser shall and shall procure that the Group Companies shall (to the extent such information is reasonably available to the Purchaser or the Group Companies at the relevant time) supply the information necessary for the Management Seller to take the defensive action to which paragraph 3.8 refers and shall provide the appropriate cooperation, including granting powers of attorney or other instruments of representation to the lawyers and court procedural representatives freely designated by the Management Seller.

3.9	In the event that the Management Seller assumes the defence, the Management Seller or its advisors shall be entitled to enter into a settlement, agreement or in any other manner reach a

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settlement in or out of court with the competent public authorities or with any third party, without the express, prior and written consent of the Purchaser only in the following circumstances:
(a)	the Management Seller make available to the Purchaser all the funds that he must pay the third party pursuant to the settlement or agreement;
(b)	the settlement or agreement is solely for cash, without any admission of fault or other liability on the Purchaser or the Group Companies; and
(c)	the settlement or agreement does not relate to Taxes.

Any other settlement or disposition may only be made with the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditional or delayed.

3.10

For clarity, the Management Seller shall not be entitled to reach any settlement or out of court agreement without the prior written acceptance by the Purchaser if such settlement or out of court agreement (i) has a material negative effect on the image or reputation of the Purchaser, its affiliates or any of their respective officers, directors, stockholders, managers, members, partners, employees, agents or representatives; or (ii) requires the Purchaser, or the Group Companies to do or omit to do any act or thing which act or omission would be or be likely to be materially adversely prejudicial to its and their business, goodwill, standing or reputation.

3.11

In the event that the Management Seller chooses not to assume the right to take defensive action against the Third Party Claim (in which case the Purchaser may take the defensive action it deems appropriate, alone or through the advisors it freely chooses), he shall be entitled to be fully informed of the progress of the claim in question and shall have full access to any information and documentation regarding same reasonably requested to the Purchaser and the right to present his views to the Purchaser.

3.12

For the avoidance of doubt, this paragraph 3 does not apply to any claims against the Company and/or any Group Companies existing on the date hereof and continuing to exist on the Completion Date or any claim against the Company and/or any Group Companies arising in the period between signing and Completion (the “Existing Claims”) and, without prejudice to Clause 6 (Pre-Completion Obligations), the Management Seller shall be entitled to conduct such Existing Claims at his own discretion in all respects.

4.	No Double Recovery

The Purchaser shall be entitled to bring more than one Claim arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage or deficiency, irrespective of whether it gives rise to more than one Claim.

5.	Contingent Liabilities

Other than in relation to Tax Claims, the Sellers shall not be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability.

6.	Purchaser’s Actions
(a)

The Sellers shall not be liable in respect of any Claim (other than Tax Claim) to the extent that the Claim primarily arises, or to the extent only that liability under the Claim is increased or created, as a result of any matter or thing done, or omitted to be done, pursuant to the terms of this Agreement (save for any act done pursuant to paragraph 2 of Schedule 6) or at the request of, the Purchaser, or any member of the Purchaser’s Group (or any of its respective directors, employees or successors in title).

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(b)

Nothing in this Schedule (other than in respect of a Tax Claim) shall or shall be deemed to relieve the Purchaser of its common law duty to mitigate any loss or damage incurred by it in respect of which the Sellers may have a Claim.

7.	Losses

Other than in relation to Tax Claims and Indemnity Claims, the Sellers shall not be liable under this Agreement for any losses or damages other than the Losses of the Purchaser.

8.	No right of Rescission

After the Completion Date, the Purchaser shall not be entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement or circumstances giving rise to any Claim and the Purchaser hereby waives any and all rights of rescission it may have in respect of any such matter (other than any such rights arising from the fraud of the Sellers or any of their representatives, agents or advisers).

9.	Disclosure
(a)

Subject to Clause 11.4, the Sellers shall not be liable in respect of a Claim (other than an Indemnity Claim or a Tax Covenant Claim) under this Agreement to the extent that the matter or circumstance giving rise to that claim was Disclosed.

(b)

The Management Seller shall not be liable for any Warranty Claim to the extent that any of [***], is actually aware (having read the Reports) on the date of Completion (i) of any fact, matter or circumstance giving rise to such Warranty Claim and (ii) that such fact, matter or circumstance would constitute a breach of Warranty, provided that in determining whether or not they were aware (i) of any fact, matter or circumstance giving rise to such Warranty Claim or (ii) that such fact, matter or circumstance would constitute a breach of Warranty, the Preliminary Seller Certificates and Seller Certificates shall be ignored.

10.	Changes in Legislation and Practice

The Sellers shall not be liable for any Claim (excluding Tax Claims) to the extent that the Loss arises or for any increase in any Claim (excluding Tax Claims) to the extent such increase is as a result of, any change in law or regulation or in its interpretation or administration by the courts or by any other monetary or regulatory authority after the date hereof.

11.	Loss Otherwise Compensated and Provisions
(a)	The Sellers shall not be liable for any Claim (excluding Tax Claims) to the extent that the matter giving rise to such claim has been compensated for without Loss to the Purchaser.
(b)	The Purchaser shall not be entitled to recover under this Agreement from the Sellers more than once for the same Loss suffered.
(c)

The Sellers shall not be liable in respect of any Claim (excluding Tax Claims) if and to the extent that proper allowance, provision or reserve in respect of the matter giving rise to such claim is made in the Completion Accounts.

12.	Insurance and Other Compensation

The Sellers shall not be liable in respect of any Claim (excluding Tax Claims) to the extent that:

(a)	Losses in respect of such claim are covered by a policy of insurance; or
(b)	if the Sellers (or any of them) have paid an amount to the Purchaser in respect of the relevant claim and the Purchaser (or a Group Company) subsequently recovers the full

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amount of such claim under a policy of insurance, the Purchaser shall promptly repay to the Sellers an amount equal to the amount paid in respect of such claim by the Sellers (less, as applicable, the costs and expenses of the Purchaser or the Group Company effecting the recovery under the policy of insurance).

13.	Remedy

The Purchaser shall not be entitled to make any Claim (excluding Tax Claims) (whether for damages or otherwise) unless the Purchaser has given written notice to the Sellers of the Claim and, to the extent that the breach is remediable, the breach is remedied within 60 days of the date on which written notice of such Claim is served on the Sellers.

14.	Duty to Mitigate Unaffected

Nothing in this Agreement shall or shall be deemed to relieve the Purchaser of its common law duty to mitigate any loss or damage incurred by it in respect of which it may have a claim against the Sellers.

15.	Exclusion of Sellers’ Limitations
15.1

Nothing in this Schedule 5 applies to a Claim that arises or is delayed as a result of fraud or fraudulent misrepresentation by any of the Sellers or any of their respective Agents, in which case the liability of the relevant Seller who committed the fraud or fraudulent misrepresentation shall be uncapped.

15.2	Unless specifically provided for within this Schedule 5 or elsewhere in this Agreement, nothing in this Schedule 5 applies to Indemnity Claims or Tax Claims.

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Schedule 6Conduct of Business

Part 1
Governing Principles

1.	[***]

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Part 2
Negative Covenants

[***]

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Schedule 7Properties

Part 1
Leased Properties

[***]

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Schedule 8Excluded Business

[***]

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Schedule 9Completion Accounts

Part 1
Rules for Preparation of Completion Accounts

1.1	The Completion Accounts shall:
(a)	be prepared:
(i)	as at 9 am Istanbul time on the Completion Date;
(ii)	on the basis of adequate books and records of the Group; and
(iii)	in accordance with this Part 1 (Rules for Preparation of Completion Accounts) of this Schedule 9;
(b)

comprise: an unaudited consolidated balance sheet of the Group Companies; an unaudited consolidated profit and loss account prepared in respect of the period ending on the commencement of business on the Completion Date; a working capital statement; and a completion statement, specifying:

(i)	Actual Debt, Transaction Expenses and Paid Change of Control Payments and Unpaid Change of Control Payments; and
(ii)	Actual Working Capital,

In each case in the format customarily used by the Company for its monthly Management Accounts;

(c)

subject, where applicable, to the remaining provisions of this Part 1 (Rules for Preparation of Completion Accounts) of this Part 1, be prepared and determined, and the items and amounts to be included in them shall be identified and calculated, by applying the relevant definition in Schedule 8 (Excluded Business); and:

(i)	by applying the specific accounting treatments set out in Part 2 (Specific Accounting Treatments) of this Schedule 9;
(ii)

subject to paragraph 1.1(c)(i), by applying the accounting principles, policies and practices which were applied in the preparation of the IFRS Accounts (including in relation to the exercise of accounting discretion or judgment) to the extent that such accounting principles, policies and practices complied with the Applicable Accounting Standards; and

(iii)	subject to paragraphs 1.1(c)(i) and (ii), by applying the Applicable Accounting Standards.
1.2

Without prejudice to the above, none of the following shall be included in Actual Debt, Change of Control Payments, Transaction Expenses, Actual Working Capital or otherwise in the Completion Accounts:

(a)	any amount, value or benefit derived from or arising in respect of any tax benefit associated with the Change of Control Payments (whether as a reduction of liability or an asset); and
(b)	any amount in respect of deferred tax (whether as a liability or an asset).
1.3	Items and amounts to be included in the Completion Accounts in respect of Actual Debt, Change of Control Payments, Transaction Expenses and Actual Working Capital which are

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expressed in a currency other than US$ shall be converted into US$ in accordance with Clause 1.13 on the Completion Date.

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Part 2
Specific Accounting Treatments

1.1

The following specific accounting treatments shall apply to the preparation of the Completion Accounts a tax debtor will be provided for in the Completion Accounts for any corporate income tax deduction available to the Company in any accounting period arising from or in respect of the Change of Control Payments, calculated on the basis of the Tax rate applicable to the Company at Completion.

1.2	The Completion Accounts shall be prepared:
(a)	as if the date to which they are made up is the last day of a financial year;
(b)

so as to exclude any and all effects of this Agreement and the transactions contemplated under this Agreement, including the effect of the change of control and ownership of the Group, and the Completion Accounts shall not re‑appraise the value of any of the assets of the Group Companies resulting from such change of control and ownership or any related changes to the business of the Group Companies, save as expressly provided in this Schedule 9 (Completion Accounts);

(c)	so as to exclude the costs incurred in relation to this Agreement (including the costs of the preparation, delivery, review and resolution of the Completion Accounts);
(d)

so as to take account of no events or information arising or received following Completion Date, and on the basis that the Completion Accounts reflect the position of the Group Companies as at the Completion Date and shall exclude the effects of any post‑Completion reorganisations or other post‑Completion actions, intentions or obligations of the Purchaser; and

(e)	on a going concern basis.
1.3	In determining the Actual Debt, Change of Control Payments, Transaction Expenses and Actual Working Capital, no amount shall be double counted.

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Part 3
Preparation, Delivery and Agreement

1.	Process
1.1

As soon as reasonably practicable following Completion and in any event within one hundred twenty (120) calendar days of the Completion Date, the Management Seller shall prepare the draft Completion Accounts in accordance with the provisions of Part 1 of this Schedule 9 (Rules for Preparation of Completion Accounts) (the “Draft Completion Accounts”) and deliver the same to the Purchaser.

1.2	Within ten (10) Business Days of receipt from the Management Seller of the Draft Completion Accounts, the Purchaser shall either:
(a)	confirm to the Management Seller in writing its acceptance of the Draft Completion Accounts; or
(b)

notify the Management Seller in writing of its non‑acceptance of the Draft Completion Accounts (a “Non‑Acceptance Notice”), together with full written details of each matter disputed and of its proposed modifications.

1.3

If the Purchaser serves a Non‑Acceptance Notice pursuant to paragraph 1.2, the Purchaser and the Management Seller shall use all reasonable endeavours to meet and discuss the objections of the Purchaser and the Purchaser shall prepare the adjustments (if any) required to be made to the Draft Completion Accounts and submit such adjustments to the Management Seller for his approval within fifteen (15) Business Days after the Management Seller receives the Non‑Acceptance Notice.

1.4

If the Purchaser confirms its acceptance of the Draft Completion Accounts (either as originally submitted to it or with such adjustments as the Purchaser proposes under paragraph 1.3) or fails to notify the Management Seller of its non‑acceptance in accordance with paragraph 1.2(b) of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 9, the Draft Completion Accounts (incorporating any adjustments agreed in writing by the Purchaser and the Management Seller) shall constitute the Completion Accounts for the purposes of this Agreement, which shall be final and binding on the Parties in the absence of manifest error or fraud.

2.	Disputes
2.1

If the Purchaser and the Management Seller are unable to agree the Draft Completion Accounts (including any adjustments proposed by the Purchaser under paragraph 1.3) within fifteen (15) Business Days of the Management Seller’s receipt of the Purchaser’s Non‑Acceptance Notice, the disputed matters may be referred for determination by either Party to [***] or, if it is unable or unwilling to act, an independent reputable firm of accountants of international standing who is licensed to do business in Turkey (itself or through one of its affiliates) to be agreed by the Purchaser and the Management Seller in writing or, failing such agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

2.2	The following provisions shall apply in relation to the Expert:
(a)

within ten (10) Business Days of the Expert’s appointment, the Management Seller and the Purchaser shall each prepare a statement in writing on the disputed matters which (together with the relevant supporting documents) shall be submitted to the Expert and simultaneously copied to the other Party;

(b)	the Management Seller and the Purchaser shall each be entitled to comment in writing once only on the other’s submission by written notice to the Expert no later than five (5)

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Business Days after receiving that submission, following which neither Party shall be entitled to make further statements or submissions other than in response to a request from the Expert;
(c)	in making its decision in relation to the dispute, the Expert shall be directed to apply:
(i)	the provisions of this Schedule 9 (Completion Accounts);
(ii)	subject to paragraph 2.2(c)(i) above, such terms of reference as are submitted jointly to it by the Parties in writing any time prior to its final decision in relation to the dispute; and
(iii)	subject to paragraphs 2.2(c)(i) and (ii) above, such terms of reference as it deems reasonably appropriate;
(d)	in giving its determination, the Expert shall state what adjustments (if any) are necessary to the Draft Completion Accounts in relation to the disputed matters for the purposes of this Agreement;
(e)

the Expert shall be requested to notify the Purchaser and the Management Seller of its decision within thirty (30) Business Days of its appointment pursuant to this Schedule 9 (Completion Accounts), or such longer reasonable period as it may determine;

(f)	the Expert shall act as an expert (and not as an arbitrator) in making its determination; and
(g)

the Expert’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and shall be applied to the Draft Completion Accounts which, as adjusted in the manner which the Expert has determined is necessary, shall constitute the Completion Accounts for the purposes of this Agreement.

3.	Access to Information and Costs
3.1	Each Party shall bear its own costs in connection with the Completion Accounts, save that the fees and costs of any Expert shall be borne equally by the Purchaser and the Management Seller.
3.2

The Purchaser and the Management Seller shall provide each other, their respective advisers and any Expert appointed pursuant to paragraph 2.1 of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 9, with reasonable access (at reasonable times) to all information relating to the operations of the Group in their respective possession or control, including to all books, records (and the right to take copies, including electronic copies), employees and other personnel, and give all assistance requested, as may in each case be reasonably be required in order for the Purchaser, the Management Seller or the Expert (as the case may be) to prepare, review, make submissions in relation to or determine the Completion Accounts.

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Schedule 10

Post Completion Financial Adjustments

Part 1Adjustments

1.

When the Completion Accounts have been agreed or determined in accordance with Schedule 9 (Completion Accounts), the payments set out in this Part 1 shall be made in accordance with Part 2 (Settlement of Adjustments) of this Schedule 10.

Debt

2.	If the aggregate of the Actual Debt, Change of Control Payments and Transaction Expenses:
2.1	is less than the Estimated Debt, then the Purchaser shall pay an amount equal to the difference to the Management Seller; or
2.2	is greater than the Estimated Debt, then the Management Seller shall pay an amount equal to the difference to the Purchaser.

Working Capital

3.	If the Actual Working Capital:
3.1	is greater than the Estimated Working Capital, then the Purchaser shall pay an amount equal to the difference to the Management Seller; or
3.2	is less than the Estimated Working Capital, then the Management Seller shall pay an amount equal to the difference to the Purchaser.

Exclusion of Sellers other than the Management Seller

4.	Nothing in this Schedule 10 shall apply to adjust the Total Purchase Consideration paid or payable to the B, C, D and E Sellers.

Part 2Settlement of Adjustments

The Purchaser and the Management Seller agree that the sums that each is respectively obliged to pay pursuant to Part 1 (Adjustments) of this Schedule 10 shall be aggregated and set off against each other. Whichever of the Purchaser or the Management Seller is then left with any payment obligation thereunder shall make such aggregated payment to the other Party within ten (10) Business Days of the date on which the Completion Accounts are agreed or determined pursuant to Schedule 9 (Completion Accounts) and in accordance with Clause 27 (Payments).

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Schedule 11Escrow Account

Part 1
General

1.

The Parties shall enter into the Escrow Agreement with the Escrow Agent as soon as reasonably practicable on or around the date of this Agreement and in any event no later than five (5) Business Days prior to Completion.

2.	No amount shall be released from the Escrow Account except in accordance with the provisions of this Schedule 11 and the Escrow Agreement.
3.

All interest or profit generated on the Escrow Account (subject to any deduction of Tax at source or any bank or other charges properly charged to the Escrow Account) shall be added to the Escrow Amount.

4.

All charges incurred in relation to the Escrow Account shall be deducted from the amount then standing to the credit of the Escrow Account other than the escrow fee which shall be borne by the Purchaser.

5.	The Parties agree that the Sellers will, and will be treated as, and will be reported for US federal tax purposes as, the beneficial owners of the Escrow Account.

Part 2
Payments from the Escrow Account

1.

The Escrow Account shall be maintained and operated for the period commencing on and including the Completion Date and ending on and including the date which is the later of (i) eighteen (18) months from and including the Completion Date or (ii) such later date as may be required in accordance with paragraph 4 (the “Escrow Period”);

2.

The balance of the Escrow Amount, if any, after payments made in accordance with paragraphs 3, 4 and 5 shall be released from the Escrow Account at the end of the Escrow Period and the Sellers and the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay such Escrow Amount to the Sellers.

3.

If an actual claim against the Sellers (or any of them) under any provision of this Agreement or the Tax Covenant (a “Escrow Claim”) is settled during the Escrow Period, the Sellers’ Representatives and the Purchaser shall, upon such settlement and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser an amount equal to the lesser of:

(a)	the amount due under the Escrow Claim; and
(b)	the amount then remaining in the Escrow Account;
4.	If written notice of an Escrow Claim is given by the Purchaser to the Sellers during the Escrow Period but such Escrow Claim is either:
(a)	not settled during the Escrow Period; or
(b)

settled but not actually paid to and received by the Purchaser (whether from the Escrow Account or by the Sellers to the Purchaser directly) during the Escrow Period, then the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to retain in the Escrow Account the amount equal to the outstanding Escrow Claims; and the Escrow Period shall be deemed to be extended pending settlement of all such Escrow Claims. If the amount then remaining in the Escrow Account is greater than the outstanding Escrow Claims, the difference shall be released to the Sellers.

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5.

Any amount retained in the Escrow Account pursuant to paragraph 4 above shall remain in the Escrow Account pending settlement of the relevant Escrow Claim. The Sellers’ Representatives and the Purchaser shall, promptly and in any event within three (3) Business Days following the settlement of an outstanding Escrow Claim and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser the amount corresponding to such Escrow Claim; and the balance of the Escrow Amount, if any, shall be retained in the Escrow Account pending settlement of the remaining Escrow Claims, if any. Following payment of the final outstanding Escrow Claim in accordance with this paragraph 5, the balance of the Escrow Account, if any, shall be released to the Sellers and the Escrow Agreement shall terminate.

6.	For the purposes of Part 2 of this Schedule 11 an Escrow Claim shall be deemed to be settled:
(a)	when the Sellers’ Representatives and the Purchaser so agree in writing; or
(b)	when an order or judgment of a court of competent jurisdiction has been given in respect of it with all rights of appeal having been exhausted.
7.	Payment of any amount in accordance with this Schedule 11 to settle an Escrow Claim shall, so far as possible, be deemed to be a reduction of the Total Purchase Consideration.
8.	The Sellers’ Representatives and the Purchaser undertake to issue instructions for payment from the Escrow Account of the amounts due under the above clauses without delay.

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Schedule 12Tax Covenant

1.	Definitions and interpretation
1.1	In this Schedule:

“Accounts Relief”

means a Relief which has been treated as an asset in the Completion Accounts or which has been taken into account in computing (and reducing) a provision for Taxation (including deferred Taxation) which appears in the Completion Accounts or which has resulted in no provision for Taxation (including deferred Taxation) being made in the Completion Accounts;

“Actual Tax Liability”

means any liability of a Group Company to make an actual payment of or in respect of, or on account of, Tax, whether or not the same is primarily payable by the Group Company and whether or not the Group Company has or may have any right of reimbursement against any other person, in which case the amount of the Actual Tax Liability will be the amount of the actual payment;

“Deemed Tax Liability”

means:

(i)the loss of an Accounts Relief or the setting off of an Accounts Relief against either Income, Profits or Gains or against Actual Tax Liabilities, in respect of which the Purchaser would but for that setting off, have been able to make a claim against the Sellers under this Schedule and so the amount of the Tax Liability shall be (a) where the Accounts Relief lost was a right to repayment of Tax, the amount of the repayment which would otherwise have been obtained and (b) in the case of the loss of an Accounts Relief (other than a right to repayment of Tax) the amount of Tax which would have been saved on the basis of the Tax rates current at the Completion Date and (c) in the case of the set-off of an Accounts Relief against Income, Profits or Gains or against Actual Tax Liabilities, the amount of Tax saved in consequence of such set-off; or

(ii)the setting off against an Actual Tax Liability or against Income, Profits or Gains earned, accrued or received on or before Completion, of any Purchaser’s Relief, in circumstances where, but for such setting off, the Group Company would have had an Actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Sellers under this Schedule and so that the amount of the Tax Liability shall be the amount of Tax saved in consequence of the set-off of the Purchaser’s Relief;

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“Escrow Shortfall”

means the amount by which sums required to be settled from the Escrow Account in accordance with paragraph 6.1 pursuant to Tax Claims notified to the Sellers’ Representatives within 18 months of Completion in accordance with paragraphs 4.1 or 4.2 (as appropriate) exceed the amount available in the Escrow Account to settle such Tax Claims;

“Event”	means any event, transaction, action or omission whatsoever;
“Group Relief”	means any Relief available between members of a group (including, without limitation, any fiscal unity) for Tax purposes;
“Income, Profits or Gains”	means revenue profits, chargeable gains and any similar measure by reference to which Tax is chargeable or assessed;
“Loss” or “Losses”

means any and all direct or indirect or consequential losses, liabilities (including Tax), actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses (as long as reasonable and documented) including, in each case, all related Taxes, but in each case excluding any punitive, exemplary or special damages;

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“Overprovision”

means applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Accounts (considered as a whole) and subject to the provisions of paragraph 10.3, that the provision for Tax contained in the Completion Accounts proves to be an overprovision, save to the extent that:

(i)such overprovision is due to:

(a)any change in rates of tax made after Completion or of any change in law (or a change in interpretation on the basis of case law), regulation or directive, or the published practice of any Taxation Authority, in each case announced and occurring after Completion;

(b)the use of any Purchaser’s Relief;

(c)any act of the Purchaser, any Group Company or any member of the Purchaser’s Group carried out after Completion;

or

(ii)there is an overstatement of a Tax asset the Completion Accounts, in which case (for the purposes of this Schedule) the amount of the overprovision shall be reduced by the amount of such overstatement;

“Purchaser’s Relief”

means:

(i)an Accounts Relief;

(ii)any Relief arising to any Group Company to the extent that it either arises in respect of an event occurring or period after Completion; and

(iii)any Relief arising to any member of the Purchaser’s Group (other than any Group Company);

“Tax Liability”	means an Actual Tax Liability or a Deemed Tax Liability;
[***]	[***]
“Tax Report Tax Claim”	means any Tax Claim which arises in respect of or in consequence of a[***]; and
“W&I Shortfall”

means the amount by which sums required to be settled
under the W&I Insurance in accordance with paragraph
6.2 pursuant to Tax Report Tax Claims notified to the
Sellers’ Representatives in the period starting 18 months
from Completion and ending 66 months from
Completion in accordance with paragraph 4.1 exceed
(otherwise than where any excess arises due to the
application of any maximum aggregate limit of liability
under the W&I Insurance) the amount the Purchaser is
actually able to recover under the W&I Insurance in
respect of such Tax Report Tax Claims.

1.2	In this Schedule:
(a)	the obligations and liabilities of the Sellers under this Schedule are assumed severally and on a pro-rata basis; and
(b)

references to Income, Profits or Gains earned, accrued or received on or before a particular date or in respect of a particular period include income, profits or gains which are deemed for the purposes of any legislation relating to Tax to have been treated or regarded as earned, accrued or received at or before that date or in respect of that period.

2.	Covenant
2.1	The Sellers covenant to pay to the Purchaser, so far as possible as an adjustment to the Total Purchase Consideration, an amount equal to:
(a)	any Actual Tax Liability of a relevant Group Company which arises in respect of, by reference to or in consequence of:
(i)	an Event which occurred, or was deemed to occur, on or before Completion; or
(ii)	any Income, Profits or Gains which were earned, accrued or received on or before Completion;

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(b)	any Deemed Tax Liability;
(c)

any Actual Tax Liability which is primarily the liability of another person (the “Primary Person”) and for which a relevant Group Company is liable in consequence of a Group Company at any time before Completion (i) being a member of the same group of companies as the Primary Person for any Tax purpose or (ii) having control of, being controlled by, or otherwise being connected with the Primary Person for any Tax purpose or (iii) being controlled by the same person as the Primary Person for any Tax purpose;

(d)

any liability of a Group Company arising from an obligation to repay the whole or any part of any payment received for Group Relief pursuant to an arrangement entered into by the relevant Group Company on or before Completion save to the extent that the Group Relief which is the subject of the payment is returned to and utilised in an accounting period ended on or before Completion by the relevant Group Company; and

(e)

any amount paid (or payable to the extent it is not yet actually paid) by a Group Company for a surrender to it of Group Relief in respect of any period ended on or prior to Completion to the extent that such Group Relief is lost, cancelled or disallowed or otherwise proves to be unavailable to set-off against Income, Profits or Gains or Tax for the period in respect of which the surrender is made provided that any claim under this paragraph 2.1(d) shall arise only to the extent that the amount paid for Group Relief exceeds any satisfied claim made under paragraph 2.1(a) of this Schedule 12 in respect of Tax assumed to have been discharged by the Group Relief which is lost, cancelled, disallowed or otherwise unavailable.

2.2

The Sellers covenant to pay to the Purchaser any reasonable costs and expenses suffered or incurred and documented by the Purchaser and/or a relevant Group Company in making a successful claim under this Schedule.

3.	Exclusions
3.1	The covenant at paragraph 2 does not apply in respect of a Tax Liability of a Group Company to the extent that:
(a)	the Total Purchase Consideration has been reduced as a result of specific provision or reserve in respect of that Tax Liability being made in the Completion Accounts;
(b)	the Total Purchase Consideration has been reduced as a result of payment or discharge of such Tax Liability being reflected in the Completion Accounts; or
(c)	the Tax Liability arises or is increased as a result of:
(i)	a change in Tax rates or in legislation relating to Tax made or announced after Completion; or
(ii)	a change or withdrawal after Completion of any previously published practice or, concession of any Taxation Authority,

whether or not that change purports to be effective retrospectively in whole or in part; or

(d)

the Tax Liability arises as a result of a change after Completion in the length of any accounting period for Tax purposes of any Group Company (other than (i) a change pursuant to a decision of the Sellers or any relevant Group Company on or before Completion or (ii) a change after Completion in any accounting policy or Tax reporting practice of any Group Company (other than a change which is necessary in order to comply with applicable law in effect, in any period prior to Completion, or generally

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accepted accounting principles applicable to that Group Company in any period prior to Completion);
(e)

the Tax Liability would not have arisen but for a voluntary act, transaction, arrangement or omission carried out or effected by any of the Purchaser, a Group Company, or any other member of the Purchaser’s Group, at any time after Completion, where the Purchaser or the relevant Group Company was aware, or ought reasonably to have been aware, that such voluntary act transaction, arrangement or omission would give rise to the Tax Liability in question, and where such voluntary act transaction, arrangement or omission was:

(i)	not required by any applicable law and/or generally accepted accounting principles whether coming into force before, on or after Completion;
(ii)	not pursuant to an obligation legally binding on the relevant Group Company and entered into on or before Completion;
(iii)	not the presentation for stamping of any instrument which was entered into prior to Completion;
(iv)	carried out or omitted without the written consent or not at the written request or the direction of the Sellers or the Sellers’ Representatives;
(v)

carried out or effected by the Group Company concerned otherwise than in the ordinary course of Business of that Group Company as carried on from time to time, provided that for this purpose, any non-payment of bonus payments accrued and provided for in Working Capital in the Completion Accounts shall be deemed not to be in the ordinary course of Business if it otherwise would be (with the effect that the carve out contained in this paragraph (v) shall not apply);

(vi)	not in accordance with the terms of this Agreement or any other Transaction Document; or
(vii)	otherwise than in the ordinary course of management of the Tax affairs of the Group Companies,

provided, however, that this limitation shall not apply to any decision not to carry back, or otherwise utilise, a Purchaser’s Relief; or

(f)	any Relief (other than Purchaser’s Relief) is available, to any of the Group Companies at no cost to the Purchaser's Tax group to set against or otherwise mitigate the Tax Liability; or
(g)	the Tax Liability would not have arisen but for:
(i)

the voluntary withdrawal by the Purchaser or the relevant Group Company after Completion of any claim, election, surrender or disclaimer validly and legally made on or before Completion by any Group Company where such withdrawal has the effect that such Tax Liability arises in a period ending on or before Completion rather than a period ending after Completion; or

(ii)

the failure or omission on the part of the Purchaser or any Group Company after Completion otherwise than at the direction or request of the Sellers to make any such claim, election, surrender or disclaimer, or to give any such notice or consent which the relevant Group Company could validly and legally make, or give, either (A) as the Sellers are entitled to require under this Schedule in respect of periods or matters for which the Sellers have conduct under paragraph 7 or (B) in respect

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of periods or matters for which the Sellers do not have conduct, in circumstances where the making, giving or doing of which was taken into account in determining the amount of the provision or reserve in the Completion Accounts for Tax, provided that (in the case of both (A) and (B) above) the making or giving of the relevant claim, election, surrender, disclaimer, notice or consent either is explicitly referred to in the Completion Accounts (or any notes attached to or forming part of the Completion Accounts) or has been notified to the Purchaser at least 15 Business Days prior to the due date for the making or giving of such claim, election, surrender, disclaimer, notice or consent.

3.2	The exclusions set out in paragraph 3.1 shall also operate to limit or reduce the liability of the Sellers in respect of any Tax Warranty Claim.
3.3

For the avoidance of doubt, the covenant at paragraph 2 does not apply in respect of a Tax Liability of a Group Company to the extent that such Tax Liability arises due to the Purchaser making an election pursuant to Clause 15.2 in respect of the Subsidiary.

4.	Limitations
4.1

The liability of the Sellers in respect of Tax Covenant Claims (including social security premium related Tax Covenant Claims) will terminate no later than sixty-six (66) months from the Completion Date unless the Sellers’ Representatives receives written notice from the Purchaser of the relevant liability prior to the fifth Business Day following the expiry of the sixty-six (66) month period from the Completion Date. The Purchaser shall ensure that the W&I Insurance is in place in respect of the last (48) months of such sixty-six (66) months.

4.2

The liability of the Sellers in respect of Tax Warranty Claims (including social security premium related Tax Warranty Claims) will terminate no later than eighteen (18) months from the Completion Date unless the Sellers’ Representatives receives written notice from the Purchaser of the relevant liability prior to the fifth Business Day following the expiry of the eighteen (18) month period from the Completion Date.

4.3

Paragraphs 1, 4 and 15 of Schedule 5 (Sellers' Limitations on Liability) shall apply to limit the liability of the Sellers pursuant to paragraph 2 of this Schedule 12. Paragraphs 1, 4. 9 and 15 of Schedule 5 (Sellers' Limitations on Liability) shall apply to limit the liability of the Sellers for Tax Warranty Claims.

4.4

Nothing in this paragraph 4 applies to a Tax Claim that arises or is delayed as a result of fraud or fraudulent misrepresentation by any of the Sellers or any of their respective Agents, in which case the liability of the relevant Seller who committed the fraud or fraudulent representation shall be uncapped.

4.5

Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be entitled to obtain the benefit (whether by exclusion, reduction or limitation of liability, credit, payment, refund, set-off or otherwise) more than once of any amount arising for the benefit of the Sellers under this Agreement in relation to Tax.

5.	Conduct of Tax Authority Claims
5.1

If the Purchaser or any of the Group Companies becomes aware of any Tax Authority Claim which could result in a Tax Liability, the Purchaser shall give notice (including (to the extent then known) reasonable details of the nature of such Tax Authority Claim, relevant time limits for payment and, so far as reasonably practicable, an estimate of the amount of the Tax involved) to the Sellers’ Representatives of that Tax Authority Claim as soon as reasonably possible. For the avoidance of doubt, any failure to provide such notice shall not in itself discharge the Sellers from any liability under this Agreement. Subject to: (i) the Purchaser and the relevant Group Company being indemnified to the Purchaser’s reasonable satisfaction against any Losses which may be thereby incurred by the Purchaser and/or any other member of the Purchaser’s Group acting reasonably due

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to the Management Seller's actions; (ii) the Sellers agreeing and acknowledging in writing that they will be liable under paragraph 2 subject to relevant limitations under paragraph 3 in respect of the relevant Tax Authority Claim and any sums required to be paid by the Sellers under paragraph 2 pursuant to the relevant Tax Authority Claim shall be settled from the Escrow Account; and (iii) the provisions of this paragraph 5, the Purchaser shall take (or procure that the Group Company concerned shall take) such action as the Sellers’ Representatives may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Tax Authority Claim (whether notified by the Purchaser, or being a Tax Authority Claim of which any Seller was already aware).

5.2

Subject to this paragraph 5 and to the Sellers’ compliance with limbs (i) and (ii) in the final sentence of paragraph 5.1, and otherwise than with respect to any Tax Authority Claim that is expected to be controlled by the W&I Insurance insurer under the W&I Insurance, in the case of a Tax Authority Claim relating to any taxable period ending on or prior to the date of Completion, the Management Seller shall have the right (if he so wishes) to control any proceedings (including without limitation the right to deal directly with the relevant Taxation Authority) taken in connection with such action in accordance with the provisions of this paragraph 5, and shall in any event be kept informed of any actual or proposed material developments (including any meetings) and shall be provided (at the Management Seller’s cost) with copies of all material correspondence and documentation relating to such Tax Authority Claim, and such other information, assistance and access to records and personnel as the Management Seller may reasonably require. Subject to this paragraph 5, if the Management Seller exercises his right under this paragraph 5.2 to take control of any proceedings in accordance with the provisions of this paragraph 5, the Purchaser shall, or shall procure that the relevant Group Company shall, give any consent or authorisation reasonably required to permit the Management Seller to do so and confirm such consent or authorisation to any relevant Taxation Authority.

5.3	Subject to this paragraph 5, if the Management Seller takes control of any proceedings pursuant to paragraph 5.2, the Management Seller shall:
(a)	keep the Purchaser informed of all actual or proposed material developments known to him;
(b)

promptly notify the Purchaser of any intended material oral communication or any meeting with a relevant Taxation Authority in relation to the relevant proceedings, including details of the proposed agenda (and a summary of the position proposed to be taken in relation to the points on such agenda) and allow the Purchaser (and its advisers or representatives) to fully participate in any such oral communication or meeting (or such part thereof as relates to the relevant proceedings);

(c)

promptly provide the Purchaser with copies of or extracts from all material documents (including copies of any notes relating to any oral communication or meeting in paragraph (b) above) and material correspondence insofar as they relate to the relevant proceedings;

(d)

at least 10 Business Days prior to the date of any intended submission, provide to the Purchaser for prior review any material document or correspondence related to the relevant proceedings which is to be submitted to the relevant Taxation Authority and make such amendments to such documents or correspondence as the Purchaser may, acting in good faith, reasonably require; and

(e)

subject to prior approval by the Purchaser (not to be unreasonably withheld or delayed and having particular regard to any regulatory and/or reporting requirements to which any Group Company and/or other member of the Purchaser Group may be subject), be entitled to appoint appropriate professional advisors and/or tax counsel to deal directly with the relevant Taxation Authority.

5.4

In the case of a Tax Authority Claim relating to any taxable period that commences on or prior to, but ends after, the date of Completion, the Purchaser shall have the right to control any proceedings (including without limitation the right to deal directly with the relevant Taxation Authority) taken

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in connection with such action. If the Sellers could be required to make a payment under this Schedule in respect of all or a portion of such Tax Authority Claim:
(a)

the Management Seller (or their representatives) shall be permitted to listen to any material oral communication and attend any meeting with a relevant Taxation Authority in relation to the relevant proceedings (insofar as they relate to the relevant proceedings) and shall, if acting reasonably and in good faith, have the right to call for an adjournment or recess of such communication or meetings so as to allow the Sellers’ Representatives and/or their representatives a reasonable opportunity to express any concerns relating to the meetings or proceedings, provided that such adjournment does not result in unreasonable delay or disruption;

(b)

the Management Seller shall in any event be kept informed of all actual or proposed material developments relating to the relevant proceedings, and shall be provided with copies of all material correspondence and material documentation (insofar as they relate to the relevant proceedings) and be provided with notice of any intended material oral communication or any meeting with a relevant Taxation Authority in relation to the relevant proceedings, including details of the proposed agenda (and a summary of the position proposed to be taken in relation to the points on such agenda);

(c)

the Purchaser shall, at least 10 Business Days prior to the date of any intended submission, provide to the Management Seller for prior review any material document or correspondence (in so far as such document or correspondence relates to the relevant proceedings) which is to be submitted to the relevant Taxation Authority and shall take into account in settling such documents or correspondence any comments made by the Management Seller (acting in good faith); and

(d)

the Purchaser shall procure that no Tax Authority Claim relating to any such taxable period is settled or otherwise compromised, if doing so would result in the Sellers making a payment under this Schedule with respect thereto, without the Sellers’ Representatives’ prior written consent, such consent not to be unreasonably withheld or delayed provided that such consent shall not be required where paragraph 5.7 applies.

5.5

In circumstances where the Management Seller has exercised his rights under paragraph 5.2 and, in accordance with the provisions of this paragraph 5, a Group Company is contesting any Tax Authority Claim before any court or other appellate body:

(a)

subject to the prior approval by the Purchaser (not to be unreasonably withheld or delayed and having particular regard to any regulatory and/or reporting requirements to which any Group Company and/or other member of the Purchaser Group may be subject), the Management Seller shall be entitled to appoint such tax counsel (of at least ten years' experience) as the Management Seller shall decide to conduct such contest before the court or other appellate body;

(b)

the Management Seller shall provide the Purchaser and the relevant Group Company with a reasonable opportunity to review any draft instructions to tax counsel, any submissions or other documents to be filed with the court or other appellate body and shall make such amendments to such instructions, submissions or other documents as the Purchaser may, acting in good faith, reasonably request;

(c)

the Management Seller shall promptly notify the Purchaser and the relevant Group Company of any intended material oral communication or any meeting with the tax counsel and shall allow the Purchaser or its representatives to participate in any such communication or meeting;

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(d)

the Management Seller shall promptly provide the Purchaser and the relevant Group Company with copies of: (i) any advice received from tax counsel; and (ii) any correspondence with, or documentation from, the relevant court or appellate body; and

(e)	if the relevant court or appellate body is sitting in private, the Management Seller shall allow the Purchaser and/or its representatives to attend such court or appellate proceedings.
5.6

In circumstances where the Purchaser has control of the conduct of a claim (if the Management Seller does not exercise his right under paragraph 5.2) and the Purchaser or Group Company concerned is contesting any Tax Claim before any court or other appellate body as regards which the Sellers could be required to make a payment under this Schedule or for breach of Tax Warranties in respect of all or a portion of such claim:

(a)

the Purchaser shall provide the Sellers’ Representatives with a reasonable opportunity to review any draft instructions to tax counsel, any submissions or other documents to be filed with the court or other appellate body and shall make such amendments to such instructions, submissions or other documents as the Sellers’ Representatives may, acting in good faith, reasonably request;

(b)

the Purchaser shall promptly notify the Sellers’ Representatives of any intended material oral communication or any meeting with the tax counsel and shall allow the Sellers’ Representatives or their representatives to participate in any such communication or meeting;

(c)

the Purchaser shall promptly provide the Sellers’ Representatives with copies of: (i) any advice received from tax counsel; and (ii) any correspondence with, or documentation from, the relevant court or appellate body; and

(d)	if the relevant court or appellate body is sitting in private, the Purchaser shall allow the Sellers’ Representatives and/or their representatives to attend such court or appellate proceedings.
5.7

If the Sellers’ Representatives do not request the Purchaser to take any appropriate action within 10 Business Days of notice to the Sellers’ Representatives under paragraph 5.1 above, the Purchaser and/or the relevant Group Company shall be free to satisfy or settle the relevant liability on such terms as it may think fit (acting reasonably and in good faith). The Purchaser and the relevant Group Company shall also be free to satisfy or settle the relevant liability on such terms as the Purchaser may think fit (acting reasonably and in good faith) where the liability derives from or arises out of any dishonest or fraudulent act by any Seller or by the relevant Group Company (on or before Completion) or, in either case, any director or officer thereof.

5.8

Nothing in this paragraph 5 shall require the Purchaser to, or procure that the relevant Group Company shall, and no Seller shall and shall procure that no member of any Relevant Party’s Group shall, in connection with any Tax Claim:

(a)	do anything which is not true and accurate in all material respects; and/or
(b)

do anything which could reasonably be expected to either give rise to or increase a liability to Tax or result in a loss, reduction, non-availability or deferral of any Purchaser’s Relief for or by any member of the Purchaser’s Group; and/or

(c)	do anything which could reasonably be expected to have the effect that a Tax Liability arises in a post-Completion period rather than a pre-Completion period; and/or
(d)

take any action to the extent that it could reasonably be expected to involve a Group Company contesting any Tax Authority Claim before any court or other appellate body (excluding the Taxation Authority which has made the Tax Authority Claim) unless tax counsel (of at least ten years' experience) appointed by agreement between the Sellers’

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Representatives and the Purchaser and instructed by the Purchaser opines, in writing, that such appeal is more likely to succeed than not. The fees of such tax counsel shall be paid by the Sellers.
5.9

The Sellers and the Purchaser shall be bound to accept for the purposes of any Tax Claim which could result in a liability for any Seller under this Agreement any admission, compromise, settlement or discharge of any such Tax Claim and the outcome of any proceedings relating thereto made or arrived at in accordance with the provisions of this Schedule.

6.	Payment of Tax Claims
6.1

For eighteen (18) months after the Completion Date, any sums required to be paid by the Sellers pursuant to a Tax Claim shall only be settled from the Escrow Account in accordance with the terms of Schedule 11.

6.2	After the period of eighteen (18) months mentioned in paragraph 6.1, the Purchaser shall seek payment for Tax Covenant Claims only under the W&I Insurance.
6.3

Nothing in this paragraph 5 applies to a Tax Claim that arises or is delayed as a result of fraud, or fraudulent misrepresentation by any of the Sellers or any of their respective Agents, in which case any sums payable pursuant to such Tax Claim shall be paid directly by the relevant Seller who committed the fraud or fraudulent misrepresentation to the Purchaser within five (5) Business Days following a final and binding decision by a court of competent jurisdiction regarding the occurrence of an instance of fraud, or fraudulent misrepresentation (with all rights of appeal having been exhausted).

6.4	Any sums required to be paid according to this paragraph 5 shall be paid (in cleared funds):
(a)

in respect of an Actual Tax Liability on the later of: (i) the date five (5) Business Days after the date on which the Sellers receive written details of the amount of the Tax Liability from the Purchaser; and (ii) the date five Business Days before the date on which the relevant Group Company will finally be liable to pay the Tax without incurring a liability to interest and/or penalties (or would have been liable to pay the Tax but for the availability of some other Relief), for any payment under paragraph 2.1;

(b)	in respect of a Tax Liability which is not an Actual Tax Liability on the later of:
(i)	the date five Business Days after the date on which the Sellers receive written details of the amount of the Tax Liability from the Purchaser;
(ii)

five Business Days before the date on which the relevant Group Company is due to pay any Tax without incurring a liability to interest and/or penalties which it would not have had to pay but for the loss or setting off of an Accounts Relief or where the loss of an Accounts Relief is the loss of a repayment of Tax, the date on which such repayment would otherwise have been due; or

(iii)

five Business Days before the date on which the relevant Group Company would have had to pay the Tax without incurring a liability to interest and/or penalties but for the setting off of a Purchaser’s Relief.

(c)	on the date five Business Days following the date on which notice giving written details of the amount due is received by the Sellers from the Purchaser for any payment under paragraph 2.2.

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6.5	For the avoidance of doubt, the requirements of paragraph 1 of Schedule 5 (Sellers’ Limitations on Liability) apply to this paragraph 5 accordingly.
7.	Conduct of Tax Affairs
7.1

The Management Seller shall (and shall cause the Group Companies to), at the Management Seller’s cost and expense, prepare, or shall cause to be prepared, all Tax returns (which have not been filed with, or submitted to, the relevant Tax Authority on or before the date of Completion) required to be filed under any applicable law by any Group Company relating to any accounting period ended prior to Completion. The Management Seller shall ensure that such Tax returns are true and correct, prepared in accordance with any applicable law, and accurately set forth all items to the extent required to be reflected or included in such returns by any applicable laws, regulations or rules.

7.2

The Management Seller shall provide the Purchaser or its duly authorised Agents with a copy of such draft Tax returns prepared, or caused to be prepared, in accordance with paragraph 7.1 at least thirty (30) days prior to the due date for filing such Tax returns. The Purchaser shall be entitled to review and make such revisions as it sees fit to such draft Tax returns.

7.3

The Purchaser shall file, or shall procure to be filed by the relevant Group Company, in a timely manner (taking into account any extensions received from the relevant Taxation Authorities) such draft Tax returns received and/or revised in accordance with paragraph 7.2.

7.4

The Purchaser shall prepare, or shall cause to be prepared, all Tax returns required by any applicable law to be filed by the Group Companies after Completion (including, for the avoidance of doubt, Tax returns for the accounting period in which Completion falls).

7.5

The Purchaser shall ensure that neither it nor any Group Company (as the case may be) shall (unless required to do so by applicable law) submit any Tax return or any other document pertaining to Taxes (including, but not limited to, any letter, statement or notice) in relation to any taxable period ending on or before Completion to any Tax Authority where the Purchaser was aware that the effect of submitting such Tax return or other document pertaining to Taxes will put such Tax Authority on notice of any matter which will give rise to, or increase, a claim under this Schedule, without first affording the Management Seller a reasonable opportunity to comment thereon and without taking account of such comments provided they are made on a timely basis.

8.	Repayments
8.1

Subject to the provisions of this paragraph, the Purchaser shall, upon becoming aware thereof, notify the Management Seller as soon as reasonably practicable of any right to receive or actual receipt of any amount by way of repayment of Tax, being an amount to which any Group Company is entitled or receives in respect of an Event occurring or period (or part period) prior to Completion where (or to the extent) that amount is not a Purchaser’s Relief, does not arise from the use of a Purchaser’s Relief and is not a payment or Relief to which paragraph 9 below applies (a “Tax Refund”). Subject to the Purchaser being indemnified against any Losses which may be thereby incurred by the Purchaser or the relevant Group Company acting reasonably, the Purchaser shall take (or shall procure that the Group Company concerned takes) such action as the Management Seller may reasonably request to in writing to obtain such Tax Refund (keeping the Management Seller informed of any material progress).

8.2

None of the Purchaser, any Group Company or any member of the Purchaser’s Group shall be under any obligation to take such action as requested by the Management Seller under paragraph 8.1 unless the Purchaser shall have received from the Management Seller, prior to the date falling sixty six (66) months from the Completion Date, a written request to take the relevant action.

8.3	The Purchaser’s obligation in paragraph 8.1 to notify the Management Seller shall cease on the date falling sixty six (66) months after Completion.

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8.4

Subject to the provisions of this paragraph, any cash Tax Refund actually obtained after Completion, (less (i) any Tax actually suffered thereon, and (ii) any other Losses incurred in establishing or obtaining such Tax Refund which are within the indemnity referred to in paragraph 8.1 but have not yet been reimbursed by the Management Seller (and for the avoidance of doubt, such indemnity shall be satisfied by this deduction, to the extent of this deduction) (the “Refund Amount”) shall be:

(a)	to the extent such Refund Amount arises as a result of, and would not have arisen but for, the payment of the Change of Control Payments, such Refund Amount shall be:
(i)	set against any Escrow Shortfall;
(ii)	to the extent there is an excess after sub-paragraph (a)(i) above, such excess shall be set against any W&I Shortfall; and
(iii)

to the extent that there is any remaining excess after sub-paragraph (a)(ii) above, a payment shall be made to the Sellers on the date falling 66 months after the Completion Date equal to the amount of such excess, provided that where the Purchaser has provided written notice of the relevant liability prior to the expiry of the sixty six (66) month period from the Completion Date and such liability has not been settled pursuant to paragraph 5 above on or before the date falling sixty six (66) months from the Completion Date, the date on which any payment may be made to the Sellers hereunder shall be extended beyond the sixty six (66) months date to such date falling ten (10) Business Days following the date on which such liability is settled pursuant to paragraph 5 above; and

(b)	any Refund Amount (other than to the extent covered by paragraph 8.4(a) above) shall be:
(i)	set against any payment then due from the Sellers under this Schedule;
(ii)

to the extent there is an excess after paragraph (b)(i),credited to the Escrow Account with an amount equal to any previous payments by the Sellers under this Schedule up to the amount of the excess; and

(iii)	to the extent there is an excess after paragraph (b)(ii) above, paid by the Purchaser to the Management Seller within 10 Business Days of receipt of the Tax Refund.
8.5

Paragraph 8.4 shall: (i) not apply unless any individual Refund Amount exceeds US$1,500,000.00 (one million and five hundred thousand dollars); and (ii) cease to apply on the date falling sixty six (66) months after Completion (unless the Tax Refund in question was obtained by the relevant Group Company following a written request by the Management Seller under paragraph 8.1 to take action and such written request was received by the Purchaser on or before the date falling sixty six (66) months after Completion); and (iii) not apply where any Refund Amount is covered by the W&I Insurance and/or may be required to be accounted for (by way of cash payment, offset or otherwise) under the W&I Insurance.

9.	Recoveries from third parties and Tax Savings
9.1	Paragraph 9.2 shall apply to recovery from third parties and paragraph 9.3 shall apply to corresponding reliefs.
9.2

Subject to this paragraph 9, in circumstances where the Sellers have actually made a cash payment to the Purchaser (and such payment has not been refunded by the Purchaser) under this Schedule in respect of a Tax Liability or for breach of Tax Warranties and any member of the Purchaser’s Group either receives, or is entitled to recover, from any person (other than any other member of the Purchaser’s Group, but including, for the avoidance of doubt, any Taxation Authority) a payment in respect of that Tax Liability, then:

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(a)

upon the Purchaser becoming so aware, the Purchaser shall notify the Sellers’ Representatives of that fact as soon as reasonably practicable and if so required by the Sellers Representatives shall (subject to the Purchaser and the relevant member of the Purchaser’s Group being indemnified to the reasonable satisfaction of the Purchaser against any Losses which may be thereby incurred by the Purchaser or any other member of the Purchaser’s Group, acting reasonably) take (or shall procure that the relevant member of the Purchaser’s Group shall take) such action as the Sellers’ Representatives may reasonably request to enforce recovery of such payment (keeping the Sellers’ Representatives informed of the progress of any material action taken), provided that neither the Purchaser nor any member of the Purchaser’s Group shall be obliged to take any action which: (i) in relation to recovery from a person other than a Taxation Authority, the Purchaser considers in its reasonable opinion would be prejudicial to the goodwill of the business of any Group Company or any member of the Purchaser’s Group for the time being or to the commercial interests or relationships of any Group Company or any member of the Purchaser’s Group; or (ii) in relation to recovery from a Taxation Authority, the Purchaser demonstrates (acting reasonably) would have adverse Tax consequences for any member of the Purchaser’s Group; and

(b)

if the Purchaser or the relevant member of the Purchaser’s Group receives a payment in respect of the relevant Tax Liability, the Purchaser shall account to the Sellers in accordance with paragraph 9.5 below for a sum equal to the lesser of (being the “Third Party Amount”):

(i)

a sum equal to the payment so recovered (less (x) any tax actually suffered thereon and (y) any Losses incurred in establishing or obtaining such payment which are within the indemnity referred to in paragraph (a) but have not yet been reimbursed by the Sellers (and for the avoidance of doubt, such indemnity shall be satisfied by this deduction, to the extent of this deduction)); and

(ii)	the amount already paid by the Sellers in respect of the relevant Tax Liability or other matter (and not previously refunded under this Agreement).
9.3

Subject to this paragraph 9, where the Sellers have actually made a cash payment to the Purchaser (and such payment has not been refunded by the Purchaser) under this Schedule in respect of a Tax Liability or for breach of Tax Warranties and any member of the Purchaser’s Group either receives, or is entitled to obtain a Relief in respect of that Tax Liability which would not have arisen but for the Tax Liability in question or the circumstances giving rise thereto (a “Corresponding Relief”), then:

(a)

upon the Purchaser becoming so aware, the Purchaser shall notify the Sellers’ Representatives of that fact as soon as reasonably practicable and if so required by the Sellers’ Representatives shall (subject to the Purchaser and the relevant member of the Purchaser’s Group being indemnified to the reasonable satisfaction of the Purchaser against any Losses which may be thereby incurred by the Purchaser and any member of the Purchaser’s Group, acting reasonably) take (or shall procure that the relevant member of the Purchaser’ Group shall take) such action as the Sellers’ Representatives may reasonably request to obtain such payment or Relief (keeping the Sellers’ Representatives informed of the progress of any material action taken), provided that neither the Purchaser nor any member of the Purchaser’s Group shall be obliged to take any action which the Purchaser demonstrates (acting reasonably) would have adverse Tax consequences for any member of the Purchaser’s Group; and

(b)

if any member of the Purchaser’s Group receives or obtains a Corresponding Relief which has been utilised to give rise to an actual cash Tax saving (for the Purchaser’s Group as a whole) (a “Tax Saving”), the Purchaser shall account to the Sellers in accordance with paragraph 9.5 below a sum equal to the lesser of (being the “Tax Saving Amount”):

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(i)

the amount of the Tax Saving less any Losses incurred in establishing, obtaining or so utilising the relevant Corresponding Relief which are within the indemnity referred to in paragraph (a) but have not yet been reimbursed by the Sellers (and for the avoidance of doubt, such indemnity shall be satisfied by this deduction, to the extent of this deduction); and

(ii)	the amount already paid by the Sellers in respect of the relevant Tax Liability (and not previously refunded under this Agreement),

except where any amount so saved would otherwise have given rise to a claim under this Agreement (in which event no such claim shall be made).

9.4

The Purchaser shall only be obliged to account to the Sellers in accordance with paragraph 9.3(b) in respect of a Corresponding Relief to the extent that the Purchaser is satisfied (acting reasonably) that such accounting will not:

(a)	prejudice any of the entitlement of the relevant person to such Corresponding Relief; nor
(b)	result in the loss, reduction or non-availability of the Tax Saving obtained by the relevant person from the utilisation of such Corresponding Relief.
9.5	Any sum to be accounted for under paragraph 9.2 or 9.3 above shall be:
(a)	set against any payment then due from the Sellers under this Schedule;
(b)

to the extent there is an excess after paragraph (a) above, a refund shall be made within ten (10) Business Days of determination of such excess to the Sellers of any previous payments by the Sellers under this Schedule up to the amount of the excess; and

(c)	to the extent there is an excess after paragraph (b) above, be carried forward and set off against any future payment or payments made by the Sellers under this Schedule.
9.6

As regards the application of paragraph 9.3 above, in a case where there are competing Reliefs of which a Corresponding Relief is one, no member of the Purchaser’s Group shall be obliged to utilise such potential Corresponding Relief in priority to the utilisation of such other competing Reliefs.

9.7	Paragraph 9.5 shall not apply unless a single Third Party Amount or a single Tax Savings Amount (as the case may be) exceeds US$1,500,000.00 (one million and five hundred thousand dollars).
10.	Overprovisions
10.1

The Management Seller may make one request of the auditors for the time being of any relevant Group Company to certify, at the Management Seller’s request and expense, whether any Overprovision has arisen and if so the amount of any Overprovision, and the Purchaser shall (subject to being indemnified to its reasonable satisfaction against any Losses which may be thereby incurred by it acting reasonably) provide, or procure that each Group Company provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect.

10.2	Any request to the auditors by the Management Seller pursuant to paragraph 10.1 must be made on or before the date falling sixty six (66) months after Completion.
10.3	Subject to the provisions of this paragraph:
(a)	to the extent an Overprovision arises as a result of, and would not have arisen but for, the payment of the Change of Control Payments, the amount of such Overprovision shall be:
(i)	set against any Escrow Shortfall;

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(ii)	to the extent there is an excess after sub-paragraph (a)(i) above, such excess shall be set against any W&I Shortfall;
(iii)

to the extent that there is any remaining excess after sub-paragraph (a)(ii) above, a payment shall be made to the Sellers on the date falling 66 months after the Completion Date equal to the amount of such excess, provided that where the Purchaser has provided written notice of the relevant liability prior to the expiry of the sixty six (66) month period from the Completion Date and such liability has not been settled pursuant to paragraph 5 above on or before the date falling sixty six (66) months from the Completion Date, the date on which any payment may be made to the Sellers hereunder shall be extended beyond the sixty six (66) months date to such date falling ten (10) Business Days following the date on which such liability is settled pursuant to paragraph 5 above; and

(b)	any Overprovision (other than to the extent covered by paragraph 10.3(a) above) shall be:
(i)	set against any payment then due from the Sellers under this Schedule;
(ii)

to the extent there is an excess after sub-paragraph (i) above, be credited to the Escrow Account with an amount equal to any previous payments by the Sellers under this Schedule up to the amount of the excess; and

(iii)	to the extent there is an excess after sub-paragraph (ii) above, be carried forward and set off against any future cash payment or payments actually made by the Sellers under this Schedule.
10.4

Paragraph 10.3 shall not apply unless the amount of any such Overprovision determined pursuant to a single request exceeds US$ [***] and (ii) .where any Overprovision is covered by the
W&I Insurance and/or may be required to be accounted for (by way of cash payment, offset or otherwise) under the W&I Insurance.

10.5

For the purposes of this paragraph, any Overprovision shall: (i) be determined without regard to: (A) any Tax Refund to which paragraph 8 applies; and (B) any payment or Relief to which paragraph 9 applies; and (ii) not include any amount which has been included in the amount of an Overprovision pursuant to an earlier request under this paragraph 10.

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.Purchaser

Signed for and on behalf of Zynga INC.	/s/ Frank Gibeau Name: Frank Gibeau Title: Chief Executive Officer
/s/ James Gerard Griffin Name: James Gerard Griffin Title: Chief Financial Officer

Sellers

Signed by Sidar Şahin	/s/ Sidar Şahin

Signed for and on behalf of Earlybird Verwaltungs GMBH	/s/ Roland Manger Name: Roland Manger Title: Managing Director

Signed for and on behalf of Hummingbird Ventures CVA	/s/ Barend Van den Brande Name: Barend Van den Brande Title: Permanent Representative

Signed for and on behalf of Hummingbird Ventures II CVA	/s/ Barend Van den Brande Name: Barend Van den Brande Title: Permanent Representative

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Signed for and on behalf of Endeavor Catalyst, INC.	/s/ Allen Taylor Name: Allen Taylor Title: Director

Signed by Demet Suzan Mutlu Üçok	/s/ Demet Suzan Mutlu Üçok

Signed by Evren Üçok	/s/ Evren Üçok

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